As filed with the Securities and Exchange Commission on July 24, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Trident Resources Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	98-0412788
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1000, 444 – 7th Avenue S.W.
Calgary, Alberta, Canada T2P 0X8
(403) 770-0333
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Gustav Eriksson
Trident Resources Corp.
General Counsel
Suite 150, 6550 South Millrock Park
Salt Lake City, Utah 84121
(403) 770-0333
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew J. Foley	Christopher J. Cummings
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Aggregate Offering Price(1)(2)	Registration Fee

Common Stock, par value $0.0001 per share	$300,000,000	$32,100

(1)	Includes shares issuable upon exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2006
                    Shares
Trident Resources Corp.
Common Stock

        This is our initial public offering and no public market exists for our common stock. The initial public offering price of our common stock is expected to be between US$          and US$           per share. We will apply to list our common stock on                     under the symbol “          .”
      The underwriters have an option to purchase a maximum of                 additional shares of common stock to cover over-allotments of shares.
       Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE US$             PER SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	Trident Resources
	Public	Commissions	Corp.

Per Share	US$	US$	US$
Total	US$	US$	US$
      Delivery of the shares of common stock will be made on or about                     , 2006.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Morgan Stanley	TD Securities

JPMorgan
The date of this prospectus is                     , 2006.

PROSPECTUS SUMMARY	1
RISK FACTORS	10
USE OF PROCEEDS	25
DIVIDEND POLICY	25
CAPITALIZATION	26
DILUTION	28
SELECTED HISTORICAL FINANCIAL AND OPERATIONAL INFORMATION	30
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
INDUSTRY	51
BUSINESS	53
MANAGEMENT	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	77
DESCRIPTION OF CAPITAL STOCK	81
SHARES ELIGIBLE FOR FUTURE SALE	85
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	88
UNDERWRITING	92
LEGAL MATTERS	95
EXPERTS	95
WHERE YOU CAN FIND MORE INFORMATION	95
INDEX TO FINANCIAL STATEMENTS	F-1
Amended and Restated Credit Agreement dated December 16, 2005
Amending Agreement dated April 25, 2006
Second Amending Agreement Dated April 25, 2006
Amended and Restated Credit Agreement Dated April 25, 2006
Credit Agreement dated April 25, 2006
Warrant Agreement dated July 8
Jon Baker Executive Employment Agreement
Richard Meli Executive Employment Agreement
Murray Rodgers Executive Employment Agreement
E. John Koch Executive Employment Agreement
Jon Baker Indemnification Agreement
Richard Meli Indemnification Agreement
Murray Rodgers Indemnification Agreement
Charles S. McNeil Indemnification Agreement
Jason Capello Indemnification Agreement
James Heller Indemnification Agreement
Brian Humphrey Indemnification Agreement
Robert Puchniak Indemnification Agreement
David Bradshaw Indemnification Agreement
E. John Koch Executive Indemnification Agreement
Trident Exploration Corp. Stock Option Plan
Trident Senior Executives Deferred Share Unit Plan
Senior Executives' Deferred Share Unit Plan Participation Election
Asset Purchase Agreement Dated January 17, 2006
Third Amended and Restated Registration Agreement dated January 5, 2006
Registration Rights Agreement Dated January 5, 2006
Amended and Restated Exchange Rights Agreement Dated June 1, 2006
List of Material Subsidiaries
Consent of Sproule Associates Limited
Consent of KPMG LLP

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

DEALER PROSPECTUS DELIVERY OBLIGATION
      Until                     , 2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

CURRENCY AND CURRENCY EXCHANGE RATES
      We present our consolidated financial statements in Canadian dollars.
      In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” are to Canadian dollars and “US$” refers to United States dollars. The inverse of the noon buying rate on July 14, 2006 for one Canadian dollar expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York was $1.00 = US$0.887.
      The following table sets forth, for each period presented, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average exchange rate for such period, based on the inverse of the noon buying rate as reported by the Federal Reserve Bank of New York.

											Three Months Ended
	Years Ended December 31,										March 31,

	2001		2002		2003		2004		2005		2005		2006

High	US$	0.670	US$	0.660	US$	0.774	US$	0.849	US$	0.869	US$	0.835	US$	0.883
Low		0.624		0.621		0.635		0.718		0.787		0.796		0.853
Period end		0.628		0.633		0.774		0.831		0.858		0.827		0.857
Average(1)		0.644		0.637		0.719		0.770		0.828		0.816		0.870

(1)	Based on average exchange rates in effect on the last day of each month during such periods.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes “forward-looking statements” with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events.
      Specific forward-looking statements contained in this prospectus include, among others, statements regarding: our expected financial performance in future periods, our drilling plans and drilling inventory, our expected capital expenditures, the sufficiency of our capital resources, the expected growth in our proved reserves and our resources, expected increases in revenue attributable to our exploration and development activities, our reserve estimates and our estimates of the present value of our future net cash flow, our intention to focus on developing natural gas from coal and other unconventional natural gas resource plays, our competitive advantages and ability to compete successfully, our expectations regarding the exploration, development and production potential of our properties, and our planned construction and expansion of infrastructure. Statements relating to reserves are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and can be profitably produced in the future. In addition, in certain portions of this prospectus, the words “may,” “could,” “would,” “should,” “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan,” “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.
      Although we believe that such forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include (but are not limited to), among others, the risks associated with:

•	the volatility of natural gas prices;

•	our ability to obtain additional capital to fund our future activities and implement our business plan;

•	the strain that future growth could put on our resources;

•	the business and operating risks involved in drilling and production;

•	the accuracy of assumptions relating to estimates of our reserves and estimates of the present value of future net cash flows from our proved reserves;

•	our ability to replace our natural gas reserves as they are produced;

•	our ability to successfully complete exploration and development activity;

•	the impact of intense competition in the natural gas industry and the greater resources of many of our competitors;

•	risks relating to our acquisitions, including the uncertainty of the technical data upon which we rely in making acquisitions, our ability to accurately determine reserve potential and identify any risks or liabilities associated with such properties;

•	the possibility that we may incur additional significant net losses in the future;

•	our ability to continue as a going concern;

•	our ability to execute on a timely basis or within our budget our exploration and development plans due to the unavailability or high cost of drilling rigs, equipment, supplies and personnel, as well as the time required to receive permits related to development;

•	our inability to control the exploration and development activities on properties in which we have a working interest but which we do not operate;

•	the impact of technological changes on our operations;

•	the impact of our level of indebtedness on our financial and operational flexibility, and the possibility that our level of indebtedness may increase;

•	the impact of market conditions or transportation impediments on our access to natural gas markets and on our timeliness of production;

•	the impact of financial difficulties encountered by our farm-in partners, joint venture partners or third-party operators on the timeliness of the exploration and development of our prospects and on our expenses;

•	the impact of and our compliance with complex laws and regulation regarding health and safety, environmental, public interest, and resource conservation; and

•	our ability to attract and retain key personnel and executives.
      These risks and other risks are described under the heading “Risk Factors” and elsewhere in this prospectus. We believe the forward-looking statements in this prospectus are reasonable; however, such statements are inherently subject to significant business, economic, regulatory and other risks, contingencies and uncertainties, and you should not place undue reliance on any forward-looking statement. Further, except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA
      Industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also derived from our review of internal surveys, as well as the independent sources listed in this prospectus. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

PRESENTATION OF OUR RESERVE AND OPERATING INFORMATION
      As used in this prospectus, the terms set forth below have the meanings indicated.
      Bbl means stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons. One Bbl is equivalent to six Mcf of natural gas.
      Bcf means billion cubic feet.
      Gigajoule is a measure of heat equivalent to approximately 0.95 Mcf.
      MBbls means thousand barrels of oil.
      Mcf means thousand cubic feet.
      Mcfd means thousand cubic feet per day.
      MMcf means million cubic feet.
      MMcfd means million cubic feet per day.

      Production is calculated based on a company’s working interest (operating or non-operating) share before the deduction of royalty obligations.
      Proved reserves are those reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.
      Tcf means trillion cubic feet.
      In addition, as used in this prospectus,
      Gross means:

•	in relation to wells, the total number of wells in which a company has an interest; and

•	in relation to leasehold acreage, the total area of properties in which a company has an interest.
      Net means:

•	in relation to a company’s production, its working interest (operating or non-operating) share after deduction of royalty obligations;

•	in relation to a company’s interest in reserves, its working interest (operating or non-operating) share after deduction of royalty obligations;

•	in relation to a company’s interest in wells, the number of wells obtained by aggregating the company’s working interest in each of its gross wells; and

•	in relation to a company’s interest in leasehold acreage, the total acreage in which the company has an interest multiplied by the working interest owned by the company.

PROSPECTUS SUMMARY
      This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. We urge you to carefully read the entire prospectus, including the financial data and related notes and the matters set forth in “Risk Factors” before making an investment decision. For definitions for certain oil and gas industry terms used in this prospectus, see “Presentation of our Reserve and Operating Information.”
      In this prospectus, unless the context otherwise requires, references to “TRC” refer to Trident Resources Corp., exclusive of its subsidiaries. References to “Trident,” “our company,” “we,” “us,” “our” and other similar terms refer to TRC and all of its subsidiaries, except where it is clear that the term refers only to TRC individually. “TEC” refers to Trident Exploration Corp., a Nova Scotia unlimited liability company, a subsidiary of TRC, and its subsidiaries.
Our Company
      We are a natural gas exploration and development company, principally focused on the exploration for and development of natural gas from coal (“NGC”), also known as coal bed methane, from resource plays in the Western Canadian Sedimentary Basin (“WCSB”). Our principal properties are located in Alberta, Canada. We were one of the first exploration and development companies to focus on NGC resource plays in the WCSB, and as a result, we have established significant positions in the Horseshoe Canyon and Mannville NGC plays, which we believe are the two largest in the WCSB. We believe the coals in our Mannville plays have some of the highest gas content of any coals in Alberta and have structural characteristics that facilitate the production of NGC, and we were the first to demonstrate the commercial viability of the Mannville formation. We also explore for other unconventional natural gas resources, including tight sands and shale gas. We have exploration properties in British Columbia, Canada, the State of Washington and other areas in the northwest United States.
      From our inception to March 31, 2006, we have drilled 860 gross (523 net) wells in the WCSB, of which 60% were drilled since June 30, 2005. As of March 31, 2006, we owned approximately 1.3 million net acres of land and in addition, had the right to earn an interest in approximately 145,000 net acres of land. As of March 31, 2006, we had a drilling inventory of 2,564 net wells in the Mannville and 773 net wells in the Horseshoe Canyon. We are in the early stages of growing our reserve base, and as of March 31, 2006 had proved reserves of 101 Bcf. We had average daily production of approximately 81 MMcfd during the week ending June 24, 2006, including approximately 25 MMcfd from our Mannville plays and 37 MMcfd from our Horseshoe Canyon play.
Unconventional Natural Gas Resource Plays
      The term “unconventional natural gas resource play” refers to areally extensive natural gas accumulations that are known to exist but require innovative technology to extract the resource in a commercially feasible way. When compared to a conventional natural gas play, an unconventional natural gas resource play generally has lower geological risk once the areal limits of the play have been defined by drilling, testing and commercial well production. Within these defined limits, a significant advantage associated with unconventional natural gas resource plays is the availability of numerous low risk drilling opportunities that can be expected to result in production levels and reserves that fall within a predictable range. The length of time required for an NGC gas well to reach peak production levels is highly variable and difficult to predict in new plays. Classification of reserves as proved varies from time to time. At early times in the life of an NGC well, only a small amount of estimated future production is considered proved. At later times, after a well has reached its peak rate, the estimated proved reserves are generally higher. At still later times, after production has declined sufficiently to demonstrate a clearly defined trend, the accumulated production plus proved reserves approaches the estimated ultimate recovery for the well. In most cases, this does not occur until after the well has been producing for two years or more. For a further discussion of the nature of unconventional natural gas resource plays, see “Industry.”
Our Operations
      Our Canadian exploration, development and exploitation activities are concentrated in what we believe to be Canada’s largest NGC resource plays: the Mannville and the Horseshoe Canyon. In these formations, we explore for, develop and produce natural gas primarily from unconventional and to a lesser extent conventional plays. In addition, we have undertaken an acquisition and exploration program in the Columbia River Basin and other areas in the northwest United States.
      The following table summarizes our land position, wells drilled and drilling inventory as of March 31, 2006:

			Unearned			Risked	Unrisked
	Developed	Undeveloped	Net	Total Net	Net Wells	Drilling	Drilling
Plays	Net Acres(1)	Net Acres	Acres(2)	Acres	Drilled(3)	Inventory(4)(5)	Inventory(5)(6)

Mannville(7)	99,218	496,400	92,160	687,778	108	2,564	3,752
Horseshoe Canyon(7)(8)(9)	146,775	70,447	93,948	311,170	375	773	945
Other NGC	7,680	93,821	—	101,501	—	—	—
U.S. Lands	—	437,986	—	437,986	—	—	—
Total(7)	224,138	1,082,749	145,149	1,452,036	483	3,337	4,697

(1)	Developed Net Acres are those acres within a 640 acre section in which we have drilled at least one well.

(2)	Unearned Net Acres means acreage that we have the right to earn provided that we drill a specified number of wells on the acreage within a specified time.

(3)	In addition, we have drilled five net wells targeting the Belly River formation and 35 net wells targeting conventional and other unconventional natural gas on our lands.

(4)	Calculated based on Total Net Acres and estimated well spacing, after applying a probability factor and after deducting Net Wells Drilled. The probability factor is an indication of the likelihood that the coals in a given project area have the attributes required to form the basis of a commercial NGC project. The primary attributes taken into consideration include coal thickness, coal continuity, gas content and permeability. In addition, we also assess whether the technology currently exists to economically extract commercial quantities of natural gas in each project area. Our risked drilling inventory is an internal estimate derived from our data, and our estimates of the likelihood that we will succeed in establishing a commercial project based on our experience to date.

(5)	In the Mannville, our wells comprise a single wellbore at the surface from which we drill up to four lateral legs per 640 acre section. Our drilling inventory reflects the number of lateral legs we plan to drill.

(6)	Calculated based on Total Net Acres and estimated well spacing, after deducting Net Wells Drilled. Unrisked Drilling Inventory assumes that we will drill three or four lateral legs from a single wellbore per 640 acre section of our Mannville lands and that we will drill between one and four wells per 640 acre section of our Horseshoe Canyon lands.

(7)	Acreage in our Mannville and Horseshoe Canyon plays overlaps to some extent. This overlap is eliminated from the calculation of Total Net Acres.

(8)	Our Belly River play directly underlies part of our Horseshoe Canyon play. Accordingly, our interests in approximately 157,000 net acres in the Belly River overlap with our Horseshoe Canyon acreage. The table above does not show Belly River acreage, however Net Wells Drilled includes Horseshoe Canyon wells drilled to the base of the Belly River formation and Drilling Inventory includes Horseshoe Canyon wells that we may drill to the base of the Belly River formation.

(9)	Of the 773 drilling locations in our Horseshoe Canyon Risked Drilling Inventory, 344 locations are in our Fenn operating area. Of the 945 locations in our Horseshoe Canyon Unrisked Drilling Inventory, 349 locations are in our Fenn operating area.
Our Development Plan
      In our Mannville play, we drill multi-lateral wells. Multi-lateral wells comprise a single wellbore at the surface from which we drill up to four lateral legs per 640 acre section, each targeting a different subsurface coal location. Our development plan is to drill three lateral legs per wellbore into the main Mannville coal seam and one lateral leg per wellbore into the lower seam. Utilizing our current development approach of drilling from a common wellpad with each wellbore having up to four lateral legs, our development costs per lateral leg, which include drilling, completing, equipping, tie-in and other ancillary costs, have averaged approximately $900,000 for the most recently completed well pad, which included 15 lateral legs in total.
      Sproule Associates Limited, our independent reserve engineers, are currently assigning to each lateral leg drilled into the main Mannville coal seam, average total proved reserves of approximately 500 MMcf, based on three lateral legs per 640 acre section. Sproule’s assignment of proved reserves is based on volumetric calculations which use estimated net coal seam thickness, measured gas content and estimated recovery efficiency. Future production performance sufficient to demonstrate clearly defined trends will provide Sproule with technical data to estimate total proved reserves from decline analysis and material balance calculations, which typically provide a higher level of confidence in assigning proved reserves than volumetric calculations.
      To date, Sproule has assigned proved reserves only to the main Mannville coal seam. Proved reserves for other coal seams will be assigned if these seams demonstrate commercial production on a stand-alone basis. There are generally two or three coal seams above or below the main Mannville coal seam. We have drilled lateral legs into these other seams but have not completed and/or tested these lateral legs and as a consequence, we have not demonstrated commerciality of these coals.
      In the Horseshoe Canyon, we drill vertical wells through multiple layers of coal within the formation. Our Horseshoe Canyon plays cover the Drumheller, Fenn, and Lone Pine Creek operating areas. Sproule is currently assigning average total proved reserves of approximately 200 MMcf per well for the Drumheller and Lone Pine Creek operating areas, based on an average drainage area of 160 acres per well, or four wells per 640 acre section. In the Fenn operating area, Sproule is currently assigning average total proved reserves of approximately 500 MMcf per well based on an average drainage area of approximately 267 acres per well, or 2.7 wells per 640 acre section. Our development costs per well in the Horseshoe Canyon, which include drilling, completing and equipping, averaged approximately $285,000 during the first quarter of 2006.
Our Plays

Mannville
      We are focused on coals of the Mannville formation because, based on our data and analysis, the coals tend to be thick, continuous and show potentially favorable amounts of cleating and fracturing, and we believe these coals have some of the highest gas content of any coals in Alberta. In July 2005, we were the first to announce commercial production from the Mannville formation with our partner, Nexen Inc. Our Mannville play accounted for approximately 31% of our average daily production during the week ending June 24, 2006.

Horseshoe Canyon
      We are focused on coals of the Horseshoe Canyon because, based on our data and analysis, these coals tend to be thick, continuous, contain very little water and are found at shallow depths, and the area benefits from extensive existing infrastructure. We were an early participant in the Horseshoe Canyon formation and we were able to accumulate a significant land position in what we believe to be the most productive part of the entire play. The Horseshoe Canyon accounted for approximately 46% of our average daily production during the week ending June 24, 2006.
      Belly River. Our Belly River play directly underlies part of our Horseshoe Canyon play. While the Belly River formation has been extensively explored and developed to the south and north of our Fenn and Drumheller operating areas, we believe the Belly River formation underlying these operating areas has been underexplored to date. At March 31, 2006, we have drilled over 300 gross Horseshoe Canyon wells to the base of the Belly River formation and believe we have identified a gas charged system that encompasses the Horseshoe Canyon and Belly River plays. Our Belly River play accounted for approximately 4% of our average daily production during the week ending June 24, 2006.

Other NGC
      We also have land positions in a number of other coal formations within the WCSB, which include the Foothills Mannville, Ardley and Kootenay. Our operations to date within these landholdings have been primarily exploratory to determine their suitability for commercial NGC development.

Conventional Program
      The majority of our existing conventional gas production and future development opportunities are within our Belly River and Mannville plays. Our extensive NGC drilling activities have allowed us to gather data from which we have identified conventional natural gas plays on our lands. The large number of NGC wells we have drilled provides us with a level of geologic information that is not available to most conventional oil and gas companies. We expect this will help reduce the risk commonly associated with conventional plays. Our conventional program accounted for approximately 19% of our average daily production during the week ending June 24, 2006.

U.S. Lands
      We have acquired lands in the Columbia River Basin and in other areas in the northwest United States. We believe these regions are some of the least explored sedimentary basins in North America, with significant unconventional natural gas resource potential. In the northwest United States we own approximately 438,000 net acres. In the Columbia River Basin, we are currently undertaking an early stage exploration program to identify the prospects in this area, and are monitoring the drilling results of other oil and gas companies.
Our Strategy
      As an unconventional natural gas company, our goal is to maximize value for our stockholders by identifying and building dominant land positions in the most prospective parts of large unconventional resource plays. By applying industry leading technological and operational methods, we intend to achieve substantial production and reserve growth while meeting or exceeding high environmental compliance and stakeholder relations standards. Specifically, our strategies are to:
      Pursue Growth Through the Drillbit. We believe we have a multi-year inventory of low risk exploration and development opportunities. We intend to develop these opportunities in a cost-effective manner to continue to grow our production and increase our reserves.
      Continue Improving Operational Efficiency and Cost Control. We recognize that competent and orderly project development has a direct impact on operating efficiency. We continually seek ways to improve our operations and reduce our operating costs.
      Identify and Develop Additional Unconventional Gas Prospects. We intend to leverage the expertise of our team to pursue high potential opportunities in new areas to augment our existing multi-year drilling inventory. We believe that there are numerous undeveloped or unexplored unconventional natural gas opportunities in North America.
      Maintain A Leading Technological Position Among Unconventional Resource Companies. We are continually seeking to develop more efficient drilling, completion and production methods through a combination of training, fostering an environment of creativity and experimentation within our organization, establishing joint ventures with other industry leaders and seeking advice from industry experts outside our company.
Our Competitive Strengths
      We believe that the following strengths will enable us to execute our strategy:
      Large Drilling Inventory on Quality Resource Base. We have established large contiguous land positions in highly prospective areas of the Mannville, Horseshoe Canyon and Belly River formations. We believe that our properties have characteristics common to other commercially successful unconventional natural gas resource plays. These plays are generally characterized by a high natural gas concentration, a multi-year inventory of drilling opportunities and long life reserve potential.
      Experienced and Committed Management and Technical Team. Our management team has considerable experience in acquiring, developing and operating NGC and other unconventional natural gas properties. We have focused on assembling a diverse technical team of petroleum engineers, geologists, technicians and geophysicists who have extensive experience within the oil and gas industry. We believe that our technical expertise provides a competitive advantage in identifying, securing and successfully commercializing unconventional natural gas resource plays. All of our employees have shares of, and/or options to purchase shares of, our common stock.
      Technical Expertise. Our highly qualified geoscience and engineering team has successfully applied a rigorous data-driven approach to identifying and developing our portfolio of unconventional natural gas resource plays. This approach has enabled us to be the first company to demonstrate the commercial viability of the Mannville play and has contributed to our above average production rates in the Horseshoe Canyon. To augment our technical expertise, we recently acquired Rakhit Petroleum Consulting Ltd., a widely recognized geoscience consulting company, and entered into a joint venture arrangement with Kerogen Resources Inc., a U.S.-based shale gas exploration and development company. Kerogen is providing its expertise to assist us in the identification of shale gas opportunities within certain portions of the WCSB, while we are employing the expertise and data we acquired from Rakhit to identify additional unconventional natural gas opportunities in North America.
      Control of Operations. We exercise operating control over the preponderant majority of our drilling and associated infrastructure. As operator of our projects, we are able to exercise a substantial degree of discretion in determining the timing and methodology of our ongoing exploration, development and exploitation programs. In addition, we operate the majority of our facilities and we currently own or have access to all required infrastructure, with processing capacity in place to accommodate our current production. Our operating control has enabled us to reduce our per unit operating expenses as we refine our operating practices.
      Leading Stakeholder/ Environmentally-Friendly Practices. We strive to conduct our operations according to the highest standards. Our stakeholder relations are based on the principles of Asset Based Community Development, an innovative approach whereby we become an active participant in the social and economic development of the communities in which we operate. We are a leader in the design and implementation of a number of industry innovations, including silent compression in our gas processing facilities, multi-well horizontal drilling from a single surface pad and minimal surface disturbance drilling and completion methods in environmentally sensitive operating areas. Such practices have helped us establish excellent relationships with regulatory bodies, enhance the willingness of land-owners and joint venture partners to do business with us, and build a high degree of employee satisfaction, all of which add value to our business.
Corporate Information
      Our principal executive offices are located at 1000, 444 – 7th Avenue SW, Calgary, Alberta, Canada, T2P 0X8 and Suite 150, 6550 South Millrock Park, Salt Lake City, Utah 84121. Our telephone number is (403) 770-0333. We maintain a website at www.tridentresources.ca. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

The Offering

Shares of common stock offered by us	shares of common stock.

Shares of common stock to be outstanding immediately after this offering	shares of common stock.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately US$ . We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including the funding of our exploration and development program and the costs of operating as a public company. See “Use of Proceeds.”

Over-allotment option	We have granted the underwriters an over-allotment option exercisable for a period of 30 days from the date of this prospectus to purchase up to an additional shares of common stock from us at the initial public offering price to cover over-allotments, if any. See “Underwriting.”

Listing	We intend to apply to list our shares of common stock on under the symbol “ .”

Risk factors	See “Risk Factors” beginning on page 10 for a discussion of the risks you should carefully consider before deciding to invest in shares of our common stock.
Shares of common stock to be outstanding immediately after this offering as presented here and throughout this prospectus, and unless otherwise stated, is based on                      shares of our common stock outstanding as of                , 2006 and assumes:

•	an initial offering price of US$ per share, the mid-point of the initial public offering price range indicated on the cover page of this prospectus;

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Redemption of Preferred Stock and Exercise of Associated Warrants”);

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.; and

•	a for stock split to be effected immediately prior to the completion of this offering.
The number of shares of common stock to be outstanding immediately after this offering does not include:

•	shares of our common stock issuable in exchange for an equal number of TEC common shares issuable upon exercise of options to purchase exchangeable TEC common shares, at a weighted average exercise price of $ per share of common stock;

•	shares of our common stock issuable upon exercise of outstanding warrants that are not automatically exercised in connection with this offering; and

•	shares of our common stock issuable in exchange for an equal number of exchangeable TEC common shares issuable upon the exercise of outstanding warrants.
Unless otherwise indicated, the information in this prospectus assumes the underwriters do not exercise their option to purchase up to additional shares of common stock to cover over-allotments, if any.

Summary Financial Data
      The following table sets forth our summary historical financial data as of and for each of the periods indicated. The summary financial data for each of the years in the three-year period ended December 31, 2005 is derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005, and the report thereon, are included elsewhere in this prospectus.
      The summary historical financial data as of March 31, 2006 and for each of the three-month periods ended March 31, 2005 and 2006 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.
      You should read the following summary consolidated financial information in conjunction with the section of this prospectus entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

				Three Months Ended
	Years Ended December 31,			March 31,

	2003(1)	2004	2005	2005	2006

	(Dollars in thousands, except where indicated)
Consolidated Statement of Operations Data:
Revenue
Natural gas sales	$993	$8,873	$40,258	$4,657	$24,112
Expenses
Operating	1,263	3,757	13,571	1,826	8,169
General and administrative	952	4,834	20,177	2,382	4,578
Depletion, depreciation and accretion	408	13,811	38,800	2,835	204,977

	2,623	22,402	72,548	7,043	217,724

Loss from operations	(1,630)	(13,529)	(32,290)	(2,386)	(193,612)

Other income and expenses
Financing charges	21	334	41,845	15,901	11,561
Foreign exchange loss (gain)	(1,157)	(1,114)	(11,757)	19	2,207

	(1,136)	(780)	30,088	15,920	13,768

Loss before undernoted items	(494)	(12,749)	(62,378)	(18,306)	(207,380)

Taxes
Capital taxes	194	417	1,188	54	307
Deferred income taxes (reduction)	1,324	(3,584)	(13,366)	(2,289)	(64,633)

	1,518	(3,167)	(12,178)	(2,235)	(64,326)

Loss before undernoted items	(2,012)	(9,582)	(50,200)	(16,071)	(143,054)
Earnings (loss) from equity method investment	—	—	(400)	—	1,810
Minority interests	(2,331)	(2,241)	2,363	1,256	146

Net loss	$(4,343)	$(11,823)	$(48,237)	$(14,815)	$(141,098)

Basic and diluted net loss per share	$(0.24)	$(0.54)	$(8.23)	$(2.53)	$(5.51)

Basic and diluted weighted average number of shares of common stock outstanding (thousands)	17,772	21,911	24,043	23,446	27,530

				Three Months Ended
	Years Ended December 31,			March 31,

	2003(1)	2004	2005	2005	2006

	(Dollars in thousands)
Selected Cash Flow and Other Financial Data:
Net cash provided by (used for) operating activities	$(1,107)	$2,053	$(3,579)	$109	$3,702
Net cash provided by financing activities	67,995	57,506	671,436	141,548	135,017
Net cash used for investing activities	(28,445)	(91,619)	(604,979)	(77,308)	(178,405)
Capital expenditures	30,404	121,098	503,064	69,102	187,805
Consolidated Balance Sheet Data

	As of March 31, 2006

		Pro	Pro Forma as
	Actual	Forma(2)	Adjusted(2)(3)

	(Dollars in thousands)
Property, plant and equipment	$857,685
Total assets	1,001,220
Total current liabilities	187,189
Total liabilities	697,384
Series A preferred stock	379,636
Total stockholders’ equity (deficit)	(75,800)

(1)	In December 2003, we acquired approximately 87% of TEC’s common shares by issuing shares of our common stock to the TEC common shareholders. This was determined to be a non-monetary transaction which did not result in a substantial change in ownership. As a result, the continuity of interests method of accounting was applied whereby the assets and liabilities were transferred at historical cost and our financial statements present our results of operations as if TEC had been our subsidiary since inception.
(2) Assumes:

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.; and

•	a for stock split to be effected immediately prior to the completion of this offering.

(3)	Gives further effect to this offering, assuming an initial public offering price of US$ per share, the mid-point of the initial public offering price range indicated on the cover page of this prospectus, resulting in net proceeds to us from this offering of US$ million and the application of such estimated net proceeds as set forth under “Use of Proceeds.” A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per share would increase (decrease) pro forma as adjusted total assets and total stockholders’ equity (deficit) by $ million, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting estimated underwriting commissions, discounts and estimated offering expenses payable by us.

Summary Net Production, Sales and Reserve Data
      The table below sets forth our summary net production, sales and reserve data. Our estimated net gas reserves are based on reserve reports prepared by Sproule Associates Limited. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business — Reserves Summary.”

	Years Ended		Three Months
	December 31,		Ended March 31,

	2004	2005	2006

Net Production(1):
Mannville (MMcf)(2)	317.0	969.9	1,502.2
Horseshoe Canyon (MMcf)(3)	1,104.0	3,344.0	1,755.5

Total natural gas (MMcf)	1,421.0	4,313.9	3,257.7
Average net sales price (per Mcf)(4)	$6.24	$9.33	$7.40
Operating costs (per Mcf)(5)	$2.64	$3.15	$2.51
Reserves (at period end):
Net proved reserves of natural gas (MMcf)(6)	27,547	81,916	100,509
Standardized measure of discounted future net cash flows (in thousands)(7)	$71,254	$309,994	$248,862

(1)	Does not include oil and natural gas liquid production. Total net oil production for the years ended December 31, 2004 and 2005 and three months ended March 31, 2006 was 640.8 Bbls, 1,788.9 Bbls and 503.9 Bbls, respectively. Total net natural gas liquid production for the years ended December 31, 2004 and 2005 and three months ended March 31, 2006 was 2,422.5 Bbls, 8,194.0 Bbls and 1,821.2 Bbls, respectively.

(2)	Includes conventional net production on our Mannville properties.

(3)	Includes conventional net production and other unconventional natural gas resource play net production (including from the Belly River) on our Horseshoe Canyon properties.

(4)	For the years ended December 31, 2004 and 2005, and the three months ended March 31, 2006, royalties were $1.15 per Mcf, $2.38 per Mcf and $2.02 per Mcf, respectively.

(5)	Operating costs include costs of field contractors, compression, chemicals and treating supplies, operating overhead and minor well workovers, as well as transportation expenses, which includes costs to move saleable gas from the plant outlet to its ultimate point of sale.

(6)	Represents our net proved reserves of natural gas. As at December 31, 2004 and 2005, and as at March 31, 2006, we had net proved reserves of oil of 8.0 MBbls, 6.4 MBbls and 6.1 MBbls, respectively.

(7)	Calculated based on our net proved reserves of natural gas and oil. The “standardized measure of discounted future net cash flows” is the present value of our estimated future net cash flows, discounted at 10% per year, calculated using constant pricing. The natural gas prices used for the calculations as of December 31, 2004 and 2005 and as of March 31, 2006 were $6.29, $9.56 and $6.38, respectively. These prices were based on Alberta Energy Company (“AECO-C”) prices and were adjusted to account for transportation costs and any difference in quality as applicable. The oil prices used for the calculations as of December 31, 2004 and 2005, and as of March 31, 2006, were $46.51, $68.12 and $74.96, respectively. The standardized measure of discounted future net cash flows does not purport to present the fair market value of our natural gas reserves and is not indicative of actual future net cash flows.

RISK FACTORS
      You should consider carefully each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock.
Risks Related to Our Business

Natural gas prices are volatile, and a decline in natural gas prices could significantly affect our financial results and financial condition and impede our growth.
      Our cash flows from operating activities, profitability and revenue depend substantially upon the prices of natural gas. Because approximately 99% of our sales for the year ended December 31, 2005 and for the quarter ended March 31, 2006 were natural gas sales, our financial results are more sensitive to movements in natural gas prices than those of many other oil and gas companies. Natural gas is a commodity with a price set by broad market forces. The markets for natural gas have historically been, and we expect will continue to be volatile. Even relatively modest drops in price can significantly affect our financial results and financial condition and impede our growth. Lower natural gas prices may not only decrease our near term cash flow but also may reduce the amount of natural gas that we can produce economically over time. This could have a material adverse effect on our financial results and financial condition and may result in our having to make substantial downward adjustments to our estimated proved reserves.
      Prices for natural gas can fluctuate widely in response to relatively minor changes in the supply and demand for natural gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supply and reserve levels of natural gas;

•	price and quantity of foreign liquid natural gas imports;

•	level of consumer product demand;

•	inventories in storage;

•	domestic and foreign governmental regulations;

•	political conditions in or affecting other natural gas and oil producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	the seasonality of natural gas prices;

•	weather conditions;

•	technological advances affecting natural gas consumption;

•	Canadian, U.S. and global economic conditions;

•	price and availability of alternative fuels; and

•	inability to sell production due to a loss of access to the pipelines into which production is sold or an oversupply of natural gas in the market.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to fully implement our business plan.
      We depend on our ability to obtain financing in addition to our cash flow from operations to sustain our exploration and development program. Historically, we have financed our business plan and operations primarily with institutional borrowings, privately raised equity and internally generated cash flow. In the future, we will continue to require substantial capital to fund our business plan, capital programs and operations. We expect to meet our needs from our cash flow from operations, debt financings and additional equity offerings. However, sufficient capital from debt or equity offerings may not be available on acceptable terms or at all. Two of our existing credit facilities are secured by all of the assets of our subsidiaries and this may impede our ability to obtain additional debt financing. Our credit facilities also contain restrictions that limit our ability to incur additional debt. Furthermore, any additional equity financing we complete may result in dilution to you. If we cannot obtain additional capital resources, we may have to curtail our exploration, development and other activities or sell assets, perhaps on unfavorable terms, which could have a material adverse effect on our financial condition and results of operations.

Future growth could result in a strain on our resources.
      Future growth could very well place a strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our financial condition and results of operations and our ability to timely execute our business plan.

Drilling for, and production of, NGC involve many business and operating risks, any one of which could materially adversely affect our business.
      Our business is subject to all of the operating risks associated with drilling for and producing natural gas, including fires, explosions, blow-outs and surface cratering, uncontrollable flows of underground natural gas, uncontrollable flows of formation water, natural disasters, pipe or cement failures, casing collapses, embedded oilfield drilling and service tools, abnormally pressured formations and environmental hazards, such as natural gas leaks, pipeline ruptures and discharges of toxic gases. If any of these events occur, we could incur substantial losses as a result of loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties, suspension of our operations and repairs to resume operations.
      In addition, the drilling for, and production of, NGC is unique and poses additional operating risks to those that exist in conventional oil and gas production. Some of these NGC specific risk factors include:

•	higher capital costs than similar depth or conventional gas wells, because of alternative drilling or completion techniques needed, water production, treatment and disposal costs, additional compression, or other factors;

•	relatively long test and development times to determine commerciality or optimal practices, as compared to conventional gas fields;

•	peak production rates, time to reach peak rate, and time that peak rate can be sustained, are subject to substantially greater uncertainty for NGC wells than conventional natural gas wells;

•	many NGC wells must be dewatered before significant gas production can be achieved, which in some instances can take more than a year;

•	difficulties associated with producing water, including potential freezing, scale formation, or backpressure caused by inefficient pumping;

•	the need for continuous production to avoid a recharge of water in NGC wells;

•	concerns with production and disposal or use of water from some coals;

•	additional regulatory complexity and uncertainty due to the unconventional nature and novelty of NGC production;

•	more wells per section in some instances to properly develop reserves;

•	reduced wellhead pressures needed for production, leading to larger flow lines or additional compression;

•	uncertainty or limitations to development resulting from outstanding NGC ownership questions regarding Crown and freehold lands;

•	complexity of development of multiple coal seams; and

•	future work-overs or redrilling may be needed on some wells to increase production.

Furthermore, because the NGC industry is relatively new in Canada, operators drilling or producing NGC wells may be subject to greater public scrutiny than operators drilling or producing conventional wells. Any problems experienced by others drilling or producing NGC wells (even in other basins) might adversely impact us, through additional regulations or greater difficulty in acquiring leases, permits, or regulatory approvals.
      These risks could result in unanticipated costs and delays which could materially adversely affect our financial condition and results of operations. In addition, our drilling inventory is subject to the aforementioned risks and may not be as large as we believe.

Reserve estimates depend on many assumptions that may be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.
      Estimating natural gas reserves is complex and inherently imprecise. It requires interpretation of available technical data and making many assumptions about future conditions, including price and other economic conditions. It also includes projecting production rates and the timing of development expenditures, and analyzing the available geological, geophysical, production and engineering data, knowing that the extent, quality and reliability of this data can vary. This process also requires assumptions relating to ultimate reserve recovery, timing and amount of capital expenditures, marketability of gas, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary materially from actual results. For these reasons all reserve estimates are to some degree speculative.
      Actual future production, natural gas prices, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable natural gas reserves may vary from our estimates, perhaps significantly. Therefore, the amount of natural gas that we ultimately recover may differ materially from the estimated quantities and net present value of proved reserves shown in this prospectus and may have a material adverse effect on our financial condition. In addition, estimates of proved reserves will be periodically adjusted to reflect production history, results of exploration and development, prevailing natural gas prices and other factors, many of which are beyond our control.

The standardized measure of discounted future net cash flows from our proved reserves referred to in this prospectus is not necessarily the actual current market value of our proved reserves.
      In accordance with SEC requirements, the standardized measure of discounted future net cash flows from our proved reserves is based on fixed prices and costs as of the date of the estimate. Actual future prices and costs fluctuate over time and may differ materially from those used in the present value estimate.
      The timing of both the production and expenses from the development and production of natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor that we use to calculate the standardized measure of discounted future net cash flows for reporting purposes in accordance with SEC rules may not necessarily be the appropriate discount factor and should not be considered as the best indicator of the market value of our proved reserves. The price of natural gas at various times and the risks associated with our business and the oil and gas industry in general will affect the appropriateness of the 10% discount factor in arriving at an accurate standardized measure of discounted future net cash flows from our proved reserves.

Unless we replace our natural gas reserves, our reserves and production will decline.
      Our future natural gas production depends on our success in finding or acquiring additional reserves. In general, production from natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total reserves will decline as reserves are produced. If we fail to replace or expand reserves, our production and cash flows will be adversely affected. In order to replace or expand reserves, we are dependent upon successful exploration and development activities. In addition, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas resources could be impaired to the extent cash flow from operating activities is reduced or external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves or resources.

Our cash flows from operations are dependent upon the success of our exploration and development activities.
      Exploration and development are our main methods of replacing and expanding our asset base. However, exploration and development operations may not be successful for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and tying-in wells is often uncertain. Our exploration and development operations may be curtailed, delayed or cancelled as a result of a variety of factors, including:

•	inadequate capital resources;

•	lack of acceptable prospective acreage;

•	mechanical difficulties such as plant turnarounds and rig maintenance;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	lack of storage;

•	weather conditions;

•	title problems;

•	compliance with governmental regulations or required regulatory approvals;

•	inadequate access to gas gathering and processing infrastructure and capacity;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	approvals of third parties;

•	reductions in natural gas prices; and

•	limitations in the market for natural gas.

Competition in the natural gas industry is intense, and many of our competitors have resources that are greater than ours.
      We operate in a highly competitive environment for acquiring prospects and productive properties, marketing natural gas and securing equipment and trained personnel. Many of our competitors, including large independent oil and natural gas companies, possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to acquire and develop more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and make commercial discoveries in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Our larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would aversely affect our competitive position. We may be unable to compete successfully in the future to acquire and explore for prospective resource properties, develop reserves, market hydrocarbons, attract and retain quality personnel and raise additional capital.

Properties we acquire may not produce as anticipated, and we may be unable to determine resource potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.
      Properties we acquire may not produce as expected and may subject us to increased costs and liabilities, including environmental liabilities, which could have a material adverse effect on our financial condition and results of operations. Although we review acquired properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on what we perceive to be higher value properties or, conversely, on properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition, any deficiencies, and development potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily identifiable even when an inspection is undertaken.

The geophysical data upon which we rely in making acquisition, exploration and development decisions is inherently uncertain.
      Our decisions to purchase, explore and develop prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically recoverable. In addition, the use of 3-D seismic data and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies. Acquisition, exploration or development decisions made based on geophysical data that are inaccurate could have a material adverse effect on our future cash flows and results of operations.

We have incurred significant net losses since our inception and may incur additional significant net losses in the future.
      We have not been profitable since we started our business. We incurred a net loss of $141.1 million for the three months ended March 31, 2006 and net losses of $48.2 million and $11.8 million for the years ended December 31, 2005 and 2004, respectively. Our capital has been employed in an increasingly expanding natural gas exploration and development program with a focus on finding significant natural gas resources. The uncertainties described in these Risk Factors may impede our ability to ultimately find and commercialize such resources. In addition, the development of unconventional natural gas resources, particularly NGC resources, requires significant capital investments and time prior to the achievement of commercial rates of production. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

Our recurring losses from operations and net capital deficiency raise substantial doubt as to our ability to continue as a going concern.
      We believe that, including the net proceeds of this offering, we will have sufficient funds for our operations as currently conducted and as proposed to be conducted over at least the next 12 months. As disclosed in Note 2 to each of our audited consolidated financial statements and our unaudited interim consolidated financial statements, our financial statements have been prepared assuming our ability to continue as a going concern, which is dependent upon our ability to generate cash from our operating activities and our continuing ability to obtain financing. The opinion we have received from our independent auditors regarding our financial statements contains an explanatory paragraph stating that there is substantial doubt as to our ability to continue as a going concern. If such doubts persist, or if further doubts are raised, about our ability to continue as a going concern following this offering, our stock price could drop and our ability to raise additional funds, to obtain credit on commercially reasonable terms, or to remain in compliance with covenants that we have in place with current lenders may be adversely affected. If our revenue is insufficient in the future to finance our operating and capital costs, we will need to finance our growth through additional debt or equity financing. If we cannot obtain additional capital resources, we may have to curtail our exploration, development and other activities or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies and personnel, as well as the time required to receive permits related to development, could adversely affect our ability to execute on a timely basis or within our budget our exploration and development plans.
      Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our financial condition and results of operations. The high level of drilling activity in the Province of Alberta could increase the cost and decrease the availability of necessary drilling rigs, equipment, supplies and personnel. In addition, we require permits related to various aspects of our development activities, including the right to cross private lands. Such permits are available in the ordinary course, but historically we have experienced delays during certain periods because of the large volume of applications being received by the regulatory authorities in Alberta. As a result, we have experienced delays in drilling and such delays may continue or worsen in the future. Such delays could have a material adverse effect on our financial condition and results of operations.

We cannot control the exploration and development activities on properties in which we have a working interest but which we do not operate.
      While we operate the preponderant majority of the properties in which we have an interest, other companies do operate some of these properties. As a result, for those properties, we have a limited ability to exercise influence over operations or their associated costs. The success and timing of drilling and other development activities on properties operated by others depend upon a number of factors that are outside of our control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants in drilling wells and the selection of technology. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in these drilling or other development activities.

Technological changes could affect our operations.
      The natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Many other natural gas companies have greater financial, technical and personnel resources that may allow them to enjoy technological advantages over us and may in the future allow them to develop or implement new technologies before we can.

Our level of indebtedness reduces our financial and operational flexibility, and our level of indebtedness may increase.
      We are leveraged and have substantial debt service obligations. As of May 31, 2006, the principal amount of our total indebtedness was US$575.0 million and we had $9.9 million of letters of credit outstanding. While our credit facilities generally prohibit us from incurring additional indebtedness, we are able to incur a limited amount of additional indebtedness. As of May 31, 2006, we could have incurred additional indebtedness of up to US$25.0 million. Our level of indebtedness affects our operations in several ways, including the following:

•	a significant portion of our cash flow must be used to service our indebtedness;

•	our level of indebtedness may also affect our flexibility in planning for, and reacting to, changes in the economy or in our industry and may otherwise impact the decisions we make regarding our current and future operations;

•	our level of indebtedness may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

•	a default under our credit facilities could result in required principal payments that we may not be able to meet, resulting in higher penalty interest rates and/or debt maturity acceleration; and

•	our level of indebtedness may place us at a competitive disadvantage compared to our competitors that have less debt.
      A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the principal and interest on our debt. If we do not have enough money, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We may not be able to do so on terms acceptable to us or at all.

Market conditions or transportation impediments may hinder our access to natural gas markets or delay our production.
      Market conditions or the unavailability of satisfactory natural gas transportation may hinder our access to natural gas markets or delay our production. The availability of a ready market for our natural gas production depends on a number of factors, including the demand for and supply of natural gas and the proximity of our producing wells to pipelines. We may be required to shut in natural gas wells or delay initial production for lack of a market or because of the inadequacy or unavailability of natural gas pipelines or gathering system capacity. If that occurred, we would be unable to realize revenue from such wells. This could result in considerable delays from the initial discovery of a reservoir to the actual production of the natural gas and realization of cash flow. In addition, temporary outages and shutdowns of the natural gas pipelines upon which we depend to transport our gas periodically occur. These outages may disrupt our ability to produce gas and may hinder our production from affected wells both during the outage and for a period of time after the outage ends. These events would have an adverse impact on our cash flow.

Financial difficulties encountered by our farm-in partners, joint venture partners or third-party operators could adversely delay the exploration and development of our projects or cause us to incur unanticipated expenditures.
      We conduct most of our exploration and production through farm-in agreements and joint venture agreements whereby our farm-in or joint venture partners agree to fund a portion of the exploration and development costs of our prospects. In addition, some of the properties in which we have an ownership interest are operated by other companies. Liquidity and cash flow problems encountered by our partners, operators and co-owners of our properties may lead to a delay in the pace of exploration or development which may be detrimental to a project.
      Furthermore, our farm-in and joint venture partners may be unwilling or unable to pay their share of the costs of projects as they become due. In that case we may have to obtain alternative funding in order to complete the exploration and development of the projects subject to the farm-in agreement or joint venture agreement. There can be no assurance that we would be able to obtain the capital necessary in order to fund these contingencies.

We are subject to complex laws and regulations, including environmental laws and regulations, that can adversely affect the cost, manner or feasibility of conducting our business.
      The exploration for and the development, production, transportation and sale of natural gas in the U.S. and Canada are subject to extensive federal, state, provincial and local laws and regulations, including environmental and health and safety laws and regulations. Matters subject to regulation include, among others, drilling and well location, the testing of water wells, discharges and emissions in connection with drilling and production operations, the management, discharge and disposal of hazardous materials, the health and safety of our employees and the public, produced water disposal and property access. In addition, environmental laws and regulations require that well and facility sites be abandoned and reclaimed to the satisfaction of regulatory authorities. Compliance with such laws and regulations requires significant expenditures.
      Under these laws and regulations, and also under common law causes of action, we could be liable for personal injuries, property damage, remediation and clean-up costs and other environmental damages in connection with discharges of pollutants and hazardous materials and other potential consequences of our operations. Failure to comply with these laws and regulations or to obtain or comply with required permits may result in the suspension or revocation of necessary licenses and authorizations, suspension or termination of our operations, civil liability for pollution damage, remedial obligations or administrative, civil and criminal penalties.
      Moreover, these laws and regulations could change in ways that substantially increase our costs or otherwise materially affect our business or operations. We cannot predict how agencies or courts will interpret existing laws and regulations, whether additional or more stringent laws and regulations will be adopted or the effect these interpretations and adoptions may have on our business or financial condition. However, we expect laws relating to the protection of the environment to grow increasingly strict in the future and we anticipate making increased expenditures of both a capital and expense nature in order to comply with those laws.
      The Government of Canada has ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which may result in requirements to reduce our emissions of greenhouse gases and may result in increased capital expenditures. It is unknown what effects the Kyoto Protocol may have on the cost of our operations, on the price of natural gas or on the economy generally. Other environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations.
      We do not maintain a separate reclamation fund for the purpose of funding our estimated future environmental and reclamation obligations. Any site reclamation or abandonment costs incurred in the ordinary course in a specific period will be funded out of our cash flow. We cannot assure you that we will be able to satisfy our future environmental and reclamation obligations out of our cash flow. Should we be unable to fully fund the cost of remedying an environmental claim, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

The business climate for the natural gas industry in Alberta is heavily regulated. Non-compliance with regulations can result in suspension or closure of our operations or other penalties against us.
      In Alberta, compliance requirements addressing a company’s obligations in respect of its employees’ health and safety, the environment, resource conservation, and the public interest, are well defined and govern the way the industry operates. Companies are expected to self-report accidents and infractions, but regular and random audits of operations are part of the regulatory process. In Alberta, operators that are chronic or serious offenders are placed on a compliance ladder and subjected to escalating levels of oversight and loss of operating freedom. Subsequent operator behavior will either move the company back to its original status or to higher steps on the compliance ladder, potentially culminating in closure of the company’s operations in the province. We cannot assure you that non-compliance with regulations may not in the future result in suspension or closure of our operations or other penalties against us.

The restrictive debt covenants contained in our and TEC’s existing credit agreements could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.
      Our credit agreement and TEC’s credit agreements contain a number of significant covenants that, among other things, restrict our and/or TEC’s ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale or leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or allow TEC to repay its subordinated indebtedness to TRC;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with subsidiaries and affiliates; or

•	pursue other corporate activities.
      Also, our credit agreement requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these financial covenants may be affected by events beyond our control, and, as a result, we may be unable to meet these financial covenants. These covenants could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business, natural gas prices, or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under these credit agreements.
      A breach of any of these covenants could result in a default under these credit agreements. A default, if not cured or waived, could result in acceleration of all indebtedness outstanding under these credit agreements. If that should occur, we may be unable to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

Under full cost accounting rules, we may be required to write down the carrying value of our properties.
      We use the full cost method of accounting. Under full cost accounting rules, we may be required to write down the carrying value of our properties when natural gas prices decrease or when other circumstances arise, including when we have substantial downward adjustments of our estimated proved reserves or increases in our estimates of development costs. Specifically, under full cost accounting rules, we are required to perform a “ceiling test” quarterly. This test generally establishes a maximum, or “ceiling,” of the book value of our natural gas properties that is equal to the expected after-tax present value of the future net cash flows from proved reserves plus the cost of unevaluated properties. If the net book value of our properties (reduced by any related net deferred income tax liability) exceeds the ceiling, we are required to write down the book value of the properties. In the first quarter of 2006, we incurred a ceiling test write down of $189.1 million, compared to no write-down in the first quarter of 2005. For fiscal 2005, we incurred a ceiling test write down of $20.2 million, compared to $10.0 million in fiscal 2004. Depending on the magnitude of any future impairments, a ceiling test write down could significantly reduce our net income or produce a net loss. Ceiling test computations use commodity prices prevailing on the last day of the relevant period, making it impossible to predict the timing and magnitude of any future write downs. In addition, to the extent that our finding and development costs may increase, we will become more susceptible to ceiling test write downs in low price environments.

The Province of Alberta has legislation and regulations which govern royalties and the royalty regime is a significant factor in the profitability of natural gas production.
      Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is also subject to certain provincial taxes and royalties.
      In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, depends upon a prescribed or corporate average reference price. The royalty payable on natural gas is determined by a sliding scale based on a reference price, which is the greater of the amount obtained by the producer and a prescribed minimum price. Historically, our royalty rate has been approximately 20%. There can be no assurance that royalty rates will not increase in the future.

      In Alberta, a producer of natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit (“ARTC”) program. The ARTC program is based on a price sensitive formula. There is no guarantee that this program will continue to be available in the same manner, or at all.

Unforeseen title defects may result in a loss of entitlement to production and reserves.
      Ownership of some of our properties could be subject to prior undetected claims or interests. Although title reviews are done according to industry standards prior to the purchase of most natural gas producing properties or the commencement of drilling wells as determined appropriate by management, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat a claim by us. If any such defect were to arise, our entitlement to the production and reserves associated with such properties could be jeopardized, and could have a material adverse effect on our financial condition, results of operations and our ability to timely execute our business plan. We have not obtained title opinions or insurance in respect of most of our natural gas resource properties and, accordingly, ownership of our properties could be subject to prior unregistered agreements or interests or undetected claims or interests.

Certain lands in Alberta are subject to split title issues with respect natural gas rights and coal rights.
      There are some lands in Alberta (both Crown and freehold lands) where by virtue of the initial grant or through subsequent ownership transfers, as applicable, fee simple title to coal rights and natural gas rights in the same land became held by different parties. Because neither the courts or any regulatory body in Alberta have ruled on who the owner of NGC is in circumstances where the fee simple owner of the natural gas is different than the fee simple owner of the coal, in such split title situations there is some uncertainty as to ownership of NGC.

Our insurance may not protect us against our business and operating risks. In addition, insurance costs may increase and we may not be able to obtain the same coverage in the future.
      We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. We may not obtain insurance for some risks if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we maintain insurance at levels that we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. We are not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damages) is not available on economically reasonable terms. Accordingly, our properties may be subject to liability due to hazards that cannot be insured against, or that have not been insured against due to prohibitive premium costs or for other reasons. Losses and liabilities from uninsured and under-insured events and delays in the payment of insurance proceeds could reduce the funds available to us for exploration, development and production and could have a material adverse effect on our financial condition and results of operations.

We may be affected adversely if we are unable to retain or attract key personnel and executives.
      Our exploratory drilling success will depend, in part, on our ability to attract and retain experienced explorationists and other professional personnel. Competition for explorationists and engineers with sufficient experience is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected. In addition, the use of 3-D seismic and other advanced technologies requires experienced technical personnel whom we may be unable to retain or attract.
      Our success is largely dependent on the skills, experience and efforts of our people. While we believe that we have sufficient depth throughout all levels of management and in all key skill levels of our employees, the loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could adversely affect our results of operations and financial condition.
      Substantially all of our debt is denominated in U.S. dollars. Substantially all of our revenue and expenses are generated and denominated in Canadian dollars. An appreciation of the U.S. dollar against the Canadian dollar will increase our debt service costs. In addition, a weakening of the U.S. dollar against the Canadian dollar could increase the cost of our natural gas production relative to U.S. producers. Thus, fluctuations in exchange rates could have an adverse effect on our financial condition and results of operations.

Not hedging the sales price of our production may result in losses.
      We currently do not hedge the sales price of our natural gas production. By not hedging our production, we may be more adversely affected by declines in natural gas prices than our competitors who engage in hedging arrangements. Further, should we elect to hedge in the future, such hedges may result in us receiving lower than prevailing market prices and, depending on the form of instrument that we may use to hedge, may place additional financial strains on us due to having to post margin calls on our hedges.

We are a holding company with no operations separate from our subsidiaries.
      We are a holding company with no direct operations. Our ability to meet our obligations is entirely dependent upon our ability to raise capital through the issuance of debt and equity securities and our ability to receive distributions or repayment of loans from our operating subsidiaries. TEC, our principal operating subsidiary, has credit facilities which severely restrict TEC’s ability to make distributions to us. Although TEC is generally permitted to make distributions to us to make interest payments on our unsecured credit facility, TEC is prohibited from making such distributions if there is a default or under certain other circumstances. If we are unable to raise capital through the issuance of debt or equity securities or from distributions or loan repayments from our operating subsidiaries in amounts sufficient to meet our obligations as they come due, our financial condition and results of operation could be materially adversely affected.
      We must include in our own income for U.S. federal income tax purposes our allocable share of any income, gains and losses realized by TEC. TEC is required to make distributions to its shareholders that are intended to be sufficient to enable its shareholders to pay U.S. federal income tax (and a reasonable allowance for state tax), net of allowable credits for Canadian taxes paid, on the income allocated to its shareholders. However, if TEC is unable to make any such required distribution, as a result of restrictions in TEC’s credit facilities, lack of available funds or any other reason, or if the distributions are insufficient, we could incur liability for U.S. tax without having a corresponding source of cash with which to pay the tax. See “— We have incurred significant net losses since our inception and may incur additional significant net losses in the future.”

Aboriginal peoples have treaty rights and have claimed aboriginal title and rights to substantial portions of western Canada.
      Aboriginal peoples have treaty rights and have claimed aboriginal title and rights to substantial portions of western Canada. We are not aware of any such claims being made with respect to lands on which our NGC projects are situated or land on which we may farm-in pursuant to existing agreements. However, such claims may already have been made without our knowledge, or may be made in the future, particularly in the context of any regulatory approval processes which we may be required to undergo in connection with our activities. If such claims have been made or are made in the future, they could impact our projects, including any regulatory permits, licenses or other approvals necessary to our projects.

Risks Related to this Offering and Our Common Stock

We cannot assure you that a market will develop for our common stock or what the price of our common stock will be.
      Before this offering, there was no public trading market for our common stock, and we cannot assure you that an active trading market for our common stock will develop or be sustained after this offering on                     or otherwise or how liquid any market that develops might become. The initial public offering price for our common stock offered hereby will be determined by negotiations between the underwriters and us, and may bear no relationship to the price at which our common stock will trade upon completion of this offering. You may not be able to resell your shares of our common stock above the initial public offering price and may suffer a loss on your investment.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.
      Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. Accordingly, you may be unable to resell your shares of our common stock at or above the initial public offering price.
      Our common stock price may also fluctuate in response to a number of other events, including:

•	future announcements concerning our business;

•	announcements and actions of competitors;

•	market and industry perception of our success, or lack thereof;

•	changes in government and environmental regulation;

•	actual or anticipated fluctuations in operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	conditions or trends in our industry or the economy generally, including changes in the price of natural gas;

•	negative variances between projected and actual operating results and projected versus booked reserves;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the oil and gas industry;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel; and

•	natural disasters, terrorist attacks and acts of war.
      In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. This could have a material adverse effect on our results of operations and financial condition.

You will experience immediate and substantial dilution as the net tangible book value of the shares of common stock will be substantially lower than the offering price.
      The initial public offering price of the shares of our common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, you would experience immediate and substantial dilution of US$           per share of common stock. We will also have outstanding stock options to purchase shares of our common stock at a weighted average exercise price of US$           per share immediately following the consummation of this offering. See “Dilution” for a discussion about how pro forma net tangible book value is calculated.

Future sales of our common stock could reduce our stock price.
      Sales of a substantial number of shares of our common stock, or the perception that a large number of shares of common stock will be sold, following our initial public offering could depress the market price of our common stock.
      We and all of our directors and officers and certain other holders of shares of common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC we and they will not, during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell within such 180 day period, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities that are convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise (other than, with respect to us or TEC, under our employee compensation plans or upon the conversion or exchange of convertible or exchangeable securities outstanding on the date of the prospectus), and subject to certain other limited exceptions. The lock-up agreements will permit these persons to pledge any shares subject to the lock-up agreements. Credit Suisse Securities (USA) LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
      Our amended and restated articles of incorporation will authorize us to issue                      shares of common stock, of which                      shares will be outstanding and                      shares will be issuable upon the exercise of outstanding stock options upon completion of this offering. Of the outstanding shares, the                      shares sold in this offering are freely tradable unless they are held by persons who may be deemed to be our “affiliates” (as that term is defined in Rule 144 under the Securities Act);                      shares will be available for sale immediately after the expiration of the 180-day lock-up period (or earlier if waived by Credit Suisse Securities (USA) LLC) subject to the volume and other restrictions of Rule 144 under the Securities Act and                      shares will be available for sale at various times after the expiration of the 180-day lock-up period and applicable holding period pursuant to Rule 144 under the Securities Act.
      The holders of approximately                      shares of our common stock, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price of our common stock to decline. In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act                      shares reserved for issuance under our employee stock option plans and shares held for resale by our existing stockholders that were previously issued under our employee stock option plans (of which                      shares will not be subject to the 180-day lock-up).
      See “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of this offering.

Payment of cash dividends in respect of shares of our common stock is at the discretion of our board of directors. We do not expect to pay cash dividends for the foreseeable future.
      We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance the development and growth of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any decision to pay cash dividends after this offering will be at the discretion of our board of directors after taking into account such factors as our financial condition, results of operations, current and anticipated cash needs, the requirements of any future financing agreements, applicable provisions of Delaware law and other factors that our board of directors may deem relevant. Our ability to pay dividends is restricted by our credit facility. In addition, if our board of directors were to declare a dividend, we would be dependent on receiving funds from TEC to pay any such dividend. TEC’s debt instruments restrict its ability to make payments, including dividends, distributions and loans to us, limiting our ability to pay dividends. Until we pay dividends, which we may never do, our stockholders may not be able to receive a return on shares of our common stock, unless the price of our common stock appreciates. We cannot assure you that you will receive a return on your investment when you do sell your shares of common stock.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.
      The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our company include board authority to issue preferred stock, limitations on the persons who may call special meetings of the board of directors, the ability of a majority of the directors then in office to fill existing vacancies and create new directorships and the ability to elect directors by a plurality of the number of votes cast rather than cumulative voting. In addition, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

We will incur increased costs as a result of being a public company.
      As a public company, we will incur significant legal, accounting and other expenses. We will incur costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act and any rules implemented by the SEC or                     . We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.
      As a public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act, and, beginning for the year ending December 31, 2007, we will have to obtain an annual attestation from our independent auditors regarding our internal control over financial reporting and management’s assessment of internal control over financial reporting. We cannot be certain as to the timing of completion of our internal control evaluation, testing and remediation actions or of their impact on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, including the SEC, and could be subject to the suspension or delisting of our common stock from the                     . In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Substantially all of our assets are in Canada. Certain of our officers upon which we heavily rely, and one of our directors, may not be subject to suit in the United States.
      Substantially all of our assets are located in Canada. As a result, it may be difficult or impossible to enforce any judgment obtained in the United States against those assets predicated upon any civil liability provisions of the United States federal securities laws. In addition, certain of our officers and one of our directors reside in Canada. As a result, it may be difficult or impossible to effect service of process within the United States upon those individuals, to bring suit against any of those individuals in the United States or to enforce in the United States courts any judgment obtained there against any of those individuals predicated upon any civil liability provisions of the United States federal securities laws. Investors should not assume that Canadian courts will enforce judgments of United States courts against assets located in Canada or any director or officer residing in Canada, including judgments obtained in actions predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States, or will enforce, in original actions, liabilities against that director predicated upon the United States federal securities laws or any such state securities or blue sky laws.

We have several stockholders who own significant amounts of our common stock.
      We have several stockholders that each owns a significant amount of our common stock. After giving effect to the offering, Aurora Energy Partners, L.P. will beneficially own      % of our outstanding common stock, The McNeil Family Irrevocable GST Trust will beneficially own      % of our outstanding common stock, Jennison Associates LLC Funds will beneficially own      % of our outstanding common stock, The Charles S. McNeil Family Trust will beneficially own      % of our outstanding common stock, Clery S.à.r.l. will beneficially own      % of our outstanding common stock, and RFG Private Equity Limited Partnerships will beneficially own      % of our outstanding common stock. The voting power of any of these stockholders could influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in our amended and restated certificate of incorporation and bylaws and the approval of mergers and other significant corporate transactions, including a change of control of the company.

USE OF PROCEEDS
      We estimate that the net proceeds to us from the sale of                      shares of common stock in this offering will be approximately US$           million at an assumed initial public offering price of US$           per share, which is the midpoint of the range set forth on the cover page of this prospectus, assuming no exercise of the underwriters’ over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate that the net proceeds to us will be US$           million.
      Our principal reasons for this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to public capital markets. We anticipate that we will use the net proceeds we receive from this offering, including any net proceeds we receive from the exercise of the underwriters’ over-allotment option, for working capital and other general corporate purposes, including the funding of our exploration and development program and the costs of operating as a public company. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. We may use a portion of the net proceeds for the acquisition of businesses and land interests that we believe are complementary to our operations, although we have no agreements or understandings with respect to any acquisition at this time.
      Pending our use of the net proceeds from this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.
DIVIDEND POLICY
      We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance the development and growth of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any decision to pay cash dividends after this offering will be at the discretion of our board of directors after taking into account such factors as our financial condition, results of operations, current and anticipated cash needs, the requirements of any future financing agreements, applicable provisions of Delaware law and other factors that our board of directors may deem relevant. Our ability to pay dividends is restricted by our credit facility. In addition, if our board of directors were to declare a dividend, we would be dependent on receiving funds from TEC to pay any such dividend. TEC’s debt instruments restrict its ability to make payments, including dividends, distributions and loans to us, limiting our ability to pay dividends. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — Secured Term Loan Facility” for a description of these limitations on dividends and other payments.

CAPITALIZATION
      The following table presents our capitalization as of March 31, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.;

•	a for stock split to be effected immediately prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give effect to this offering, assuming an initial public offering price of US$ per share, the mid-point of the initial public offering price range indicated on the cover page of this prospectus, and the application of the estimated net proceeds from this offering as set forth under “Use of Proceeds” as if this offering occurred on March 31, 2006.
      In the table below, except for the offering proceeds, we have converted U.S. dollar amounts to Canadian dollar amounts based on the average exchange rate on March 31, 2006, which was US$0.870 = $1.00. In the table below, the offering proceeds have been converted to Canadian dollars based on the average exchange rate in effect on                     , which was US$           = $1.00.

      You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	As of
	March 31, 2006

			Pro Forma
	Actual	Pro Forma	As Adjusted(1)

	(In thousands of dollars)
Short-term debt:
Revolving credit facilities(2)	—
Long-term debt, including current portion:
Term loan facility(3)	$321,200		$

Total	$321,200
Series A preferred stock, $0.0001 par value, 8,000,000 shares authorized, and 4,993,559 shares issued and outstanding, and no shares issued and outstanding pro forma and pro forma as adjusted	$379,636	$
Stockholders’ equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized; 28,062,043 shares issued and outstanding, shares issued and outstanding pro forma and shares issued and outstanding pro forma as adjusted	3
Paid-in capital	295,423
Retained earnings (deficit)	(364,562)

Total stockholders’ equity (deficit)	(69,136)

Total capitalization	$631,700	$	$

(1)	Assumes net proceeds to us from this offering of US$ million. A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per share would increase (decrease) pro forma as adjusted paid-in capital and total shareholders’ equity (deficit) by $ million, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting estimated underwriting commissions and estimated offering expenses payable by us.

(2)	Represents TEC’s $10.0 million secured revolving facility. TEC had letters of credit of $4.5 million and $9.9 million outstanding at March 31, 2006 and May 31, 2006, respectively.

(3)	Represents TEC’s US$275.0 million ($321.2 million) secured term loan facility, all of which was drawn at March 31, 2006.

DILUTION
      If you purchase shares of our common stock, you will experience immediate and substantial dilution based on the difference between the price you paid for a share of our common stock and the net tangible book value per share. The net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding. For investors in this offering, dilution is the difference between the initial public offering price per share of the common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completing this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to the existing stockholders for the currently outstanding stock.
      As of March 31, 2006, our pro forma net tangible book value prior to this offering was approximately US$          ($          ), or approximately US$           per share ($           per share), based on                      shares of common stock outstanding, assuming:

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.; and

•	a for stock split to be effected immediately prior to the completion of this offering.
      As of March 31, 2006, without taking into account any changes in our pro forma net tangible book value subsequent to that date other than the sale of the common stock in this offering at the initial public offering price of US$          ($          ) per share, after deducting the estimated underwriting discounts and commissions and other offering expenses, the pro forma net tangible book value of each of the outstanding shares of common stock would have been $ after this offering. Therefore, new investors in the common stock would have paid US$          ($          ) for a share of common stock having a pro forma net tangible book value of approximately US$           ($          ) per share after this offering. That is, their investment would have been diluted by approximately US$ ($          ) per share. At the same time, existing common stockholders would have realized an increase in pro forma net tangible book value of US$          ($          ) per share after this offering without further cost or risk to themselves. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		US$
Pro forma net tangible book value per share of common stock as of March 31, 2006	US$
Increase in pro forma net tangible book value per share of common stock attributable to investors in the offering	US$
Net tangible pro forma book value per share of common stock after the offering(1)(2)		US$
Dilution per share to new investors		US$

(1)	After deduction of the estimated offering expenses payable by us, including underwriting discounts and commissions.

(2)	Does not give effect to the issuance of up to shares issuable by us if the underwriters exercise their option to purchase shares from us to cover over-allotments.
      A US$1.00 increase (decrease) in the assumed initial public offering price of US$           per share would increase (decrease) our pro forma net tangible book value per share after this offering by US$           per share and the dilution per share to new investors by US$           per share, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting the estimated underwriting commissions and estimated offering expenses payable by us.
      The following table sets forth, as of March 31, 2006, the differences between our existing stockholders and the new investors with respect to the average price per share paid by our existing stockholders and to be paid by new investors in this offering at US$          and before deducting estimated underwriting discounts and commissions.

Average
	Shares Purchased		Total Consideration		Price

	Number	Percent	Amount	Percent	Per Share

Existing Stockholders		%	US$	%	US$
New Investors		%	US$	%	US$
Total		%	US$	%	US$
      A US$1.00 increase (decrease) in the assumed initial public offering price of US$           per share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by US$           million, US$           million and US$          , respectively, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting the estimated underwriting commissions and estimated offering expenses payable by us.
      The discussion and tables above assume no exercise of the stock options that will be outstanding as of the date of the completion of this offering, no exercise of certain outstanding warrants to purchase shares of our common stock or TEC common shares exchangeable for shares of our common stock, and no exercise of the underwriters’ over-allotment option. For more information, please see “Shares Eligible for Future Sale” and “Note 11 — Common Stock,” to our unaudited consolidated financial statements.

SELECTED HISTORICAL FINANCIAL AND OPERATIONAL INFORMATION
      The following table sets forth our selected consolidated financial and operating information as of and for the periods indicated. The selected consolidated financial information as of December 31, 2001, 2002 and 2003 and for each of the years in the two-year period ended December 31, 2002 is derived from our unaudited consolidated financial statements. The selected consolidated financial information as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005 is derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005, and the report thereon, are included elsewhere in this prospectus.
      The selected consolidated financial information as of March 31, 2006 and for the three-month periods ended March 31, 2005 and 2006 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial information as of March 31, 2005 is derived from our unaudited interim consolidated balance sheet not included in this prospectus.
      The selected operational information presented below under the caption “Other Data” is not derived from the consolidated financial statements.
      You should read the following selected consolidated financial and operational information in conjunction with our audited and unaudited consolidated financial statements and the accompanying notes included elsewhere in this prospectus and the section of this prospectus entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Three Months Ended
	Years Ended December 31,					March 31,

	2001(1)	2002(1)	2003(2)	2004	2005	2005	2006

		(Dollars in thousands, except where indicated)
Consolidated Statement of Operations Data:
Revenue
Natural gas sales	$—	$8	$993	$8,873	$40,258	$4,657	$24,112
Expenses
Operating	—	71	1,263	3,757	13,571	1,826	8,169
General and administrative	146	491	952	4,834	20,177	2,382	4,578
Depletion, depreciation and accretion	—	35	408	13,811	38,800	2,835	204,977

	146	597	2,623	22,402	72,548	7,043	217,724

Loss from operations	(146)	(589)	(1,630)	(13,529)	(32,290)	(2,386)	(193,612)

Other income and expenses
Financing charges	—	17	21	334	41,845	15,901	11,561
Foreign exchange loss (gain)	—	28	(1,157)	(1,114)	(11,757)	19	2,207

	—	45	(1,136)	(780)	30,088	15,920	13,768

Loss before undernoted items	(146)	(634)	(494)	(12,749)	(62,378)	(18,306)	(207,380)

Taxes
Capital taxes	—	37	194	417	1,188	54	307
Deferred income taxes (reduction)	(61)	415	1,324	(3,584)	(13,366)	(2,289)	(64,633)

	(61)	452	1,518	(3,167)	(12,178)	(2,235)	(64,326)

Loss before undernoted items	(85)	(1,086)	(2,012)	(9,582)	(50,200)	(16,071)	(143,054)
Earnings (loss) from equity method investment	—	—	—	—	(400)	—	1,810
Minority interests	(2,410)	(1,462)	(2,331)	(2,241)	2,363	1,256	146

						Three Months Ended
	Years Ended December 31,					March 31,

	2001(1)	2002(1)	2003(2)	2004	2005	2005	2006

		(Dollars in thousands, except where indicated)
Net loss	$(2,495)	$(2,548)	$(4,343)	$(11,823)	$(48,237)	$(14,815)	$(141,098)

Basic and diluted net loss per share	$(0.16)	$(0.16)	$(0.24)	$(0.54)	$(8.23)	$(2.53)	$(5.51)

Basic and diluted weighted average number of shares of common stock outstanding (thousands)	16,000	16,077	17,772	21,911	24,043	23,446	27,530

Consolidated Balance Sheet Data (at period end):
Property, plant and equipment	$9,023	$32,224	$71,856	$190,078	$873,712	$257,127	$857,685
Total assets	10,621	38,426	122,953	213,870	993,898	349,113	1,001,220
Total current liabilities	651	6,369	13,595	55,340	123,279	71,427	187,189
Total liabilities	13,576	43,220	62,592	131,670	676,246	183,271	697,384
Series A Preferred Stock	—	—	—	—	368,981	113,019	379,636
Total stockholders’ equity (deficit)	(2,955)	(4,794)	60,361	82,200	(51,329)	52,823	(75,800)
Other Data:
Net cash provided by (used for) operating activities	$(146)	$(608)	$(1,107)	$2,053	$(3,579)	$109	$3,702
Net cash provided by financing activities	$114	$22,121	$67,995	$57,506	$671,436	$141,548	$135,017
Net cash provided by (used in) investing activities	$1,185	$(17,915)	$(28,445)	$(91,619)	$(604,979)	$(77,308)	$(178,405)
Capital expenditures	$878	$22,295	$30,404	$121,098	$503,064	$69,102	$187,805
Net Production:
Daily sales volume
Natural gas (Mcf)	—	—	492	3,882	11,819	7,210	36,197
Realized prices
Natural gas (per Mcf)	—	—	$5.53	$6.24	$9.33	$7.18	$7.40
Proved Reserves (at period end)
Natural gas (MMcf)(3)	—	—	—	27,547	81,916		100,509
Standardized measure of discounted future net cash flows (in thousands)(4)	—	—	—	$71,254	$309,994		$248,862

(1)	In October 2001, TEC acquired 75% of the interests in NRL Energy Ltd. and the assets and liabilities of Trident Exploration LLC from Aurora Energy, LLC and NexGen Energy Canada Inc., in return for issuing shares of its common and preferred stock to Aurora Energy, LLC and NexGen Energy Canada, Inc. The exchange of the founding stockholders’ interest in NRL Energy Ltd. for TEC common shares was determined to be a non-monetary transaction which did not result in a substantial change in ownership. As a result, the continuity of interests method of accounting was applied whereby the assets and liabilities were transferred at historical cost and TEC’s financial statements present the results of operations as if the entities had been combined since inception.

(2)	In December 2003, we acquired approximately 87% of TEC’s common shares by issuing shares of our common stock to the TEC common shareholders. This was determined to be a non-monetary transaction which did not result in a substantial change in ownership. As a result, the continuity of interests method of accounting as applied whereby the assets and liabilities were transferred at historical cost and our financial statements present the results of operations as if TEC had been our subsidiary since inception.

(3)	Represents our natural gas reserves and is based on the reserve reports prepared by Sproule Associates Limited as at December 31, 2005 and 2004, and March 31, 2006. In addition, as at December 31, 2004 and 2005, and as at March 31, 2006, we had net proved reserves of oil of 8.0 MBbls, 6.4 MBbls and 6.1 MBbls, respectively.

(4)	Calculated based on our net proved reserves of natural gas and oil. The “standardized measure of discounted future net cash flows” is the present value of our estimated future net cash flows, discounted at 10% per year, calculated using constant pricing. The prices used for the calculations as of December 31, 2004 and 2005 and as of March 31, 2006 were $6.29, $9.56 and $6.38, respectively. These prices were based on Alberta Energy Company (“AECO-C”) prices and were adjusted to account for transportation costs and any difference in quality, as applicable. The oil prices used for the calculations as of December 31, 2004 and 2005, and as of March 31, 2006, were $46.51, $68.12 and $74.96 respectively. The standardized measure of discounted future net cash flows does not purport to present the fair market value of our natural gas reserves and is not indicative of actual future net cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      This management’s discussion and analysis (“MD&A”) should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. It contains forward looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward looking statements. See “Risk Factors” and “Cautionary Notes Regarding Forward Looking Statements”.
Overview
      We are a natural gas exploration and development company, principally focused on the exploration for and development of natural gas from coal (“NGC”), also known as coal bed methane, from resource plays in the Western Canadian Sedimentary Basin (“WCSB”). Our principal properties are located in Alberta, Canada. We were one of the first exploration and development companies to focus on NGC resource plays in the WCSB, and as a result we have established significant positions in the Horseshoe Canyon and Mannville NGC plays, which we believe are the two largest in the WCSB. We believe the coals in our Mannville plays have some of the highest gas content of any coals in Alberta and have structural characteristics that facilitate the production of NGC, and we were the first to demonstrate the commercial viability of the Mannville formation. We also explore for other unconventional natural gas resources, including tight sands and shale gas. We have exploration properties in British Columbia, Canada, the State of Washington and other areas in the northwest United States.

Organizational and Operating History
      We are a Delaware corporation. Our primary subsidiary is Trident Exploration Corp., a Nova Scotia unlimited liability company. Our headquarters are in Calgary, Alberta, Canada and in Salt Lake City, Utah.
      Our business was founded in 2000 with the acquisition of certain working interests in lands in Alberta and British Columbia. TEC was formed in September 2001 and capitalized in October 2001 when the then owners of certain working interests contributed their interests in exchange for common and preferred shares of TEC. TEC is a corporation for Canadian income tax purposes and is treated as a partnership for U.S. income tax purposes. Consequently, any Canadian income tax paid should qualify for foreign tax credit against any U.S. income tax payable.
      We were incorporated in Delaware in November 2003 for the purposes of acquiring TEC and raising additional capital to expand the business of TEC. TRC holds, directly and indirectly, over 99% of TEC’s common shares. The remaining ownership is held by two Canadian partnerships.
      Our issuance of shares of our common stock in exchange for common shares of companies holding TEC common shares was determined to be a non-monetary transaction that did not result in a substantial change in ownership. Accordingly, the continuity of interests method of accounting was applied in each case, resulting in the assets and liabilities being transferred at historical costs, and our consolidated financial statements present the results of operations as if the entities had been combined since inception.
      In early 2002 TEC, together with the Southern Ute Indian Tribe (“SUIT”), who then owned approximately 11% of TEC’s common shares and 55% of TEC’s preferred shares, acquired property in the Corbett project area. The Corbett project is part of the Mannville coal formation. Later in 2002 we formed two joint ventures to explore NGC resources within the Horseshoe Canyon coal formation. Substantially all of our activities are conducted jointly with others, and accordingly, our consolidated financial statements reflect our proportionate interest in such activities.
      At the end of 2003, we recorded our first Horseshoe Canyon proved NGC reserves. We booked our first Mannville proved NGC reserves at year end 2004, and in July 2005, we announced the commerciality of the Corbett project in the Mannville.

      In December 2005, we completed the purchase of the TEC common shares and preferred shares held by the SUIT, along with its entire working interest in the Corbett project for an aggregate amount of $202.6 million. The purchase of TEC common shares was considered a repurchase of minority interests which was accounted for using the purchase method.
      In 2006, we purchased Rakhit Petroleum Consulting Ltd. (“Rakhit”) for an aggregate amount of $6.0 million, comprised of common shares of one of our subsidiaries exchangeable into shares of our common stock valued at $4.5 million and cash of $1.5 million. Rakhit provided petroleum consulting services specializing in the application of hydrodynamics, geology, and hydrogeology for petroleum exploration and development, including NGC, which will now be provided exclusively to us. The purchase of Rakhit was accounted for using the purchase method.

Operational Factors
      Our revenue, profitability, future growth and the carrying value of our properties are substantially dependent on the prevailing price of natural gas, our ability to find, develop and acquire additional natural gas resources and our ability to commercialize those resources.
      The volatility of natural gas prices has a significant impact on our financial performance. In general, natural gas prices in Canada are seasonal in nature, with higher prices existing in the winter months (October to March) and lower prices in the summer months (April to September). Natural gas prices are also affected by the amount of gas in storage, or inventory within the market. We generally sell our production at current market prices.
      The Horseshoe Canyon and Mannville plays are in the early stages of commercial development. We expect per unit operating expenses to decline as we refine operating practices and increase production, thereby contributing to economies of scale. The Mannville area requires us to pump water out of production zones, which is a significant operating cost that we expect will decrease over time as gas production increases.
      Drilling rigs, service rigs, equipment and experienced crews continue to operate at or near maximum capacity in the WCSB, which has resulted in escalating industry-wide drilling costs. Strong demand for experienced professionals has caused a significant increase in salaries and workloads, further adding to operating costs in the industry. In addition, the complex Canadian regulatory environment continues to change, which has affected areas such as license and permit applications and environmental and government matters. This has a negative effect on overall costs, workloads, and timing of operations, which in turn has increased our operating costs. Our operating costs are also affected by inflation.
      Our current operations are subject to Alberta royalty laws. The royalty payable on natural gas is determined by a sliding scale based on a reference price, which is the greater of the amount obtained by the producer and a prescribed minimum price. In Alberta, a producer of natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the ARTC program. The ARTC program is based on a price sensitive formula. The maximum credit under the ARTC program is $500,000.
      Our consolidated financial statements and this MD&A have been prepared under the assumption that we continue to be a going concern, which assumes the realization of assets and discharge of obligations in the normal course of business. In the first three months of 2006, we recorded a net loss of $141.1 million and at March 31, 2006, we had an accumulated deficit of $371.2 million and a working capital deficiency of $63.6 million. Our ability to continue as a going concern is dependent upon our ability to generate cash from operating activities and our continuing ability to obtain financing. Our consolidated financial statements and this MD&A have been prepared on the basis that we would meet all our obligations as they come due.
      As described below under “ — Liquidity and Capital Resources,” in the second quarter of 2006 we issued additional debt in the amount of $341.5 million (US$300.0 million) and sold series B preferred units for $42.6 million (US$38.4 million). The proceeds from these transactions eliminated the working capital deficiency. In addition, our operating activities provided net cash of $3.7 million during the first quarter of 2006. Furthermore, upon the completion of a public offering of our common stock in excess of $50.0 million, our $379.6 million of series A preferred units and its $42.6 million of series B preferred units will be mandatorily redeemed and the related warrants will be automatically converted into common stock, which would eliminate the stockholders’ deficit.
      Management believes that cash provided by operating activities and financing activities completed to date will not be sufficient to fund our budgeted expenditures until March 31, 2007. However, management also believes that these sources of cash plus the proceeds of this offering would be sufficient to fund our cash needs following this offering. Management intends to use cash provided by operating activities, credit facility utilization, issuances of debt or equity, including this offering, and possibly dispositions of assets to fund the remainder of the 2006 and 2007 capital budgets. In the event that funds from these sources do not generate or raise sufficient funds to finance the 2006 and 2007 capital budgets, we will curtail spending as necessary.
Critical Accounting Policies and Estimates
      The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make assumptions and prepare estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and revenue and expenses. We base our estimates on historical experience and various other assumptions that we believe are reasonable; however, actual results may differ. We evaluate our assumptions and estimates on a regular basis.
      The critical accounting policies used by management in the preparation of our consolidated financial statements are those that are important both to the presentation of our financial condition and result of operations and require significant judgments by management with regards to estimates used. Our critical accounting policies and estimates are described below.

Natural Gas Proved Reserves
      Our proved reserves reflect quantities of natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic conditions. The process of estimating quantities of natural gas reserves is a subjective process and requires judgment in the evaluation of all available geological, geophysical, engineering and economic data. Estimates are based on a number of variables and assumptions, such as natural gas prices, historical production rates, timing and amount of capital expenditures, operating expenses and regulation by government agencies, all of which are subject to numerous uncertainties and various interpretations. We expect that our estimates of proved reserves will increase with updated information from the results of future drilling, testing and production levels. Proved reserve estimates have a material impact on our depletion and depreciation and impairment costs because we calculate depletion and depreciation based on the amount of our proved reserves. In addition, estimates are made for future operating expenses to be included in the calculation.
      On an annual and quarterly basis, we engage an independent oil and gas engineering firm to evaluate our proved reserves. Upon completion, the reserve report is then reviewed by the Reserves Committee of our board of directors.

Full Cost Method of Accounting and the Ceiling Test
      We follow the full cost method of accounting for natural gas operations. Accordingly, all costs relating to the acquisition, exploration and development of natural gas properties, including leasehold costs, geological and geophysical costs, carrying charges of non-producing interests, costs of drilling both productive and non-productive wells, tangible production equipment costs, and general and administrative (“G&A”) costs directly related and necessary to exploration and development activities, are capitalized. In the case of G&A costs, an estimate is required based on how much time certain employees spend on exploration and development activities versus production or administrative activities. Proceeds from the disposal of natural gas interests are applied against capitalized costs, with no gain or loss recognized in the statement of operations, unless such disposal would alter the rate of depletion by 20 percent or more. In addition, the full cost method of accounting for petroleum and natural gas properties requires various accounting estimates.

      For instance, investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed quarterly when conducting the ceiling test to ascertain whether impairment has occurred. Any amount of impairment assessed is added to the costs to be depleted and depreciated. In many cases, drilling may be completed; however properties remain classified as unproved properties until such time as gas processing infrastructure is put in place. As a result, an evaluation must be made as to whether the well is awaiting tie-in and thus excluded from the depletion pool, or whether the well is considered a dry hole and thus should be included in the depletion pool.
      We perform a ceiling test each quarter. The ceiling test provides that capitalized costs, less related accumulated depletion and depreciation and deferred income taxes, may not exceed the ceiling of the sum of: estimated future net revenues, discounted at 10 percent per annum, from proved reserves, based on unescalated period-end prices; the cost of properties not being depleted and depreciated; the lower of cost or estimated fair value of unproved properties included in the cost being depleted and depreciated; less income tax effects related to differences in the book and tax basis of natural gas properties.
      If the ceiling is calculated to be less than the net book value of our natural gas properties then a non-cash write down is required, which could materially impact our financial statements.
      There are a number of estimates contained within a ceiling test calculation, including an estimate of the volume of proved reserves. This reserve number affects both the estimate of future revenue, as well as depletion and depreciation expense, as both calculations use the estimated volume of proved reserves.
      Because the ceiling test calculation dictates that prices in effect as of the last day of the applicable quarter are held constant indefinitely, and requires a 10 percent discount factor, the resulting value is not indicative of the fair value of the reserves. Natural gas prices have historically been volatile. On any particular day at the end of a quarter, prices can be either substantially higher or lower than long term price expectations that are a barometer for fair value. Therefore, gas property writedowns that result from applying the full cost ceiling limitation, and that are caused by fluctuations in price as opposed to reductions to the underlying quantities of reserves, should not be viewed as absolute indicators of a reduction of the ultimate value of the related reserves.

Income Taxes
      Income taxes reported in the financial statements consist of taxes currently payable plus deferred income taxes. We use the asset and liability method of accounting for income taxes. This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial accounting bases and tax bases of assets and liabilities. Deferred income tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when assets are recovered or settled.

Stock-Based Compensation Plans
      Stock-based compensation was accounted for using Financial Accounting Standard (“FAS”) 123 up to and including December 31, 2005. On January 1, 2006, we adopted FAS 123(R), and have applied the standard to new awards and to awards modified, repurchased, or cancelled after January 1, 2006.
      We use the fair value method of accounting for all equity settled stock-based compensation. Under the fair value method, compensation costs for transactions with employees are measured at the grant date and recognized over the vesting period of the related options. For transactions with contractors, compensation costs are initially recognized at the grant date and are revalued until the measurement date, which is typically when the related options vest. Changes in compensation costs are recorded in the period in which they occur. If a grantee changes status from a contractor to an employee, and the grantee’s options have not vested, we measure the fair value of the award at the date of change in status, which is deemed to be the grant date.
      Compensation costs that are directly related to, and necessary to, exploration and development activities are recorded as property, plant and equipment on the balance sheet with a corresponding increase to either paid-in capital or liabilities. To the extent that compensation costs do not relate to exploration and development activities, they are recorded in the statement of operations. If a stock option is exercised, the consideration received, together with the amount recognized in paid-in capital or liabilities are recorded as an increase to equity.
      Stock options granted to contractors that are no longer subject to service requirements are not subject to FAS 123(R) and become subject to other accounting standards. As the maximum number of shares that could be required to be delivered to the holders of the Series A preferred stock exceeds the current number of authorized but unissued shares, there may be insufficient authorized but unissued shares to allow settlement of vested contractor options by delivering shares. Accordingly, vested contractor options must be presented as liabilities and are re-measured at their vesting date and each balance sheet date thereafter with the changes in fair value recognized in the statement of operations in the period they occur.
      Temporary differences arising under FAS 123(R) for both equity awards and liabilities that would result in a future tax deduction under existing tax law will result in the recognition of deferred tax benefits in the income statement with a corresponding increase to a deferred tax asset. FAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for exercised options (“excess tax benefits”) to be classified as both an operating cash outflow and a financing cash inflow upon adoption of FAS 123(R). As a result of our net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing our net operating loss carry forwards. Accordingly, because we are not currently able to realize these excess tax benefits, such benefits have not been recognized in the condensed statement of cash flow for the quarterly period ended March 31, 2006.
      We have a program under which we may loan non-executive employees the intrinsic value of a percentage of vested stock options. A loan granted under the program is effectively a put option indexed to our common stock and, accordingly, compensation cost is measured as the fair value of the put option. Changes in the fair value of the liability are recognized in the period they occur. The loans are recognized as an offset to paid-in capital.
      We have a deferred stock unit plan pursuant to which units have been issued to members of senior management. We recognize the fair value of the units as a liability and a compensation cost over the vesting period of the units. Compensation costs are allocated between the statement of operations and property, plant and equipment as discussed earlier.
      We have issued warrants to lenders, a consultant and a former consultant. The fair value of the warrants is recognized as a liability with changes in fair value recorded in the statement of operations in the period that they occur.
      In order to determine the fair value of stock based compensation, we use the Black Scholes option pricing model. Within this model there are a number of estimated variables. Firstly, volatility of stock needs to be measured. We have measured expected volatility by reference to the historical volatility of a peer group of similar companies, comparable in industry and size, for a period equivalent to the expected term since it was not practicable to estimate our expected volatility due to the limited market data available for transactions in our shares. Other key estimates include expected term life of the options, forfeiture rates, dividend rates, and share price. Fluctuations in any of these variables will impact either positively or negatively the amount of compensation expense recorded on the income statement for each option or warrant issued.
      The fair value of common stock for options granted and common stock issued was estimated by management using an internal valuation methodology. We have determined the value of our stock issues and stock based payment using a combination of a market, income and asset-based approaches. Within the market approach, we used estimates of a net asset value on a risked recoverable resource basis (“net asset value”) discounted to reflect value attributed to peers and for our illiquidity. In addition, market multiples and previous market based transactions were taken into account. This analysis is done on a regular basis and takes into account factors that have changed from the time of the last common stock issuance. Factors affecting our assessment of price include recent purchases or sales of our common stock, changes in our net asset value, as well as operational, financial, and market conditions. In addition, we utilized the methodologies acknowledged in the applicable accounting literature. If it is determined that there are no significant factors that would affect share price, the value of stock option issuances is assumed to be consistent with the previously issued option price.

      Because we had a good measure of fair value as a result of the pricing of numerous arm’s length transactions with third parties throughout the period, including stock consideration, we chose not to obtain a contemporaneous valuation by an unrelated valuations specialist.
      During the 12-month period ended March 31, 2006, we granted 452,000 stock options with an exercise price of $50.
      Subsequent to March 31, 2006, we granted 404,150 stock options with a weighted average exercise price of $50.34.
Related Parties
      For information on related party transactions, please see “Certain Relationships and Related Party Transactions.”
Results of Operations Data:

				Three Months Ended
	Years Ended December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in thousands, except where indicated)
Revenue
Natural gas sales	$993	$8,873	$40,258	$4,657	$24,112
Expenses
Operating	1,263	3,757	13,571	1,826	8,169
General and administrative	952	4,834	20,177	2,382	4,578
Depletion, depreciation and accretion	408	13,811	38,800	2,835	204,977

	2,623	22,402	72,548	7,043	217,724

Loss from operations	(1,630)	(13,529)	(32,290)	(2,386)	(193,612)

Other income and expenses
Financing charges	21	334	41,845	15,901	11,561
Foreign exchange loss (gain)	(1,157)	(1,114)	(11,757)	19	2,207

	(1,136)	(780)	30,088	15,920	13,768

Loss before undernoted items	(494)	(12,749)	(62,378)	(18,306)	(207,380)

Taxes
Capital taxes	194	417	1,188	54	307
Deferred income taxes (reduction)	1,324	(3,584)	(13,366)	(2,289)	(64,633)

	1,518	(3,167)	(12,178)	(2,235)	(64,326)

Loss before undernoted items	(2,012)	(9,582)	(50,200)	(16,071)	(143,054)
Earnings (loss) from equity method investment	—	—	(400)	—	1,810
Minority interests	(2,331)	(2,241)	2,363	1,256	146

Net loss	$(4,343)	$(11,823)	$(48,237)	$(14,815)	$(141,098)

Basic and diluted net loss per share	$(0.24)	$(0.54)	$(8.23)	$(2.53)	$(5.51)

Basic and diluted weighted average number of shares of common stock outstanding (thousands)	17,772	21,911	24,043	23,446	27,530

				Three Months Ended
	Years Ended December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in thousands, except where indicated)
Daily sales volumes:
Natural gas (Mcf)	492	3,882	11,819	7,210	36,197
Realized prices:
Natural gas (per Mcf)	$5.53	$6.24	$9.33	$7.18	$7.40
Expenses per Mcf:
Operating	$7.04	$2.64	$3.15	$2.81	$2.51
General and administrative	$5.30	$3.40	$4.68	$3.67	$1.41
Depreciation, depletion and accretion(1)	$2.27	$2.68	$4.31	$4.37	$4.88

	At December 31,			At March 31,

	2003	2004	2005	2005	2006

	(Dollars in thousands, except where indicated)
Consolidated Balance Sheet Data:
Property, plant and equipment	$71,856	$190,078	$873,712	$257,127	$857,685
Total assets	122,953	213,870	993,898	349,113	1,001,220
Total current liabilities	13,595	55,340	123,279	71,427	187,189
Total liabilities	62,592	131,670	676,246	183,271	697,384
Series A Preferred Stock	—	—	368,981	113,019	379,636
Total stockholders’ equity (deficit)	60,361	82,200	(51,329)	52,823	(75,800)

(1)	Depreciation, depletion and accretion expenses per Mcf do not include the ceiling test write-downs for the periods ended December 31, 2004 and 2005 and March 31, 2006.

Three Months Ended March 31, 2006 compared to the Three Months Ended March 31, 2005

Natural Gas Sales
      Natural gas sales increased to $24.1 million in the first quarter of 2006 as compared to $4.7 million in the first quarter of 2005. $18.7 million of this increase was primarily due to higher natural gas sales volumes from our NGC production in the Horseshoe Canyon and Mannville plays. The remaining increase is due to slightly higher commodity prices in the first quarter of 2006 compared to the first quarter of 2005.

Operating Expenses
      Operating expenses increased to $8.2 million in the first quarter of 2006 as compared to $1.8 million in the first quarter of 2005. The increase in operating expenses was primarily due to the increase in the number of producing wells in 2006. Operating expenses on a per unit basis decreased by $1.90 per Mcf from $4.89 per Mcf to $2.99 per Mcf in our Mannville plays, mainly due to increased production rates from additional horizontal wells that more than offset the costs related to pilot operations that currently have minimal production. Operating expenses on a per unit basis decreased by $0.13 per Mcf from $2.23 per Mcf to $2.10 per Mcf in our Horseshoe Canyon play mainly due to economies of scale that we achieved as we refined our operating practices and increased production.

General and Administrative Expenses
      G&A expenses increased to $4.6 million for the first quarter of 2006, as compared to $2.4 million for the first quarter of 2005. The increase is primarily due to the hiring of additional personnel attributable to increased drilling activities and higher overall operating costs due to the current competitive oil and gas environment. In the first quarter of 2006, we recognized $1.9 million in non-cash charges for stock-based compensation, of which

$1.4 million was capitalized. The increase in stock-based compensation charges is primarily due to increases in our stock price and the increased number of stock based awards issued in 2006, as compared to 2005.

Depletion, Depreciation and Accretion Expenses
      Depletion, depreciation and accretion (“DD&A”) expenses increased to $205.0 million in the first quarter of 2006 as compared to $2.8 million in the first quarter of 2005, due primarily to a ceiling test write-down of $189.1 million, compared to no write-down in the first quarter of 2005. We believe that this impairment charge is primarily due to the early stage of our operations. The ceiling test is determined at the end of each fiscal quarter exclusively on the basis of our then current proved reserves and as such does not take into account reserves that are not yet proved but which we believe will become proved in the future. This non-cash impairment charge does not impact our expectation of the cash flow contribution from these properties.

Financing Charges
      Financing charges decreased to $11.6 million in the first quarter of 2006 as compared to $15.9 million in the first quarter of 2005. In the first quarter of 2005, we recognized $14.6 million in financing charges related to our subordinated facility which exceeded the financing charges recognized in 2006 on our secured term loan facility, Series A preferred stock embedded derivative and capitalized interest. The estimated fair value of the Series A preferred stock embedded derivative is presented as a liability on the consolidated balance sheet with changes in the fair value recorded in the statement of operations in the period they occur. The fair value of the embedded derivative is calculated each balance sheet date using management’s estimates, including the timing for settling the Series A preferred stock. We capitalize interest on unproved properties that are not being currently depleted and depreciated. For a more detailed discussion on the Series A preferred stock embedded derivative, see “— Liquidity and Capital Resources.”

Foreign Exchange Loss
      In the first quarter of 2006, we recognized a foreign exchange loss of $2.2 million. We had no material foreign exchange loss in the first quarter of 2005. We are subject to foreign exchange gains or losses because our debt is denominated in U.S. dollars. Foreign exchange losses recognized relate to both our secured term loan facility and Series A preferred stock embedded derivative. The decrease is primarily due to the Canadian dollar slightly weakening relative to the U.S. dollar.

Income Taxes
      At March 31, 2006, our income tax reduction was $64.3 million, as compared to $2.2 million for the first quarter of 2005. It was established using the statutory U.S. federal rate of 35%. The increase in our income tax benefit is primarily due to the tax effect of the ceiling test write-down in the first quarter of 2006.
      For the first quarter of 2006, our effective tax rate was 31.0% as compared to 12.2% in the first quarter of 2005. The difference between the statutory U.S. federal rate of 35% and our effective rate was primarily due to non-deductible non-cash financing charges on the embedded derivative. These non-deductible permanent differences caused our effective tax rate to be lower than the rate that would have been effective if the costs would have been deductible. Due to the net operating loss carry-forward and tax deductions, we expect that we will not incur cash income tax liabilities for at least the next year.

Net Loss
      For the first quarter of 2006, our net loss increased to $141.1 million, or $5.51 diluted net loss per share, from $14.8 million or $2.53 diluted net loss per share in the first quarter of 2005.

Year Ended December 31, 2005 compared to the Year Ended December 31, 2004

Natural Gas Sales
      Natural gas sales increased to $40.3 million in 2005 from $8.9 million in 2004 due to increases in both sales volumes and realized gas prices. Higher natural gas sales volumes primarily from our NGC production in the Horseshoe Canyon and Mannville plays contributed approximately $18.1 million to our increase in sales revenue. During the fourth quarter of 2005, we were able to commence production in both the Big Valley and Clearwater operating areas as a result of the completion and commissioning of both the Big Valley and Clearwater plants which are ultimately expected to operate at a full capacity of approximately 10 MMcfd and 30 MMcfd per day, respectively. Higher commodity prices increased sales revenue by $13.3 million from 2005.

Operating Expenses
      Operating expenses increased to $13.6 million in 2005 from $3.8 million in 2004. The increase in operating expenses was primarily due to higher production volumes and the larger number of producing wells in 2005. Mannville operating expenses increased $3.6 million in the year mainly due to increased workover, equipment rentals and contract operator expenses. Operating expenses on a per unit basis decreased by $0.33 per Mcf from $6.06 per Mcf to $5.73 per Mcf in our Mannville operations mainly due to increased production from additional horizontal wells that have had significantly higher production rates than our vertical wells. In our Horseshoe Canyon operations we incurred higher gas processing, equipment rental and contract operator expenses in 2005 which contributed to an overall operating expense increase of approximately $6.2 million. Operating expenses on a per unit basis increased by $0.74 per Mcf from $1.66 per Mcf to $2.40 per Mcf in the Horseshoe Canyon area mainly due to costs associated with our increased use of rental wellhead compressors in 2005.

General and Administrative Expenses
      G&A expenses were $20.2 million for 2005. This represents an increase of $15.3 million compared to 2004, which is primarily due to additional hiring of personnel attributable to expanding activities and higher overall business costs due to the current oil and gas industry environment. In 2005, we recognized $17.0 million in non-cash charges for stock-based compensation of which $10.3 million was capitalized. The increase in stock-based compensation charges is primarily due to increases in our stock price and the increased number of stock based awards issued in 2005 as compared to 2004.

Depletion, Depreciation and Accretion Expenses
      DD&A expenses increased by $25.0 million to $38.8 million in 2005 compared to 2004. In 2005, we included the following in costs subject to depletion: costs related to gas processing facilities; certain assets associated with SUIT working interests in the Corbett area; the Corbett pilot capital costs in the Mannville area; and costs associated with reserves that moved from probable to proven as a result of reserve evaluations. At this time we have not been able to recognize a corresponding increase in proved reserves related to our purchase of SUIT’s Corbett interests. In addition, we recognized a $20.2 million ceiling test write down in 2005, compared to $10.0 million in 2004, and had higher sales volumes in 2005 compared to 2004.

Financing Charges
      Financing charges increased to $41.8 million in 2005 compared to $0.3 million in 2004 due to the significant amount of debt transactions that we completed during the year.
      In 2005, we recorded $14.8 million in financing charges related to TEC’s subordinated credit facility and incurred interest expense on the credit facility of $19.0 million. The change in the fair value of the Series A preferred stock embedded derivative resulted in an expense of $10.4 million in 2005.
      We capitalize interest on unproved properties that are not being currently depleted and depreciated, which amounted to $6.6 million in fiscal 2005, compared to $0.5 million in 2004.

Foreign Exchange Gain
      In 2005, we recognized a foreign exchange gain of $11.8 million which represents a $10.6 million increase from 2004. The increase is primarily due to the Canadian dollar strengthening relative to the U.S. dollar. Foreign exchange gains recognized in 2005 on the secured term loan facility and Series A preferred stock embedded derivative exceeded the foreign exchange loss recognized on our U.S. dollar denominated cash balances.

Income Taxes
      For 2005, our income tax reduction was $12.2 million as compared to $3.2 million in 2004. The increase in income tax reduction from the prior year is a result of increased pre-tax loss for 2005.
      For 2005, our effective tax rate was 19.5%, compared to 24.8% in fiscal 2004. The decrease in our effective rate was primarily due to an increase in non-deductible non-cash financing charges for 2005.

Net Loss
      In 2005, our net loss increased to $48.2 million or $8.23 diluted net loss per share from $11.8 million or $0.54 diluted net loss per share for 2004.

Year Ended December 31, 2004 compared to the Year Ended December 31, 2003

Natural Gas Sales
      Natural gas sales increased to $8.9 million in 2004 from $1.0 million in 2003. The increase was primarily attributable to increased sales volumes from the Mannville area, as a result of increased production activity from a greater number of wells. Also contributing to the increase was the upward movement of natural gas prices from 2003 to 2004.

Operating Expenses
      In 2004, operating expenses increased by $2.5 million to $3.8 million as compared to $1.3 million in 2003. Increased production volumes and producing wells in 2004 were the primary causes of the increase, as operations in both the Horseshoe Canyon and Mannville area grew significantly from the previous year.

General and Administrative Expenses
      G&A expenses in 2004 increased $3.9 million to $4.8 million from $0.9 million in 2003. The increase is directly attributable to higher salary, benefits and stock-based compensation costs due to additional hiring of personnel as we expanded our operations.

Depletion, Depreciation and Accretion Expenses
      DD&A expenses increased $13.4 million to $13.8 million in 2004 from $0.4 million in 2003. The increase is directly attributed to higher sales volumes and the $10.0 million ceiling test write down we incurred in 2004.

Financing Charges
      Financing charges increased to $0.3 million in 2004 from nil in 2003.

Foreign Exchange Gain
      Foreign exchange gain decreased to $1.1 million in 2004, from $1.2 million in 2003.

Income Taxes
      For 2004, our effective tax rate was 24.8%, compared to 307.3% in fiscal 2003. For 2003 the difference between statutory U.S. federal rate of 35% and our effective rate was due to renouncement of tax deductions to U.S. stockholders and issuance of flow through shares. For Canadian income tax purposes, TEC is treated as a corporation, subject to Canadian tax on its worldwide income. For US income tax purposes, TEC is treated as a partnership, causing it to be a flow-through entity. The renouncement in 2003 relates to TEC losses allocated to previous stockholders of TEC.

Net Loss
      In 2004, our net loss increased $7.5 million to $11.8 million or $0.54 diluted net loss per share from $4.3 million or $0.24 diluted net loss per share for 2003.
Planned Capital Restructuring
      Upon the completion of this offering, shares of our Series A and Series B preferred stock will be mandatorily redeemed, and the warrants to purchase shares of our common stock that were issued in connection with each share of our Series A and Series B preferred stock will be automatically exercised. In effect, therefore, all preferred units (consisting of shares of our preferred stock and related warrants) will be replaced with common stock upon the conclusion of this offering. We also intend to refinance both our secured and unsecured term loan facilities with a combination of bank debt and unsecured, rated, high-yield bonds. As a result, if we complete this offering and proceed as we intend with our refinancing, our capital structure will be materially different than the structure described under “— Liquidity and Capital Resources.”
Liquidity and Capital Resources
      Our primary sources of cash have been equity and debt financings. Our primary uses of cash have been, and we expect will continue to be, acquisitions, exploration and development of natural gas properties, expenses for continued operations, G&A costs and or repayment of principal and interest on outstanding credit facilities.
      As of May 31, 2006, the principal amount of our total indebtedness was US$575.0 million and we had $9.9 million of letters of credit outstanding. While our credit facilities generally prohibit us from incurring additional indebtedness, we are able to incur a limited amount of additional indebtedness. As of May 31, 2006, we could have incurred additional indebtedness of up to US$25.0 million.
      We have financed our operations since 2004 through the following equity and debt transactions:

•	On July 8, 2004, TEC entered into a subordinated credit facility. As of December 31, 2004, TEC had drawn US$15.2 million on the subordinated facility. On January 28, 2005, the subordinated facility was repaid in full;

•	On August 25, 2004, we sold 1,750,405 shares of our common stock at $16.10 per share for gross proceeds of $28.2 million and 341,595 shares of common stock at $16.50 per share for gross proceeds of $5.6 million;

•	On January 28, 2005, TEC entered into a senior revolving resource facility with a maximum availability of $50.0 million due July 28, 2005. On March 15, 2005, TEC repaid the $13.7 million and US$16.3 million drawn on the resource facility and on April 18, 2005, TEC cancelled the resource facility;

•	On February 28, 2005, we sold US$3.1 million shares of our common stock to affiliates of certain stockholders. This transaction settled on March 11, 2005, when we issued 77,010 shares of common stock;

•	On March 3, 2005, we entered into a US$3.0 million subordinated loan agreement with an affiliate of a stockholder. On March 31, 2005, the loan was repaid;

•	From March through November 2005, we issued 1,198,985 shares of common stock for net cash proceeds of $55.5 million after issuance costs (which includes 77,010 shares of common stock issued as discussed above);

•	From March through September 2005, we issued 5,104,311 redeemable units (“Series A Units”) for gross proceeds of US$319.1 million before share issue costs of US$16.4 million. The Series A Units each consist of one share of our Series A preferred stock with a face amount of US$62.50 per share and one warrant exercisable for the purchase of one share of our common stock;

•	On April 26, 2005, TEC entered into a secured term loan facility and we borrowed US$175.0 million from the facility;

•	On December 16, 2005, we borrowed an additional US$100.0 million under TEC’s secured term loan facility;

•	On January 5, 2006, we sold 2,380,000 shares of our common stock at $50 per share for gross proceeds of $119.0 million. On February 2, 2006, we sold 100,000 shares of our common stock at $50 per share for gross proceeds of $5.0 million. Thereafter, we sold 350,034 shares of our common stock at $50 per share for gross proceeds of $17.5 million to our existing stockholders pursuant to their pre-emptive rights under our expiring stockholders.

•	On January 30, 2006 we sold 8,764 shares of our common stock at $50 per share for gross proceeds of $438,200;

•	On April 3, 2006, we borrowed an additional US$50.0 million under TEC’s secured term loan facility;

•	On April 25, 2006, we borrowed an additional US$125.0 million under TEC’s secured term loan facility and we borrowed US$125.0 million under TRC’s unsecured term loan facility; and

•	From June 8 to July 7, 2006, we issued 614,000 redeemable units (“Series B Units”) for gross proceeds of US$38.4 million. The Series B Units each consist of one share of our Series B preferred stock with a face amount of US$62.50 per share and one warrant exercisable for the purchase of one share of our common stock.
      Revolving Facility. TEC is the borrower under a secured revolving facility with a maximum availability of $10.0 million. The revolving facility bears interest at a rate of bank prime plus one percent for Canadian or U.S. prime rate loans and a premium of two percent for LIBOR loans, bankers’ acceptances and letters of credit. The revolving facility has a commitment fee of 0.5 percent per annum on undrawn amounts. The revolving facility is also used to issue letters of credit. The revolving facility’s borrowing base is based on the lenders’ assessment of the fair value of our proved reserves.
      The revolving facility is secured by all present and future assets of TEC and its subsidiaries, and contains certain financial covenants which require a minimum tangible net worth and the maintenance of positive working capital. On March 30, 2006, we received a written waiver from the lenders with regard to the positive working capital covenant applicable to the quarter ending March 31, 2006. On April 13, 2006, the revolving facility was amended to remove the positive working capital covenant.
      At May 31, 2006, we had $9.9 million of letters of credit outstanding under the revolving facility. The revolving facility expires on July 6, 2007, and is renewable for successive 364 day terms. If we cancelled the outstanding letters of credit, we would have $10.0 million available for borrowing under this facility. The revolving facility also restricts TEC from paying any dividends or distributions to us for anything other than general corporate expenses incurred in the normal course of business. In 2005, 2004 and 2003, no cash dividends were paid to us by any of our subsidiaries. The restricted net assets of our consolidated subsidiaries at December 31, 2005 were $414.7 million, which exceeds 25 percent of our total consolidated net assets.
      Secured Term Loan Facility. TEC is the borrower under a second lien secured syndicated term loan facility for US$275.0 million. On April 3, 2006, we drew US$50.0 million under the delayed draw associated with the secured term loan facility. On April 25, 2006, we amended the secured term loan facility to allow for an additional US$125.0 million and drew the entire amount. The secured term loan facility matures April 26, 2011 and is secured by a lien on all of TEC’s and its subsidiaries’ present and future assets. Outstanding amounts under such secured term loan facility bear interest at LIBOR plus 7.5 percent per annum. At May 31, 2006, we had US$450.0 million outstanding.
      The secured term loan facility had a covenant that required us to lend certain funds to TEC prior to completion of our purchase of the interest of the SUIT in TEC. We transferred the funds to TEC subsequent to (and not before) completion of our purchase and as a result, were in violation of the secured term loan facility agreement at March 31, 2006. On April 13, 2006, in conjunction with the amendment to the secured term loan facility, the secured term loan facility lenders confirmed that we met our obligation in respect thereof, notwithstanding that the funds were transferred after the SUIT purchase.
      The secured term loan facility prohibits the declaration or payment of cash dividends by TEC or the repayment by TEC of outstanding subordinated loans made by us, subject to certain limited exceptions. The secured term loan facility also requires us to meet certain production covenants in the quarters ending June 30, 2006 and September 30, 2006, and to meet certain financial covenants at the conclusion of each quarter beginning at the conclusion of the three months ended September 30, 2006. The production covenants require us to have sold an average of at least 80,000 gigajoules of produced gas for seven consecutive days in each of the three month periods ending June 30, 2006 and September 30, 2006. At July 13, 2006, we had met both of these covenants. The financial covenants of the secured term loan facility consist of a maximum total debt to earnings before interest, taxes, depletion, depreciation and accretion, geological and geophysical expenses, extraordinary losses and other non-cash expenses as defined in the agreement, an interest coverage ratio and a minimum present value of proved reserves to total debt ratio.
      Unsecured Term Loan Facility. On April 25, 2006, we entered into a US$125.0 million unsecured term loan facility and drew the entire amount. This facility matures on November 26, 2011 and bears interest at LIBOR plus 9.5 percent per annum until December 31, 2006 and thereafter increases by 0.5 percent per quarter. Interest is payable at maturity, unless our leverage ratio, as defined in the facility, declines below 4:1, in which case interest accruing after such time becomes payable monthly. This facility is prepayable at par until June 30, 2007, at a three percent premium until June 30, 2008, two percent until June 30, 2009, and one percent until June 30, 2010, and again at par after June 30, 2010. The unsecured facility has substantially the same covenants as the secured term loan facility, and also prohibits us from incurring additional debt, subject to limited exceptions. At May 31, 2006, we had US$125.0 million outstanding. We are permitted to incur up to US$25.0 million of additional indebtedness under our unsecured term loan facility.
      Series A Preferred Stock. We have 4,993,559 outstanding shares of Series A preferred stock units. Each unit consists of one share of Series A preferred stock (par value of $0.0001 per share) with a face amount of US$62.50 per share and one warrant exercisable for the purchase of, initially, one share of common stock. The warrant can be exercised only at the time of redemption of the associated shares of Series A preferred stock. A share of Series A preferred stock can be redeemed only if the associated warrant is simultaneously exercised.
      The shares of Series A preferred stock are mandatorily redeemable on the earlier of March 10, 2013 and the consummation of a public offering of common stock with gross proceeds exceeding US$50.0 million. The shares of Series A preferred stock are redeemable at the option of the holder at any time after March 10, 2008 or in connection with a change of control. We may also elect to redeem the Series A preferred stock after March 10, 2008 or in connection with a change of control.
      The Series A preferred stock earns dividends at nine percent per annum for the first 24 months after issuance and 11 percent per annum thereafter.
      The redemption price of a share of Series A preferred stock is equal to the exercise price of the corresponding warrant. Upon redemption of a share of Series A preferred stock and exercise of the warrant, the number of shares of common stock issuable upon exercise of the associated warrant will be adjusted if necessary, either (a) upward for the holder to receive the purchase price of US$62.50 plus the minimum annual compounded return, or (b) downward for the holder to be limited to receipt of the purchase price of US$62.50 plus the maximum annual compounded return. If upon redemption a downward adjustment is required, the holder has the option to make a cash payment to us in lieu of a downward adjustment of the number of shares of our common stock issuable upon exercise of the warrant. The minimum and maximum annual compounded return is determined based on the date the shares of Series A preferred stock are redeemed and the warrants are concurrently exercised as follows:

Redemption Date	Minimum Return

March 10, 2006 to March 9, 2007	17%
March 10, 2007 to March 9, 2013	15%
After March 10, 2013	an additional 1% per year

Redemption Date	Maximum Return

March 10, 2006 to March 9, 2007	25%
March 10, 2007 to March 9, 2008	22%
March 10, 2008 to March 9, 2009	20%
March 10, 2009 to March 9, 2010	19%
After March 10, 2010	18%
      The above noted minimum and maximum return feature on redemption comprising (a) the minimum and maximum compounded annual return; and (b) the return of the difference between the face amount and the fair value of the common stock was determined to be an embedded derivative. Accordingly, a portion of the gross proceeds received on issuance of the units was attributed to this embedded derivative and recorded as a liability at its fair value. The carrying amount of the Series A preferred stock was calculated as the gross proceeds received on issuance of the units less the value attributed to the embedded derivative. The Series A preferred stock is classified as temporary equity as the holder in certain circumstances (not including an initial public offering) has a right to put for cash the common stock received on redemption of the Series A preferred stock and concurrent exercise of the warrant. The difference between the original carrying amount recorded on issuance of the Series A preferred stock and their face amount is recognized as an additional charge to deficit on the issuance date. Dividends on the Series A preferred stock are recognized in the statement of stockholders’ equity at an effective compounded rate of 10 percent per annum.
      Series B Preferred Stock. We have 614,000 outstanding shares of Series B preferred stock units. Each unit consists of one share of Series B preferred stock (par value of $0.0001 per share) with a face amount of US$62.50 per share and one warrant exercisable for the purchase of, initially, one share of common stock. The warrant can be exercised only at the time of redemption of the associated shares of Series B preferred stock. A share of Series B preferred stock can be redeemed only if the associated warrant is simultaneously exercised.
      The shares of Series B preferred stock are mandatorily redeemable on the earlier of March 10, 2013 and the consummation of a public offering of common stock with gross proceeds exceeding US$50.0 million. The shares of Series B preferred stock are redeemable at the option of the holder at any time after March 10, 2008 or in connection with a change of control. We may also elect to redeem the Series B preferred stock after March 10, 2008 or in connection with a change of control.
      The Series B preferred stock earns dividends at seven percent per annum.
      The redemption price of a share of Series B preferred stock is equal to the exercise price of the corresponding warrant. Upon redemption of a share of Series B preferred stock and exercise of the warrant, the number of shares of common stock issuable upon exercise of the warrant will be adjusted if necessary, either (a) upward for the holder to receive the purchase price of US$62.50 plus the annual compounded return, or (b) downward for the holder to receive the purchase price of US$62.50 plus the annual compounded return. The annual compounded return is fifteen percent. If upon redemption a downward adjustment is required, the holder has the option to make a cash payment to us in lieu of a downward adjustment of the number of shares of our common stock issuable upon exercise of the warrant.
      Redemption of Preferred Stock and Exercise of Associated Warrants. As previously noted, upon the closing of this offering, all of our preferred stock will be mandatorily redeemed, and the warrants to purchase shares of our common stock that were issued in connection with each share of our Series A and Series B preferred stock will be automatically exercised. Assuming the initial offering price is US$           per share, the mid-point of the initial public offering price range indicated on the cover page of this prospectus, we will issue                      shares of our common stock upon the automatic exercise of the warrants in connection with the redemption of Series A preferred stock and                      shares of our common stock upon the automatic exercise of the warrants in connection with the redemption of Series B preferred stock. A US$1.00 increase (decrease) in the assumed initial public offering price of US$           per share would increase (decrease) the number of shares to be issued upon the automatic exercise of the warrants in connection with the redemption of Series A preferred stock by                     and the number of shares to be issued upon the automatic exercise of the warrants in connection with the

redemption of Series B preferred stock by                     , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

Cash Flow

				Three Months Ended
	Years Ended December 31,			March 31,

	2003	2004	2005	2005	2006

	(In thousands)
Net cash provided (used) by operating activities	$(1,107)	$2,053	$(3,579)	$109	$3,702
Net cash provided by financing activities	$67,995	$57,506	$671,436	$141,548	$135,017
Net cash used for investing activities	$(28,445)	$(91,619)	$(604,979)	$(77,308)	$(178,405)

Operating Activities
      Cash provided by operating activities in the first quarter of 2006 increased to $3.7 million compared to $0.1 million in the first quarter of 2005. Increased natural gas sales more than offset increased cash operating, financing and G&A expenses.
      Net cash used for operating activities during 2005 totaled $3.6 million, which is a decrease of $5.6 million from net cash provided by operating activities of $2.1 million during 2004. The decrease is primarily due to increased cash operating, interest and G&A expenses which more than offset our increased natural gas sales in 2005. Our negative cash flow from operating activities was funded from cash provided by financing activities during the year.
      Net cash provided by operating activities during 2004 totaled $2.1 million, up $3.2 million from 2003. The increase was due primarily to increased sales volumes in 2004. The significant increase in natural gas sales more than offset the corresponding increase in operating and G&A expenses during the year.

Financing Activities
      Net cash provided by financing activities in the first quarter of 2006 totaled $135.0 million, which is a decrease of $6.5 million from the first quarter of 2005 as a result of the equity transactions described herein.
      Net cash provided by financing activities in 2005 totaled $671.4 million, which is an increase of $613.9 million from 2004, as a result of the debt and equity transactions described herein.
      Net cash provided by financing activities decreased in 2004 to $57.5 million from $68.0 million in 2003. The decrease was primarily due to higher proceeds from common stock issuances in 2003 offset by cash advances on the revolving and subordinated credit facilities in 2004. We issued 5,102,272 and 2,092,000 shares of common stock for net cash proceeds of $64.0 million and $27.8 million in 2003 and 2004, respectively. In 2004 we utilized $5.0 million of the revolving credit facility and US$15.2 million of the subordinated credit facility.

Investing Activities
      Our main use of cash for investing activities continues to be for the purchase and acquisition of property, plant and equipment and capitalized G&A costs.
      Net cash used by investing activities in the first quarter of 2006 was $178.4 million, compared to $77.3 million in the first quarter of 2005. The increase is attributable to increased exploration and development activities in the Horseshoe Canyon and Mannville coal formations.
      Net cash used by investing activities in 2005 totaled $605.0 million, which is an increase of $513.4 million from 2004, and $576.5 million from 2003. In both 2004 and 2005 we continued our exploration and development programs, focusing on the Mannville and Horseshoe Canyon coal formations, in addition, we increased our land position through land auctions and through the acquisition of the SUIT working interest in Corbett. In addition, we continue to enter into negotiated arrangements for the right to earn land from other industry participants by drilling wells.

Capital Expenditures
      The following table summarizes our capital expenditures for the years ended December 31, 2005, 2004 and 2003 and for the three months ended March 31, 2006 and 2005:

				Three Months Ended
	Years Ended December 31,			March 31,

	2003	2004	2005	2005	2006

	(In thousands)
Land	$4,562	$25,001	$42,537	$5,279	$16,779
Seismic	649	423	9,279	6,339	6,014
Drilling	12,327	61,729	240,064	22,824	115,702
Gathering pipelines, wellsite facilities and gas plants	1,523	7,595	135,666	24,839	39,382
Corporate assets	10,757	8,599	10,901	2,690	3,043
Acquisitions	—	17,248	58,043	6,802	2,585
Capitalized interest	586	503	6,574	329	4,300

Total capital expenditures	$30,404	$121,098	$503,064	$69,102	$187,805

      Our capital expenditures in the first quarter of 2006 increased to $187.8 million from $69.1 million in the first quarter of 2005, primarily due to higher capital expenditures related to increased drilling and the increased cost of drilling. In the first quarter of 2006, we participated in drilling 237 gross (137 net) wells compared to 61 gross (47 net) wells in the first quarter of 2005.
      Our capital expenditures in 2005 increased to $503.1 million from $121.1 million in 2004. We participated in drilling 406 gross (270 net) wells in 2005, up from 165 gross (96 net) wells in 2004. We spent approximately $93.9 million on gas plants in 2005, most of which was spent on construction of the Big Valley plant and the Clearwater plant, the expansion of the Corbett plant and several other plants that we participated in with our working interest partners.
      Capital expenditures increased to $121.1 million in 2004 compared to $30.4 million in 2003. In 2004, we spent $42.2 million to expand our landholdings through acquisitions and Crown land sales. In addition, in 2004 we drilled 165 gross (96 net) wells compared to 36 gross (16 net) wells in 2003.
      In 2006, we plan to continue to explore and develop our unconventional and conventional properties. If long term natural gas prices decrease to a level that we deem to be uneconomical, we could defer or cancel planned capital expenditures or choose to complete only capital projects that had acceptable levels of expected returns and cash flow generation. We continue to monitor and may adjust our capital expenditures in response to operating experience, engineering analysis, and changes in natural gas prices, exploration and development costs, industry conditions and capital resource availability. The unavailability or high cost of drilling rigs, equipment, supplies and personnel, as well as weather and the time required to receive permits, could also affect the timing of our capital expenditures.
      We will have to make substantial capital expenditures for the acquisition, exploration, development, and production activities in the future. We may have limited access to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes or, if debt and equity financing are available, that the financing will be on terms acceptable to us. If we are unable to access sufficient capital for our operations it could have a material adverse effect on our financial condition, results of operations and prospects.

Commitments and Contractual Obligations
      The following table sets forth our commitments and contractual obligations as at December 31, 2005:

	Payments due by period

	Less than	1-3	4-5	More Than
	1 Year	Years	Years	5 Years	Total

	(In thousands)
Long-term debt	$38,379	$76,758	$76,758	$332,618	$524,513
Operating lease obligations	1,762	4,134	4,214	3,659	13,769

Total	$40,141	$80,892	$80,972	$336,277	$538,282

      As of December 31, 2005, we had US$275.0 million outstanding under our secured term loan facility that bears interest at LIBOR plus 7.5 percent. No principal payments are required before the facility matures on April 26, 2011. To calculate the required obligation we utilized the current 3 month LIBOR rate of 4.5 percent and the annual foreign exchange rate of $1.16/ US$1.00 for all periods disclosed. As of May 31, 2006, we had US$450.0 million outstanding under the secured term loan facility and US$125.0 outstanding under the unsecured term loan facility.
      We have entered into operating leases for office space, office equipment and vehicles. In March 2006, we signed a lease for new office space commencing in March 2007 for a period of 15 years. Basic annual rent is $5.4 million for the entire term of the lease.

Off-Balance Sheet Arrangements
      We currently have no off-balance sheet arrangements.
Quantitative and Qualitative Disclosures About Market Risk
      In order to manage our exposure to market risk, we developed a risk management policy and established a commodity risk management committee. Under this policy, we may enter into agreements, including fixed price, forward price, physical purchase and sales contracts, futures, currency swaps, financial swaps, option contracts, collars and put options. Our commodity risk management committee evaluates the need to enter into such arrangements, and then seeks the approval of our board of directors. At this time, we have chosen not to enter into such risk management arrangements.

Commodity Price Risk
      We are exposed to fluctuations in natural gas prices, as all our production is currently sold at spot prices that are subject to volatile trading activity. Natural gas commodity prices fluctuate in response to, among other things, domestic and foreign supply/demand, import/export balances, government regulations, weather and fluctuations in the availability and price of other replacement energy sources. A significant drop in natural gas commodity prices could materially impact our natural gas sales, the volume of production we could produce economically, require downward adjustments to proved reserves and could materially impact our financial condition. Based on our first quarter of 2006 natural gas sales volumes, a change of $1.00 per Mcf in the weighted-average realized price of natural gas would increase or decrease our quarterly natural gas sales by approximately $3.3 million.

Interest Rate Risk
      We are exposed to changes in interest rates, primarily due to the fact that our term loan facilities bear interest at floating rates and also potentially due to our revolving credit facility. We have not entered into any interest rate swaps to limit or manage our exposure to fluctuations in interest rates. A 10 percent change in the floating interest rate (approximately 0.51 basis points) based on our debt balances as of May 31, 2006, would change the annual interest expense by approximately $3.2 million. To calculate the change we used a May 31, 2006 LIBOR rate of 5.1 percent that changed 10 percent based on our debt balance of US$575.0 million as at May 31, 2006. For the purpose of this calculation we used a foreign exchange rate of $1.10/ US$1.00.

Foreign Currency Risk
      We are exposed to foreign currency exchange rate fluctuations on U.S. dollar denominated cash balances, the term loan facilities and the Series A preferred stock embedded derivative. We currently do not have fixed rate arrangements to mitigate foreign exchange risk, however we continue to monitor our exposure and may enter into foreign exchange hedges if deemed appropriate. Based on the quarter end carrying value of our U.S. dollar cash balances, the Series A preferred stock embedded derivative and our outstanding debt of US$275.0 million as at March 31, 2006, a $0.01 change in the $/US$ average exchange rate would result in an approximate change of $4.0 million for foreign exchange loss (gain). For the purpose of this calculation we used a foreign exchange rate at March 31, 2006 of $1.16/ US$1.00. In April 2006, we incurred an additional US$300.0 million of indebtedness. A $0.01 change in the $/US$ average exchange rate would result in an approximate change of $3.0 million for foreign exchange loss (gain) in respect of this additional indebtedness. Due to the cyclical nature of the interest rates, this calculation has been prepared without reflecting the potential impact that a change in foreign exchange rates would have on U.S. dollar denominated interest expense on the secured term loan facility.

Credit Risk
      We are exposed to normal credit risk on accounts receivables from customers and counterparties in the natural gas industry. We actively monitor our credit risks throughout the year.

INDUSTRY
Unconventional Natural Gas Resource Plays
      The term “unconventional natural gas resource play” refers to areally extensive natural gas accumulations that are known to exist but require innovative technology to extract the resource in a commercially feasible way. When compared to a conventional natural gas play, an unconventional natural gas resource play generally has lower geological risk once the areal limits of the play have been defined by drilling, testing and commercial well production. Within these defined limits, a significant advantage associated with unconventional natural gas resource plays is the availability of numerous low risk drilling opportunities that can be expected to result in production levels and reserves that fall within a predictable range.
Natural Gas from Coal (“NGC”)
      NGC is natural gas that is trapped within buried coal at depth. NGC is stored, or “adsorbed”, onto the internal surfaces of the coal. In most NGC reservoirs, the naturally occurring cracks, or “cleats”, originally contain water. This water must be pumped out, thereby reducing reservoir pressure. As pressure within the coalbed formation is reduced, NGC is released through a process called “desorption”. NGC formations typically require de-watering before desorption occurs and commercial gas production rates are achieved. This “de-watering” process can occur over several months before commercial quantities of NGC are produced, in contrast to conventional gas reservoirs that produce gas immediately upon completion. The length of time required for an NGC gas well to reach peak production levels is highly variable and difficult to predict in new plays. Classification of reserves as proved varies from time to time. At early times in the life of an NGC well, only a small amount of estimated future production is considered proved. At later times, after a well has reached its peak rate, the estimated proved reserves are generally higher. At still later times, after production has declined sufficiently to demonstrate a clearly defined trend, the accumulated production plus proved reserves approaches the estimated ultimate recovery for the well. In most cases, this does not occur until after the well has been producing for two years or more.
      The main parameters that affect recovery of NGC are coal thickness, gas content and permeability.
      Coal thickness refers to the actual thickness of the coal and is used to estimate how many tons of coal underlie a section of land. The estimate of the number of tons per section is multiplied by the estimated gas content of such lands (measured per ton), to estimate the gas-in-place for the section. Gas content in coal is the volume of gas per unit weight of coal or rock, usually measured as standard cubic feet per ton (scf/ton).
      A prerequisite for economic gas flow rates is sufficient coal permeability, so that gas and water can flow to the wellbore. Permeability is measured by “md”, or millidarcies, which is a measure of the ability of rock (including coal) to transmit fluids. The higher the md measure, the greater the permeability. Most gas and water flows through the coal cleat system and other fractures. Cleat is a miner’s term for the natural system of fractures which have formed in the coals, usually as a result of the coalification process and as influenced by the local geological stresses. Cleat spacing greatly influences permeability. Cleat spacing is related to a complex relationship between rank, coal composition, mineral matter content, coal bed thickness and tectonic history.
      Water production and disposal is a key issue in NGC development. Lining drill holes with casing and cementing holes from production levels to the surface protects groundwater from risks associated with drilling and reservoir stimulation operations within the wellbore. Water produced from oil and gas operations, including NGC operations, is characterized as saline or non-saline depending on the total dissolved solids (“TDS”) content. In Alberta, water with a TDS of less than 4,000 milligrams per liter is considered non-saline (usable, or fresh), and its production is strictly regulated by Alberta Environment. Production of non-saline water requires a Diversion Permit be acquired from Alberta Environment before any development occurs. The Diversion Permit application must be supported by groundwater investigations which demonstrate there will be no impact on water users, that the risks are understood and are manageable, and include a mitigation plan. Alberta Environment has not issued Diversion Permits for any NGC operations except short term, small scale testing. Production of saline water (greater than 4,000 milligrams per liter) during NGC operations is regulated by the same Alberta Energy and Utilities Board Regulations that govern conventional and all other oil and gas operations. Drilling and production regulations require that water produced from natural gas operations, including NGC, be disposed of in a deep underground formation, unless otherwise permitted by applicable law. By regulation, saline water must be deep disposed. Surface disposal is not permitted except where testing of the produced water (whether treated or not) and the receiving environment demonstrate that compatibility exists, with no impact on soils, surface waters, flora and fauna, agricultural activities, and the general ecology. Furthermore, surface disposal (of non-saline water) requires approval from Alberta Environment. We are not aware of any situations where Alberta Environment has approved surface disposal of water produced through NGC operations, and thus we do not contemplate a need for surface disposal for our operations.
North American NGC Industry
      Over the past 25 years, NGC in the United States has evolved into a major component of the United States energy industry. In 2004, NGC accounted for approximately 9% of U.S. dry natural gas production and 10% of U.S. gas reserves, from a number of NGC basins in the continental United States. These basins include the San Juan, Raton, Powder River and Uinta basins in the western United States.
      We believe Canadian NGC represents a large, unconventional natural gas opportunity in its early stages and that it is the only non-U.S. NGC opportunity that can directly access the United States natural gas market via pipeline. Current conditions for development of the WCSB may be characterized as favorable, due to the region’s low population density, extensive natural gas infrastructure, including export take-away capacity, and competitive tax and royalty regimes. The WCSB is underlain by numerous coal seams, each group of which may represent a distinct NGC play type. NGC in Canada has attracted attention in recent years in part due to the decline in Canadian conventional natural gas production and the potential size of the original gas-in-place, estimated at 528 Tcf by the Canadian Gas Potential Committee. NGC activity has, as a result, increased from only a few test wells in 2001 to over 3,000 well connections in 2005. The EUB forecasts that NGC production in Alberta will increase from 0.1 Tcf in 2005 to 0.7 Tcf in 2015, (a 21% compounded annual growth rate), accounting for 1% and 16% of total natural gas production in Alberta in 2005 and 2015, respectively.

BUSINESS
Our Company
      We are a natural gas exploration and development company, principally focused on the exploration for and development of natural gas from coal (“NGC”), also known as coal bed methane, from resource plays in the Western Canadian Sedimentary Basin (“WCSB”). Our principal properties are located in Alberta, Canada. We were one of the first exploration and development companies to focus on NGC resource plays in the WCSB, and as a result we have established significant positions in the Horseshoe Canyon and Mannville NGC plays, which we believe are the two largest in the WCSB. We believe the coals in our Mannville plays have some of the highest gas content of any coals in Alberta and have structural characteristics that facilitate the production of NGC, and we were the first to demonstrate the commercial viability of the Mannville formation. We also explore for other unconventional natural gas resources, including tight sands and shale gas. We have exploration properties in British Columbia, Canada, the State of Washington and other areas in the northwest United States.
Our Strategy
      As an unconventional natural gas company, our goal is to maximize value for our stockholders by identifying and building dominant land positions in the most prospective parts of large unconventional resource plays. By applying industry leading technological and operational methods, we intend to achieve substantial production and reserve growth while meeting or exceeding high environmental compliance and stakeholder relations standards. Specifically, our strategies are to:

Pursue Growth Through the Drillbit. We believe we have a multi-year inventory of low risk exploration and development opportunities. We intend to develop these opportunities in a cost-effective manner to continue to grow our production and increase our reserves.

Continue Improving Operational Efficiency and Cost Control. We recognize that competent and orderly project development has a direct impact on operating efficiency. We continually seek ways to improve our operations and reduce our operating costs.

Identify and Develop Additional Unconventional Gas Prospects. We intend to leverage the expertise of our team to pursue high potential opportunities in new areas to augment our existing multi-year drilling inventory. We believe that there are numerous undeveloped or unexplored unconventional natural gas opportunities in North America.

Maintain A Leading Technological Position Among Unconventional Resource Companies. We are continually seeking to develop more efficient drilling, completion and production methods through a combination of training, fostering an environment of creativity and experimentation within our organization, establishing joint ventures with other industry leaders and seeking advice from industry experts outside our company.
Our Competitive Strengths
      We believe that the following strengths will enable us to execute our strategy:

Large Drilling Inventory on Quality Resource Base. We have established large contiguous land positions in highly prospective areas of the Mannville, Horseshoe Canyon and Belly River formations. We believe that our properties have characteristics common to other commercially successful unconventional natural gas resource plays. These plays are generally characterized by a high natural gas concentration, a multi-year inventory of drilling opportunities and long life reserve potential.

Experienced and Committed Management and Technical Team. Our management team has considerable experience in acquiring, developing and operating NGC and other unconventional natural gas properties. We have focused on assembling a diverse technical team of petroleum engineers, geologists, technicians, and geophysicists, who have extensive experience within the oil and gas industry. We believe that our technical expertise provides a competitive advantage in identifying, securing and successfully commercializ-

ing unconventional natural gas resource plays. All of our employees have shares of, and/or options to purchase shares of, our common stock.

Technical Expertise. Our highly qualified geoscience and engineering team has successfully applied a rigorous data-driven approach to identifying and developing our portfolio of unconventional natural gas resource plays. This approach has enabled us to be the first company to clearly demonstrate the commercial viability of the Mannville play and has contributed to our above average production rates in the Horseshoe Canyon. To augment our technical expertise, we recently acquired Rakhit Petroleum Consulting Ltd., a widely recognized geoscience consulting company, and entered into a joint venture arrangement with Kerogen Resources Inc., a U.S.-based shale gas exploration and development company. Kerogen is providing its expertise to assist us in the identification of shale gas opportunities within certain portions of the WCSB, while we are employing the expertise and data we acquired from Rakhit to identify additional unconventional natural gas opportunities in North America.

Control of Operations. We exercise operating control over the preponderant majority of our drilling and associated infrastructure. As operator of our projects, we are able to exercise a substantial degree of discretion in determining the timing and methodology of our ongoing exploration, development and exploitation programs. In addition, we operate the majority of our facilities and we currently own or have access to all required infrastructure, with processing capacity in place to accommodate our current production. Our operating control has enabled us to reduce our per unit operating expenses as we refine our operating practices.

Leading Stakeholder/ Environmentally-Friendly Practices. We strive to conduct our operations according to the highest standards. Our stakeholder relations are based on the principles of Asset Based Community Development, an innovative approach whereby we become an active participant in the social and economic development of the communities in which we operate. We are a leader in the design and implementation of a number of industry innovations, including silent compression in our gas processing facilities, multi-well horizontal drilling from a single surface pad and minimal surface disturbance drilling and completion methods in environmentally sensitive operating areas. Such practices have helped us establish excellent relationships with regulatory bodies, enhance the willingness of land-owners and joint venture partners to do business with us, and build a high degree of employee satisfaction, all of which add value to our business.

Corporate History
      We were incorporated under the General Corporation Law of the State of Delaware on November 7, 2003. We were organized as a U.S. holding company of TEC for the purposes of raising additional capital to expand and continue development of the business of TEC. TEC was incorporated as an unlimited liability company under the Companies Act (Nova Scotia) on September 26, 2001. We currently own, directly and indirectly, approximately 99.4% of the TEC common shares. Our wholly-owned subsidiary, Trident (USA) Corp. (”TUC”) is registered to carry on business in the States of Washington and Oregon.
      Within the first few months of forming TEC, we developed and began executing a three-fold plan to explore for, test and evaluate NGC prospects in the WCSB, as follows:

•	first, obtain access to and control a comprehensive knowledge base relating to Canadian coals;

•	second, import the technology and practices from the United States’ NGC industry, particularly relating to test well evaluation and NGC reservoir quality assessment; and

•	third, assemble a team of professionals located in Calgary, Alberta to synthesize the coal data and NGC technology into an exploration program and to cost effectively operate such program.
      We began executing this plan by:

•	forming a joint venture with, and then later acquiring, NRL Energy Ltd. (”NRL”), which was the NGC arm of Norwest Corp., a well-recognized coal consulting firm in Canada. NRL’s assets included an extensive NGC data base developed from its many years of experience in evaluating and operating in coal seams in the WCSB as well as participating in two NGC joint ventures with Koch Exploration Ltd. and Nexen Inc.;

•	establishing an exclusive relationship for Alberta and part of northeastern British Columbia with Questa Engineering Corporation, a U.S. based NGC engineering consulting firm. TEC subsequently replaced Questa’s services with in-house expertise but may continue to use Questa’s services on a non-exclusive basis, from time to time in the future; and

•	beginning to build a Calgary-based team of experienced oil and gas professionals.

      The combination of NRL’s knowledge of the WCSB coal seams, our relationship with Questa in Alberta and part of northeastern British Columbia, our experience with the latest NGC technology in the United States, and the assembly of our Calgary-based team, provided the basis for us to identify and begin acquiring our land base of targets for NGC exploration and development in the WCSB.
      We conducted an exploration drilling program spanning a large portion of the Province of Alberta, which entailed drilling several test wells. Virtually all of these tests included gas content determination from coring and/or cuttings, and permeability testing using our purpose built equipment.
      As a result of our systematic mapping and exploration efforts and in conjunction with acquisition, joint venture and farm-in opportunities, we made strategic decisions to focus our capital and development activities upon a portion of the Horseshoe Canyon formation and the Mannville formation.
Our Operations
      Our Canadian exploration, development and exploitation activities are concentrated in what we believe to be Canada’s largest NGC resource plays: the Mannville and the Horseshoe Canyon. In these formations, we explore for, develop and produce natural gas primarily from unconventional and, to a lesser extent, conventional plays. In addition, we have undertaken an acquisition and exploration program in the Columbia River Basin and other areas in the northwest United States.
      The following table summarizes our land position, wells drilled and drilling inventory as of March 31, 2006:

			Unearned			Risked	Unrisked
	Developed	Undeveloped	Net	Total Net	Net Wells	Drilling	Drilling
Plays	Net Acres (1)	Net Acres	Acres(2)	Acres	Drilled(3)	Inventory(4)(5)	Inventory(5)(6)

Mannville(7)	99,218	496,400	92,160	687,778	108	2,564	3,752
Horseshoe Canyon(7)(8)(9)	146,775	70,447	93,948	311,170	375	773	945
Other NGC	7,680	93,821	—	101,501	—	—	—
U.S. Lands	—	437,986	—	437,986	—	—	—
Total(7)	224,138	1,082,749	145,149	1,452,036	483	3,337	4,697

(1)	Developed Net Acres are those acres within a 640 acre section in which we have drilled at least one well.

(2)	Unearned Net Acres means acreage that we have the right to earn provided that we drill a specified number of wells on the acreage within a specified time.

(3)	In addition, we have drilled five net wells targeting the Belly River formation and 35 net wells targeting conventional and other unconventional natural gas on our lands.

(4)	Calculated based on Total Net Acres and estimated well spacing, after applying a probability factor and after deducting Net Wells Drilled. The probability factor is an indication of the likelihood that the coals in a given project area have the attributes required to form the basis of a commercial NGC project. The primary attributes taken into consideration include coal thickness, coal continuity, gas content and permeability. In addition, we also assess whether the technology currently exists to economically extract commercial quantities of natural gas in each project area. Our risked drilling inventory is an internal estimate derived from our data, our interpretation of our data, and our estimates of the likelihood that we will succeed in establishing a commercial project based on our experience to date.

(5)	In the Mannville, our wells comprise a single wellbore at the surface from which we drill up to four lateral legs per 640 acre section. Our drilling inventory reflects the number of lateral legs we plan to drill.

(6)	Calculated based on Total Net Acres and estimated well spacing, after deducting Net Wells Drilled. Unrisked Drilling Inventory assumes that we will drill three or four lateral legs from a single wellbore per 640 acre section of our Mannville lands and that we will drill between one and four wells per 640 acre section of our Horseshoe Canyon lands.

(7)	Acreage in our Mannville and Horseshoe Canyon plays overlaps to some extent. This overlap is eliminated from the calculation of Total Net Acres.

(8)	Our Belly River play directly underlies part of our Horseshoe Canyon play. Accordingly, our interests in approximately 157,000 net acres in the Belly River overlap with our Horseshoe Canyon acreage. The table above does not show Belly River acreage, however, Net Wells Drilled and Drilling Inventory include Horseshoe Canyon wells drilled to the base of the Belly River formation and Drilling Inventory includes Horseshoe Canyon wells that we may drill to the base of the Belly River formation.

(9)	Of the 773 drilling locations in our Horseshoe Canyon Risked Drilling Inventory, 344 locations are in our Fenn operating area. Of the 945 locations in our Horseshoe Canyon Unrisked Drilling Inventory, 349 locations are in our Fenn operating area.

Mannville
      The Mannville formation extends over a vast area in Alberta and we believe, based on our data and analysis, that the coals in the Mannville formation have some of the highest gas content of any coals in Alberta. We believe that recent Crown land acquisitions, at some of the highest Alberta land prices in recent history, and operating activity undertaken by some of our peers in the Mannville formation help to validate our view of the Mannville formation’s potential.
      Our Mannville coal plays were the site of our initial exploration and development initiatives. We conducted extensive geological analysis prior to building our land position in the Mannville. Initially we undertook an extensive mapping of the Mannville coals, based on decades worth of data from numerous drilling programs conducted to evaluate potential mining projects. We supplemented our detailed coal mapping with a number of contracted technical studies, including seismic and geological studies designed to provide further geologic overlays. Our analysis led us to amass land positions in areas that had thick, continuous coal deposits with high gas content, and evidence of cleating and fracturing, which indicate the permeability of the coal.
      Our operations within the Mannville coal formation consist of properties located in the Corbett Area of Mutual Interest (the “Corbett AMI”) and several additional operating areas throughout northern and central Alberta. The Corbett AMI was our original land holding and is held in a joint venture with Nexen. It includes the following operating areas: Corbett, Clearwater, Sandhills, Wedge, Thunder and Doris. Our Mannville plays outside of the Corbett AMI in northern Alberta include Judy Creek/ Swan Hills, Morse, Heldar and Vega. Our Mannville play in central Alberta is divided into three operating areas: Wainwright, Coronation and Fenn. We have amassed our Mannville landholdings through a combination of joint ventures, farm-ins, and Crown purchases. Accordingly, our ownership interests throughout the Mannville formation vary depending on the applicable joint venture or farm-in agreements. In all of these operating areas, we are exploring the coals of the Mannville formation and, to a lesser extent, conventional natural gas plays where they occur.
      We operate all properties in the Mannville, with the exception of the Doris operating area. As operator, we have established a plan for the full development of the Mannville project areas. There are approximately 2,564 net remaining possible locations in our drilling inventory based on our Mannville prospective acreage.

Corbett AMI.
      In July 2005, we, together with our partner Nexen, were the first to announce commercial NGC production from the Mannville formation. Since the announcement, we, along with Nexen have spent approximately $300 million in the Corbett AMI. Together with Nexen, we expect to spend an additional $100 million over the next six months to increase production of NGC in the Corbett AMI. Our share of these past and future expected costs is approximately 60%.
      As of March 31, 2006 we had drilled 69 gross (60 net) horizontal and multilateral wells in the Corbett AMI of which 63 gross (54 net) are on production. Corbett AMI average daily production for the week ending June 24, 2006 was approximately 25 MMcfd.

Other Mannville Lands.
      As of March 31, 2006 we had drilled 10 gross (8 net) horizontal wells in our other Mannville plays, of which 8 gross (7 net) are on production. Other Mannville average daily production for the week ending June 24, 2006 was less than 1 MMcfd.

Mannville Development Plans.
      In addition to the Corbett AMI, we have assembled contiguous land positions in several areas in which we believe the coals of the Mannville formation to be prospective. We have confirmed gas concentrations, coal thickness and continuity in these areas, and we are now drilling test wells to validate the presence of permeability and to establish the productive capability of the coals in each area. Each area has unique geological characteristics that require a level of experimentation with drilling, completion and production methods. Accordingly, each area has a risk profile that is adjusted as new data are gathered and interpreted. Full development plans are in place for each area subject to validation of commercial potential.

Horseshoe Canyon
      The Horseshoe Canyon is currently the most successful commercial NGC play in the WCSB. Our early mapping of the coal formations in the WCSB identified prospective acreage in areas of the Horseshoe Canyon where the coals tend to be generally very thick, continuous and highly permeable. In addition, the shallow coals of the Horseshoe Canyon generally contain very little water and the area benefits from extensive existing infrastructure. We were an early participant in the Horseshoe Canyon through joint ventures with Husky Energy Inc. and Canadian Natural Resources Limited, and, largely as a result of our early positioning, we were able to assemble a significant land position in what we believe to be the most productive part of the entire play.
      The three primary operating areas within which we are exploiting reservoirs in the Horseshoe Canyon formation are Fenn, Drumheller, and Lone Pine Creek. In 2005 we drilled 312 gross (185 net) wells targeting the Horseshoe Canyon formation and from January 1 to March 31, 2006, we drilled 215 gross (120 net) wells. The Horseshoe Canyon accounted for approximately 46% of our average daily production for the week ending June 24, 2006. Horseshoe Canyon average daily production for the week ending June 24, 2006, was approximately 37 MMcfd.
      Belly River. Underneath the Horseshoe Canyon coal formation lies the Belly River formation, which consists of interbedded shales, carbonaceous shales, coal, siltstones and sandstones. The unique aspect of this geological system is that all permeable coals, shales and sandstones with these two formations contain varying quantities of natural gas. This type of gas charged system is known as a “continuous” gas accumulation. Although our primary focus has been on NGC production from the Horseshoe Canyon formation, we made an early decision to deepen each vertical Horseshoe Canyon well to the base of the Belly River formation at relatively minor incremental cost. This strategy has resulted in a broad statistical sampling of the Horseshoe Canyon and Belly River formations over a large area. By increasing the well density in the area, we have amassed a database of the associated geological and test data from these wells that has enabled us to develop a more comprehensive understanding of this hydrocarbon system. In addition to the coals, we have identified additional gas bearing reservoirs in sandstones and siltstones that we believe will deliver commercial quantities of natural gas. We are also in the experimental stages of ascertaining whether the gas bearing shales in these formations will produce gas at commercial rates.
      We have drilled 7 gross (5 net) wells targeting the base of the Belly River formation as the first phase in a plan to exploit additional gas reserves in the Belly River. This approach is statistical in nature, in that the wells were drilled to assess the magnitude of the gas resource in the Belly River. Selective well testing has been conducted over the area of interest and we believe we have identified a gas-charged system that encompasses the Horseshoe Canyon and Belly River formations. Belly River average daily production for the week ending June 24, 2006 was approximately 4 MMcfd.
      Horseshoe Canyon and Belly River Development Plans. Our Horseshoe Canyon development plan over the next several years is based on an optimized balance between developing production and reserves from the Horseshoe Canyon formation versus producibility and reserves from the entire continuous gas system. We have developed reservoir and production models based on predicted performance from the entire gas system to date, and we are using these models to plan future development. We have approximately 773 net remaining potential locations in our drilling inventory of our Horseshoe Canyon acreage.
      We are now in the second phase of the program, in which our geoscience and completions teams are incorporating the results of the initial testing and drilling program into a comprehensive geological model for the Belly River formation. Comprehensive geological models and prospect maps are being created and a selective well test program is underway. This model will form the basis for an operational plan involving fracturing, recompletions and new drilling of Belly River targets over the next eighteen to twenty-four months.

Other NGC
      We have land positions in a number of other coal formations within the WCSB, which include the Foothills Mannville, Ardley and Kootenay. Our operations to date within these landholdings have been primarily exploratory to determine their suitability for commercial NGC development.

Conventional Program
      The majority of our existing conventional gas production and future development opportunities are within our Belly River and Mannville plays. Our extensive NGC drilling activities have allowed us to gather data from which we have identified conventional natural gas plays on our lands. The large number of NGC wells we have drilled provides us with a level of geologic information that is not available to most conventional oil and gas companies. We expect this will help reduce the risk commonly associated with conventional plays. Conventional average daily production for the week ending June 24, 2006 was approximately 15 MMcfd.

United States
      We have acquired lands in the Columbia River Basin and in other areas of the northwest United States. We believe these regions are some of the least explored sedimentary basins in North America, with significant unconventional natural gas resource potential. In the northwest United States we own approximately 438,000 net acres. In the Columbia River Basin, we are currently undertaking an early stage exploration program to identify the prospects in this area, and are monitoring the drilling results of other oil and gas companies.
Gathering and Processing Infrastructure
      Access to gathering and processing infrastructure is critical to our ability to market our natural gas production. We continue to construct gas plants to provide incremental processing capacity to that of our joint venture partners and other third party plants which handle our gas production. We currently have 222 MMcfd of gross and 138 MMcfd of net processing capacity. Together with our partners, we have planned to expand or construct facilities to add an additional 87 MMcfd of gross and 61 MMcfd of net capacity in the Horseshoe Canyon and Mannville plays. Once fully completed, this will provide us with approximately 309 MMcfd of gross and approximately 199 MMcfd of net processing capacity, respectively. Below is a summary of our current gas plants in the Mannville and the Horseshoe Canyon.

Mannville
      Each of our development areas in the Corbett AMI is connected to a gas processing facility. We are able to connect any well in the Corbett AMI to any processing facility in the area, with the exception of the Thunder development area, due to its location south of the Athabasca River (as compared to the rest of the Corbett AMI, which lies north of the Athabasca River). We do not currently have any gas processing plants in the Mannville outside the Corbett AMI. However, we have the opportunity to tie our wells into third party facilities.
      In the Corbett AMI, we own, along with our joint venture partners, 4 gas plants with a total gross capacity of 90 MMcfd. On average, we hold a majority interest in these plants. These plants range in capacity from 8 MMcfd at the Thunder plant to 30 MMcfd at the Clearwater and Sandhills plants. Current expansion plans include increasing the capacity of the Clearwater plant, and construction of the Wedge plant. As of May 31, 2006, we had 90 MMcfd of gross and 64 MMcfd of net processing capacity.

Horseshoe Canyon
      In the Horseshoe Canyon, we own, along with our joint venture partners, 12 gas plants with a total gross capacity of 132 MMcfd. On average, we hold a majority interest in these plants. These plants are located across our operating areas and range in capacity from 5 MMcfd at the Lone Pine Creek plant to 22 MMcfd at the McKee Lake plant. Many of these plant capacities are expandable by adding compression equipment. Our other significant plants within the Horseshoe Canyon include the Wimborne plant, with a 15 MMcfd capacity, and the Rumsey plant with a 12 MMcfd capacity. Current expansion plans include increasing the capacity of the Big Valley, Rowley, Dry Island and Lone Pine Creek plants. As of May 31, 2006, we had 132 MMcfd of gross and 74 MMcfd of net processing capacity.
Drilling and Production Methods
      We follow established drilling and production methods. Wells are drilled using drilling fluids and air for circulation. Completions involve cemented casing or slotted liners. Wells are stimulated, where required, with nitrogen gas breakdowns or conventional well stimulation technology. Production practices involve producing gas from the wells and compressing it to sales pipeline pressures. Gas is dehydrated and where required has carbon dioxide and hydrocarbon liquids removed.
Environmental and Stakeholder Friendly Practices
      We have a proactive program in place to address environmental and stakeholder issues and we are a recognized industry leader in these areas. Our stakeholder relations are based on the principles of Asset Based Community Development, an innovative approach whereby we become an active participant in the social and economic development of the communities in which we operate. All environmental impact is closely regulated and monitored by regulatory authorities, and we believe we are in material compliance with all requirements. We go beyond the requirements by making it our corporate policy not to produce natural gas from coals associated with fresh water and to strive for maximum noise attenuation in our gas processing facilities. Such practices have helped us establish excellent relationships with regulatory bodies, enhance the willingness of land-owners and joint venture partners to do business with us, and build a high degree of employee satisfaction, all of which add value to our business.
Our Development Plan
      In our Mannville play, we drill multi-lateral wells. Multi-lateral wells comprise a single wellbore at the surface from which we drill up to four lateral legs per 640 acre section, each targeting a different subsurface coal location. Our development plan is to drill three lateral legs per wellbore into the main Mannville coal seam and one lateral leg per wellbore into the lower seam. Utilizing the current development approach of drilling from a common wellpad with each wellbore having up to four lateral legs, our development costs per lateral leg, which include drilling, completing, equipping, tie-in and other ancillary costs, have averaged approximately $900,000 for the most recently completed wellpad, which included 15 lateral legs in total.
      Sproule Associates Limited is currently assigning to each lateral leg drilled into the main Mannville coal seam, average total proved reserves of approximately 500 MMcf, based on three lateral legs per 640 acre section. Sproule’s assignment of proved reserves is based on volumetric calculations which use estimated net coal seam thickness, measured gas content and estimated recovery efficiency. Future production performance sufficient to demonstrate clearly defined trends will provide Sproule with technical data to estimate total proved reserves from decline analysis and material balance calculations, which typically provide a higher level of confidence in assigning proved reserves than volumetric calculations.
      To date, Sproule has assigned proved reserves only to the main Mannville coal seam. Proved reserves for other coal seams will be assigned if these seams demonstrate commercial production on a stand-alone basis. There are generally two or three coal seams above or below the main Mannville coal seam. We have drilled lateral legs into these other seams but have not completed and/or tested these lateral legs and as a consequence, we have not demonstrated commerciality of these coals.
      In the Horseshoe Canyon, we drill vertical wells through multiple layers of coal within the formation. Our Horseshoe Canyon plays cover the Drumheller, Fenn, and Lone Pine Creek operating areas. Sproule is currently assigning average total proved reserves of approximately 200 MMcf per well for the Drumheller and Lone Pine Creek operating areas, based on an average drainage area of 160 acres per well, or four wells per 640 acre section. In the Fenn operating area, Sproule is currently assigning average total proved reserves of approximately 500 MMcf per well based on an average drainage area of approximately 267 acres per well, or 2.7 wells per 640 acre section. Our development costs per well in the Horseshoe Canyon, which include drilling, completing and equipping, averaged approximately $285,000 during the first quarter of 2006.
Drilling Activity
      The table set forth below summarizes our drilling results for the years ended December 31, 2004 and 2005 and the three months ended March 31, 2006.

					Three Months
	Years Ended December 31,				Ended

	2004		2005		March 31, 2006

	Gross	Net	Gross	Net	Gross	Net

Mannville	53	30	65	59	12	9
Horseshoe Canyon	108	62	312	185	215	120
Belly River	—	—	4	3	3	2
Conventional and Other Unconventional	4	4	25	23	7	5

Total	165	96	406	270	237	136

Reserves Summary
      The table set forth below summarizes our natural gas reserves as of the dates indicated and the standardized measure of discounted future net cash flows attributable to these reserves as of those dates, discounted at 10% using constant pricing.
      Our interests in our natural gas properties as of March 31, 2006, December 31, 2005, and December 31, 2004, have been evaluated in reports prepared by the independent petroleum engineering firm, Sproule Associates Limited.
      Reserve calculations involve the estimate of future net recoverable reserves of natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain. See “Risk Factors — Risks Related to Our Business — Reserve estimates depend on many assumptions that may be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.”

	As of December 31,		As of March 31,

	2004	2005	2006

Proved Reserves
Natural gas (MMcf)(1)	27,547	81,916	100,509
Standardized measure of discounted future net cash flows (in thousands)(2)	$71,254	$309,994	$248,862

(1)	Represents our natural gas reserves and is based on the reserve reports prepared by Sproule Associates Limited as of December 31, 2005 and 2004, and March 31, 2006. In addition, as at December 31, 2004 and 2005, and as at March 31, 2006, we had net proved reserves of oil of 8.0 MBbls, 6.4 MBbls and 6.1 MBbls, respectively.

(2)	Calculated based on our net proved reserves of natural gas and oil. The “standardized measure of discounted future net cash flows” is the present value of our estimated future net cash flows, discounted at 10% per year, calculated using constant pricing. The prices used for the calculations as of December 31, 2004 and 2005 and as of March 31, 2006 were $6.29, $9.56 and $6.38, respectively. These prices were based on Alberta Energy Company (“AECO-C”) prices and were adjusted to account for transportation costs and any difference in quality, as applicable. The oil prices used for the calculations as of December 31, 2004 and 2005, and as of March 31, 2006, were $46.51, $68.12 and $74.96, respectively. The standardized measure of discounted future net cash flows does not purport to present the fair market value of our natural gas reserves and is not indicative of actual future net cash flows.
Net Production, Sales and Costs
      The following table provides summary data with respect to our net production, after deducting royalties, and sales prices of natural gas for the periods indicated and the costs related to such production. Approximately 99% of our production is natural gas.

	Years Ended
	December 31,		Three Months
			Ended March 31,
	2004	2005	2006

Net Production(1):
Mannville (MMcf)(2)	317.0	969.9	1,502.2
Horseshoe Canyon (MMcf)(3)	1,104.0	3,344.0	1,755.5

Total natural gas (MMcf)	1,421.0	4,313.9	3,257.7
Average net sales price (per Mcf)(4):	$6.24	$9.33	$7.40
Operating costs (per Mcf)(5)	$2.64	$3.15	$2.51

(1)	Does not include oil and natural gas liquid production. Total net oil production for the years ended December 31, 2004 and 2005 and three months ended March 31, 2006 was 640.8 Bbls, 1,788.9 Bbls and 503.9 Bbls, respectively. Total net natural gas liquid production for the years ended December 31, 2004 and 2005 and the three months ended March 31, 2006 was 2,422.5 Bbls, 8,194.0 Bbls and 1,821.2 Bbls, respectively.

(2)	Includes conventional net production on our Mannville properties.

(3)	Includes conventional net production and other unconventional natural gas resource play net production (including production from our Belly River play) on our Horseshoe Canyon properties.

(4)	For the years ended December 31, 2004 and 2005, and the three months ended March 31, 2006, royalties were $1.15 per Mcf, $2.38 per Mcf and $2.02 per Mcf, respectively.

(5)	Operating costs include costs of field contractors, compression, chemicals and treating supplies, operating overhead and minor well workovers, as well as transportation expenses, which includes costs to move saleable gas from the plant outlet to its ultimate point of disposition.

Sales and Marketing and Customers
      We market the majority of the natural gas production from properties we operate for both our account and the account of the other working interest owners in these properties. We sell our natural gas production to purchasers at market prices. In 2004 and 2005, 100% of our production was sold under short-term contracts. We normally sell production to a relatively small number of customers, as is customary in our industry. However, based on the current demand for natural gas, and the availability of other purchasers, we believe that the loss of any one or all of our major purchasers would not have a material adverse effect on our financial condition and results of operations.
Regulation
      Our operations are subject to extensive and continually changing regulation affecting the natural gas industry. Many departments and agencies, both federal, state and provincial, are authorized by statute to issue, and have issued, rules and regulations binding on the natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the natural gas industry increases our cost of doing business and, consequently, affects our profitability. We do not believe that we are affected in a significantly different manner by these regulations than are our competitors.
      Natural gas located in Alberta is owned predominantly by the provincial government. The provincial government grants rights to explore for and produce natural gas under leases, licenses and permits with terms generally varying from two years to five years and on conditions contained in provincial legislation. Some of the natural gas located in Alberta is privately owned and rights to explore for and produce natural gas are granted by the mineral owners on negotiated terms and conditions.
      The Alberta provincial government regulates the removal of natural gas from the province for consumption elsewhere. It does so based on factors such as reserve availability, transportation arrangements and market considerations. In addition to federal regulations, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is also subject to certain provincial taxes and royalties.
      In Alberta, the royalty payable on natural gas is determined by a sliding scale based on a reference price, which is the greater of the amount obtained by the producer and a prescribed minimum price. In Alberta, a producer of natural gas is entitled to a credit against the royalties payable to the Crown by virtue of the ARTC program. The ARTC program is based on a price sensitive formula. The maximum amount of the credit available under the ARTC program is $500,000.
      The North American Free Trade Agreement among the governments of Canada, the United States and Mexico became effective on January 1, 1994. Subject to the General Agreement on Tariffs and Trade, Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, so long as any export restrictions do not:

•	reduce the proportion of energy resources exported relative to total supply (based upon the proportion prevailing in the most recent 36 month period or another representative period agreed upon by the parties);

•	impose an export price higher than the domestic price (subject to an exception that applies to some measures that only restrict the value of exports); or

•	disrupt normal channels of supply.
      All three countries are prohibited from imposing minimum or maximum export or import price requirements, with some limited exceptions.
      In addition, in Alberta, additional compliance requirements addressing a company’s obligations in respect of its employees’ health and safety, resource conservation, and the public interest, are well defined and govern the way the industry operates. Companies are expected to self-report accidents and infractions, but audits of operations are not out of the ordinary. Operators that are chronic or serious offenders are placed on a compliance ladder and subjected to escalating levels of oversight and loss of operating freedom. Subsequent operator behavior will either move the company back to its original status or to higher steps on the compliance ladder, potentially culminating in closure of the company’s operations in the province.
Environmental
      The exploration for and the development, production and sale of natural gas in the U.S. and Canada is subject to extensive federal, state, provincial and local laws and regulations, including environmental and health and safety laws and regulations. Matters subject to regulation include, among others, well drilling and location, discharges and emissions in connection with drilling and production operations, the management, discharge and disposal of hazardous materials, the health and safety of our employees and the public, produced water disposal and property access. In addition, environmental laws and regulations require that well and facility sites be abandoned and reclaimed to the satisfaction of regulatory authorities. Compliance with such laws and regulations requires significant expenditures.
      Under these laws and regulations, and also under common law causes of action, we could be liable for personal injuries, property damage, remediation and clean-up costs and other environmental damages in connection with discharges of pollutants and hazardous materials and other potential consequences of our operations. Failure to comply with these laws and regulations or to obtain or comply with required permits may result in the suspension or revocation of necessary licenses and authorizations, suspension or termination of our operations, civil liability for pollution damage, remedial obligations or administrative, civil and criminal penalties.
      Moreover, these laws and regulations could change in ways that substantially increase our costs or otherwise materially affect our business or operations. We cannot predict how agencies or courts will interpret existing laws and regulations, whether additional or more stringent laws and regulations will be adopted or the effect these interpretations and adoptions may have on our business or financial condition. However, we expect laws relating to the protection of the environment to grow increasingly strict in the future and we anticipate making increased expenditures of both a capital and expense nature in order to comply with those laws.
      The Government of Canada has ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which may result in requirements to reduce our emissions of greenhouse gases and may result in increased capital expenditures. It is unknown what effects the Kyoto Protocol may have on the cost of our operations, on the price of natural gas or on the economy generally. Other environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations.
      We do not maintain a separate reclamation fund for the purpose of funding our estimated future environmental and reclamation obligations. Any site reclamation or abandonment costs incurred in the ordinary course in a specific period will be funded out of our cash flow. We cannot assure you that we will be able to satisfy our future environmental and reclamation obligations out of our cash flow. Should we be unable to fully fund the cost of remedying an environmental claim, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.
      We have established guidelines and management systems to ensure compliance with environmental laws, rules and regulations. We have designated a compliance officer whose responsibility is to monitor regulatory requirements and their impact on us and to implement appropriate compliance procedures. We also employ an environmental manager whose responsibilities include ensuring that our operations are carried out in accordance with applicable environmental guidelines and implementing adequate safety precautions. The existence of these positions cannot, however, guarantee total compliance with environmental laws, rules and regulations.

Employees
      We have approximately 190 full time employees and 190 consultants in our Calgary office and field operations. All the officers and members of senior management are employees of either TEC or TRC. Pursuant to the terms of a management services agreement, each of TRC and TEC may utilize the services of the employees of the other entity, subject to certain conditions set forth therein.
Legal Proceedings
      In the ordinary course of business, we may become a plaintiff and/or a defendant in various legal proceedings, including proceedings as to which we have insurance coverage. As of the date hereof, we are not aware of any material legal proceedings to which we are party.
Insurance
      As is common in the natural gas industry, we do not insure fully against all risks associated with our business either because such insurance is not available or because premium costs are considered prohibitive. A loss not fully covered by insurance could have a materially adverse effect on our financial position, results of operations or cash flows. We carry a number of insurance policies which address natural gas industry risk issues. We periodically evaluate these policies to ensure we have adequate coverage based on our industry and in comparison to our peers. These policies include:

•	comprehensive general liability insurance, including seepage and pollution, with a coverage limit of $19.0 million per claim;

•	operators’ extra expense insurance, including well control and sudden environmental damage coverage, with a limit of $10.0 million per claim;

•	property insurance, including plant, boiler and machinery, and office contents, with a limit based on stated value;

•	business interruption insurance based on a stated value limit; and

•	directors’, officers’ and corporate reimbursement insurance with a limit of US$10.0 million. We expect to increase our policy limit to be commensurate with that of other publicly traded companies.
Competition
      The natural gas business is highly competitive in the search for and acquisition of additional reserves and in the sale of natural gas. Our competitors include major and intermediate sized integrated oil and natural gas companies, independent oil and natural gas companies and individual producers and operators. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop our properties. These competitors may be able to pay more for properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Ultimately, our future success will depend on our ability to develop or acquire additional reserves at costs that allow us to remain competitive.
Seasonality
      The volatility of natural gas prices has a significant impact on our financial performance. In general, natural gas prices in Canada are seasonal in nature, with higher prices existing in the winter months (October to March) and lower prices in the summer months (April to September). Natural gas prices are also affected by the amount of gas in storage, or inventory within the market. We generally sell our production at current market prices.
      Our operations are also impacted by seasonality, as road closures to heavy loads occur in the spring months, which can delay our access to drilling locations. This has less impact on our Mannville operations due to our pad drilling methods. We are also susceptible to weather delays in our Horseshoe Canyon operations in the summer when heavy rains occur. This is because we operate in a minimal surface disturbance mode and do not always build all weather access to our drilling locations in the Horseshoe Canyon. In the Mannville, we build all weather access roads.
Title
      We believe that we have satisfactory title to all of our material assets. Although title to our properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, we believe that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from our interest in these properties or will materially interfere with our use in the operation of our business. In addition, we believe that we have obtained sufficient right-of-way grants and permits from public authorities and private parties for us to operate our business in all material respects as described in this prospectus. See “Risk Factors — Unforeseen title defects may result in a loss of entitlement to production and reserves.” and “Risk Factors — Certain lands in Alberta are subject to split title issues with respect to natural gas rights and coal rights.”

MANAGEMENT
Directors and Executive Officers
      The following table sets forth information about our directors and executive officers as of May 31, 2006:

Name of Director or Officer	Age	Position Held

Jon Baker	50	President, Chief Executive Officer and Director
Richard Meli	58	Executive Vice President & Chief Financial Officer
Murray Rodgers	50	Vice President
E. John Koch	44	Vice President, Operations, and Chief Operating Officer of TEC
Charles S. McNeil	57	Chairman of the Board and Director
David L. Bradshaw	51	Director
Jason Capello	34	Director
James N. Heller	58	Director
Brian C. Humphrey	34	Director
Robert G. Puchniak	59	Director
      Jon Baker. Mr. Baker is a co-founder of Trident and has served as Trident’s Chief Executive Officer since inception in 2001. In 1996, Mr. Baker founded Cenergy Investments, L.L.C., a private company involved with the development of a coal transportation opportunity that he conceptualized. Mr. Baker spent the preceding 15 years working for large natural resource companies, including subsidiaries of BP Amoco, Exxon, Phelps Dodge Corp., Rio Tinto plc, and Echo Bay Mines. Mr. Baker graduated from the Colorado School of Mines with a B.S. degree in Mining Engineering in 1980.
      Richard Meli. Mr. Meli has served as our Chief Financial Officer since December, 2004. From 2001 to 2004, Mr. Meli was an independent consultant to the mining and oil and gas industries, and worked for clients such as BP and La Mancha Resources. From 1999 to 2001, Mr. Meli was President of Luzenac America, a subsidiary of Rio Tinto plc. From 1996 until 1999, Mr. Meli was Senior Executive Business Development, at Rio Tinto plc, in charge of Rio Tinto plc’s worldwide mergers and acquisitions. Prior to that, Mr. Meli worked for Kennecott Corp., then one of the world’s largest copper producers, from 1980 until it was acquired by Rio Tinto plc. At Kennecott, Mr. Meli served in a number of planning, analysis and financial management positions, including, lastly as Senior Vice President. Mr. Meli began his career with PricewaterhouseCoopers (formerly known as Price Waterhouse & Co.) in 1971, spending eight years in the firm’s New York office, becoming a CPA and reaching the level of Audit Manager. He earned a B.S. in Economics in 1969 and an M.S. in Accounting in 1971, both from The Wharton School at the University of Pennsylvania.
      Murray Rodgers. Mr. Rodgers joined Trident in 2001. He served as Vice President, Exploration from 2001 until 2004, Executive Vice President of TEC from March 2004 until January 2006 at which time Mr. Rodgers was appointed Vice President of TRC and President of TEC. Mr. Rodgers is a professional Petroleum Geologist with 25 years of oil and gas exploration and production experience in both Canada and internationally. He is a co-author of the Strategy 2000 study which assessed Canadian E&P performance from 1995 to 2000 with respect to 84 primary play types. From 1998 to 2005 he was an expert geological advisor to the Ross Smith Energy Group, for whom he authored the respected periodical known as ‘The In-Depth Reporter.’ From 1999-2000, Mr. Rodgers was employed by Waterous & Co., a Calgary based investment firm where he was directly involved in divestitures. From 1988 to 1998, Mr. Rodgers was employed by OMV Aktiengesselschaft, based in Vienna, where he worked at senior technical and management levels within the worldwide exploration and production groups. He is a member of the Canadian Society of Petroleum Geologists, the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the American Association of Petroleum Geologists. Mr. Rodgers graduated from Brandon University in Manitoba with a B.Sc. Degree (Honours) in Geology in 1977.

      E. John Koch. Mr. Koch has served as the Chief Operating Officer since February, 2002. Since 2001, Mr. Koch has served as Vice President, Operations of TEC. Since 1983, he has held operations positions of increasing responsibility in a number of resource and service companies, including Exxon Mobil and Schlumberger. He has worked in operations in Canada and internationally. Mr. Koch graduated from the University of Alberta in 1983 with a Petroleum Engineering degree.
      Charles S. McNeil. Mr. McNeil is a co-founder of Trident and has served as Trident’s Chairman of the Board since inception in 2001. Mr. McNeil has worked in the coal, oil and gas, power and mining industries for 35 years. He is the owner of NexGen Resources Corporation (“NexGen”), a natural resource management and development firm focusing on the energy and mining industries, which he founded in 1993 and has, since its founding, served as its President and Chief Executive Officer. Before founding NexGen, Mr. McNeil held board, President and senior positions with Kaiser Steel, Kaiser Coal, Perma Resources and CONSOL Energy. Mr. McNeil graduated from the Colorado School of Mines with a B.S. degree in Mining Engineering in 1971.
      David L. Bradshaw. Mr. Bradshaw has served as a director since April, 2006. Prior to this, Mr. Bradshaw spent 20 years at Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas production, gas processing and gas transportation activities. He held the positions of Chief Executive Officer (1996 to 2005), Chairman of the Board (1997 to 2005), Chief Financial Officer (1990 to 1996) and Chief Operating Officer (1993-1996). Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd (1999 to 2005), which produced NGC in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc. a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a CPA.
      Jason Capello. Mr. Capello has served as a director since June, 2004. Since 2004, Mr. Capello has served as Director of Equity Research at Ospraie Management, LLC. (“Ospraie”) and its predecessor entities, overseeing the research process for public and private equity investments at Ospraie. Ospraie is a New York-based investment advisory firm that manages assets in basic industry and commodity investments through various private investment funds, including Clery S.à.r.l. From 1999 to 2003, Mr. Capello held various positions with Tudor Investment Corp., which was then affiliated with The Ospraie Funds. Mr. Capello was previously an associate at Tiger Management LLC, and a financial analyst at Goldman, Sachs & Co. Mr. Capello graduated from Queen’s University with a Bachelor of Commerce (Honours) in 1995.
      James N. Heller. Mr. Heller has served as a director since March, 2003. Since founding Hellerworx in 2002, a management consulting firm which provides strategic planning, marketing analysis and expert testimony to numerous firms in the energy and transportation industries, Mr. Heller has served as its President. From 2001 to 2002, Mr. Heller was a Senior Partner with PA Consulting, a general management consultancy. From 1998 to 2001, Mr. Heller was a Senior Vice President with Hagler Bailey, which he joined upon its acquisition of Fieldston Company, which Mr. Heller founded in 1979, and Fieldston Publications, which he founded in 1982. Mr. Heller had also previously co-founded Fieldston Transportation Services, which was sold in 1998 to DTE. Mr. Heller graduated from Northwestern University with a B.S. degree in electrical engineering in 1970 and from Harvard Business School with a MBA in 1972.
      Brian C. Humphrey. Mr. Humphrey has served as a director since January, 2006. Since 2005, Mr. Humphrey has been the General Counsel of NexGen Resources Corporation, where he is responsible for all legal matters associated with NexGen’s diverse investment portfolio. Prior to joining NexGen, Mr. Humphrey was a corporate lawyer in private practice with Cooley Godward LLP in 2001 and Holme Roberts & Owen LLP from 2001 to 2004, where he specialized in mergers and acquisitions, securities, venture capital and private equity. Mr. Humphrey graduated from Vanderbilt University, cum laude, with a B.A. in Psychology in 1994 and received his J.D. with honors, from St. Louis University in 1997.
      Robert G. Puchniak. Mr. Puchniak has served as a director since August, 2004. He is currently the Executive Vice President and Chief Financial Officer of James Richardson & Sons, Limited, an investment and holding company. Since 2004, Mr. Puchniak has also been President and Managing Director of Richardson Capital Limited, a manager of private equity funds. From January 1989 to April 2003, Mr. Puchniak was

President and Chief Executive Officer of Tundra Oil & Gas Limited, a private oil and gas corporation. Mr. Puchniak is also a director on the boards of Western Oil Sands Inc., OPTI Canada Inc. and Petrobank Energy and Resources Ltd. Mr. Puchniak graduated from the University of Manitoba with a Bachelor of Commerce (Honours) in 1969.
Board Structure and Compensation

Composition of our Board of Directors
      Our board of directors consists of seven directors. Messrs. McNeil, Bradshaw, Capello, Heller, Humphrey and Puchniak are independent under applicable federal securities laws and the listing standards of                     . Pursuant to the expiring stockholders agreement among all holders of our outstanding capital stock, Messrs. Baker and Heller were appointed by Aurora Energy Partners, L.P., Messrs. McNeil and Humphrey were appointed by The McNeil Family Irrevocable GST Trust and The Charles S. McNeil Family Trust, Mr. Capello was appointed by Clery S.à.r.l., and Mr. Puchniak was appointed by RFG Private Equity Limited Partnerships. The stockholders agreement terminates upon the completion of this offering.
      Our amended and restated bylaws will provide that our board of directors consists of no less than six persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.
      Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election. Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors. Our bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors.

Committees of the Board
      Our board of directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Reserves Committee.
      Audit Committee. Our Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to our accounting and financial reporting processes. The Audit Committee monitors (i) the integrity of Trident’s financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of our independent auditors; (iv) the adequacy of our internal controls; and (v) the compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee will also review and approve all related-party transactions.
      Our Audit Committee consists of Messrs. Bradshaw (Chairman), Puchniak and Heller. Each of the members of the Audit Committee are independent of management. Mr. Bradshaw qualifies as an audit committee financial expert under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002, and meets the independence and the experience requirements of           and the federal securities laws.
      Compensation Committee. Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of equity awards under our equity incentive plans. The Compensation Committee is also responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.
      Our Compensation Committee consists of Messrs. Capello (Chairman), McNeil and Puchniak. Each of the members of the Compensation Committee are independent of management.

      Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee nominates candidates for election to our board of directors and develops and recommends to the board of directors corporate governance guidelines that are applicable to us.
      Our Nominating and Corporate Governance Committee consists of Messrs. Humphrey (Chairman), McNeil and Capello. Each of the members of the Corporate Governance Committee are independent of management.
      Reserves Committee. Our Reserves Committee is primarily responsible for assisting the board of directors in respect of annual independent evaluations of our petroleum and natural gas reserves, including consulting with TEC’s senior reserves personnel. The Reserves Committee also assists the board of directors in the evaluation and appointment of independent consultants for the annual evaluation of reserves and the scope of such annual evaluation. Our Reserves Committee consists of Messrs. Bradshaw (Chairman), Heller and Humphrey. Each of the members of the Reserves Committee is independent of management.

Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee has any interlocking or insider relationship with us which is required to be reported under the applicable rules and regulations of the SEC.
Compensation of Directors
      Effective March 2006, directors who are not employees are entitled to receive an attendance fee of US$1,500 in respect of each board meeting attended in person and US$1,250 in respect of each committee meeting attended in person or by phone. Directors also receive an annual fee of US$36,000. Non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors.
      In the spring of 2006, we offered our directors the one-time opportunity to purchase shares of our common stock at fair market value. Each director who purchases shares of our common stock will also be granted a matching common stock award for no additional consideration on a one awarded share for one purchased share basis up to a maximum value of US$50,000. The restricted stock units vest over a two year period.
Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics
      Upon completion of this offering, we will adopt Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for all directors and executive officers. These documents will be available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this prospectus.
Indemnification
      Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by law. Additionally, we have entered into separate indemnification agreements with our officers and the members of our board of directors to provide additional indemnification benefits, including the right to receive in advance reimbursements for expenses incurred in connection with a defense for which the officer or director is entitled to indemnification.

Executive Compensation
      The following table sets forth all compensation earned during the year ended December 31, 2005 by our Chief Executive Officer and our three other executive officers during that year, to whom we refer in this prospectus as our named executive officers.

				Long-Term
	Annual Compensation			Compensation Awards

			Other Annual	Restricted Stock	All Other
Name and Principal Position	Salary	Bonus	Compensation	Awards(1)	Compensation

Jon Baker(2)	$419,580	$262,238	—	—	$49
President and Chief Executive Officer
Richard Meli(3)	$349,650	$233,100	—	—	$73
Executive Vice President and Chief Financial Officer
Murray Rodgers	$325,000	$200,000	—	50,000	—
Vice President
E. John Koch	$300,000	$175,000	—	50,000	—
Vice President, Operations and Chief Operating Officer of TEC

(1)	On January 1, 2005, Messrs. Rodgers and Koch each received grants of 50,000 deferred share units of TEC. As of January 1, 2005, each unit was valued at $16.50. The units vest upon the earlier of January 1, 2009, or the two year anniversary of the completion of this offering. For more information, see “— Deferred Share Unit Plan.”

(2)	Mr. Baker’s compensation is paid in US dollars. During the year ended December 31, 2005, Mr. Baker received a salary of US$360,000, a bonus of US$225,000 and a life insurance premium payment of US$42.00. For the purposes of this table, Mr. Baker’s compensation has been converted into Canadian dollars, based on the period end exchange rate of $1.00 = US$0.858.

(3)	Mr. Meli’s compensation is paid in US dollars. During the year ended December 31, 2005, Mr. Meli received a salary of US$300,000, a bonus US$200,000 and a life insurance premium payment of US$63.00. For the purposes of this table, Mr. Meli’s compensation has been converted into Canadian dollars, based on the period end exchange rate of $1.00 = US$0.858.
Stock Option Grants in Last Fiscal Year
      None of our named executive officers received any stock option grants during the year ended December 31, 2005.
Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table shows information regarding stock options held as of December 31, 2005 by our named executive officers. None of our named executive officers exercised any stock options during the year ended December 31, 2005.

	Number of Securities		Value of Unexercised in the
	Underlying Unexercised		Money Options at
	Options at December 31, 2005		December 31, 2005(1)

Name and Principal Position	Exercisable(2)	Unexercisable	Exercisable	Unexercisable

Jon Baker(3)	—	—	—	—
Richard Meli(3)	—	—	—	—
Murray Rodgers	153,750	121,250	$6,866,700	$4,339,000
E. John Koch	131,250	118,750	$5,552,700	$4,437,500

(1)	A per share price of $50.00, our evaluated share price as of December 31, 2005, was used for purposes of this calculation.

(2)	None of our named executive officers have exercised stock options since the adoption of the TEC Stock Option Plan in 2002.

(3)	Messrs. Baker and Meli did not have any stock options outstanding as of December 31, 2005.
Stock Option Plans
      Historically, we have granted our directors, officers, employees and consultants options to purchase TEC common shares. Pursuant to our Amended and Restated Exchange Rights Agreement, dated as of June 1, 2006, we have agreed (i) to exchange a share of our common stock for a vested TEC stock option, together with a cash payment equal to the option’s exercise price, at the election of the optionholder and (ii) to exchange shares of our common stock for TEC common shares. Our board of directors plans to adopt a Trident Resources Corp. Stock Option Plan on similar terms to those of the TEC Stock Option Plan described below.

TEC Stock Option Plan
      Administration. TEC has a stock option plan, pursuant to which it may grant options in respect of TEC’s authorized and unissued shares. TEC has granted options to acquire 2,962,625 TEC common shares to certain of its directors, officers, employees and consultants. TEC’s board of directors has the authority to determine which persons are eligible for the plan, the number of shares subject to each option, the option exercise price, the expiration date of each option, the extent to which each option is exercisable from time to time during the term of the option and other terms and conditions relating to each option. The board of directors shall make appropriate adjustments for grants under the plan in certain circumstances (i.e. stock splits, reclassification of shares, dividends, etc.).
      Exercise Price. Unless otherwise determined by the board, the exercise price shall be deemed to be the closing price of the common shares on the last business day preceding the date the option is granted, but in no event be below the market price of the common stock at the date of grant of the option.
      Termination. The board of directors may generally amend, suspend or discontinue the plan at any time, provided that no such amendment changes the manner of determining the exercise price or impairs any option previously granted without the consent of the optionholder. Unless otherwise determined by the board, the period during which an option shall be exercisable shall be 10 years from the date it is granted. Options shall expire and terminate immediately upon an optionholder’s termination for cause. For termination for any reason other than for cause, options held by such optionholder may be exercised by the optionholder or, in the case of death of the optionholder, by the legal representative of the estate of the deceased, within 90 days plus any applicable notice period to such termination after such termination or death, but in either case prior to the expiry of the option on its terms.
      Right of First Refusal. The stock option plan provides that in the event any optionholder proposes to transfer any of the TEC common shares acquired upon the exercise of any option, TEC has a first right to purchase such shares on the same terms and conditions. The exercise of such right by TEC would be subject to compliance with applicable corporate and securities laws.
      Change of Control. Generally, in the event of our change of control, other than a take-over bid, the successor corporation will assume each option. Generally, in the event of a take over bid, the vesting of options will be accelerated so that all options will be fully vested and immediately exercisable.
TEC Deferred Share Unit Plan
      On December 17, 2004 the sole director of TEC approved the adoption of a deferred share unit plan. The deferred share unit plan provides for cash payments to the senior executives holding these deferred share units upon completion of any vesting conditions in an amount equivalent to the current price of the shares of our common stock. TEC’s board of directors has the authority to determine which executives are eligible for the plan and the date on which discretionary share units may be granted. The board of directors may also attach such vesting conditions to the grants under the deferred share unit plan as it considers appropriate. Unvested grants under the deferred share unit plan terminate upon the voluntary termination of the grantee’s employment with TEC. Unvested grants will vest immediately upon the death, disability or involuntary termination of a grantee, a change of control, or the termination of the deferred share unit plan. The deferred share unit plan also provides adjustments for the number of deferred share units outstanding under the plan in certain circumstances (i.e. reorganizations, stock splits, dividends, etc.). As of December 31, 2005, 210,000 deferred share units had been issued to certain members of senior management.
Securities Authorized for Issuance Under Equity Compensation Plans
      The following table sets forth the securities authorized for issuance under our equity compensation plans as of December 31, 2005:

Number of
	Number of Securities to	Weighted-Average	Securities Remaining
	be Issued Upon Exercise	Exercise Price of	Available for Future
	of Outstanding Options,	Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	2,480,125	16.00	319,875

Total	2,480,125	16.00	319,875

Employment Agreements
      Each of our named executive officers has entered into an employment agreement. The material terms of the employment agreements are substantially similar and provide as follows:

•	each of the agreements is for an indefinite term, subject to immediate termination of the agreements upon death of the employee;

•	the employee may terminate the agreement by providing one month’s notice to us; we may waive our entitlement to such notice by paying the employee such portion of his annual salary that would have been payable during the notice period;

•	we may terminate the agreement at any time for cause;

•	if the employee’s employment is terminated in connection with a change of control or without cause (including a constructive dismissal), the employee shall be entitled to a lump sum severance payment equivalent to 2 times the total cash compensation of such employee during the preceding fiscal year (excluding, in the case of a termination without cause, all incentive bonuses paid to the employee during such preceding fiscal year if Mr. Baker is the President or Chief Executive Officer of TRC or TEC at the time such compensation is delivered to the employee);

•	each of the agreements contains a non-competition clause that prohibits any employee for the period of such employee’s employment from carrying on or being engaged or concerned or interested in any business which is in competition with any business conducted by us or an affiliate of ours, whether as a principal or agent, partner, or shareholder, or as a director, officer or manager or executive;

•	each of the agreements contains a non-solicitation clause that prohibits such employee, during the period of such employee’s employment and for a period of 24 months after that employment, from (i) initiating contact with any our employees or executives or our affiliates for the purpose of offering such person employment or business opportunities with any person or entity other than us, and (ii) initiating contact with any actual or prospective customer of ours (or of an affiliate of ours) for the purpose of soliciting, inducing, or attempting to induce, such customers to enter into any business venture which engages in the evaluation, exploration, acquisition, ownership or development of NGC in Alberta or British Columbia, whether for the purpose of providing services or otherwise; and

•	each of the agreements contains a standard confidentiality clause.

Directors’ and Officers’ Liability Insurance
      We carry directors’ and officers’ liability insurance with a policy limit of US$10.0 million. We intend to increase our policy coverage to reflect our status as a publicly traded company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 17, 2006 and after giving effect to the offering for the following persons:

•	each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
      We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
      Applicable percentage ownership is based on            shares of common stock outstanding at                     , 2006, assuming:

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering, assuming a one-for-one exercise of warrants for shares of our common stock;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.
      For purposes of the table below, we have assumed that                      shares will be outstanding upon completion of this offering, assuming the initial offering price will be                      per share, the mid point of the initial public offering price range indicated on the cover page of this prospectus. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, other warrants or other convertible securities held by that person or entity that are currently exercisable or were exercisable within 60 days of July 17, 2006, which is September 15, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
      Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Trident Resources Corp., 1000, 444-7th Avenue SW, Calgary, AB, T2P 0X8.

					Shares Beneficially
			Shares Beneficially		Owned After Offering
			Owned After Offering		(Assuming Exercise of
	Shares Beneficially Owned		(Assuming No Exercise of		Over-Allotment
Name and Address of	Prior to this Offering		Over-Allotment Option)		Option in Full)

Beneficial Owner	Number	Percent	Number	Percent	Number	Percent

Jon Baker(1)	9,309,881
Aurora Energy Partners, L.P.(2)	8,828,469
The McNeil Family Irrevocable GST Trust(3)	5,041,097
Jennison Associates LLC Funds(4)	4,198,171
Charles S. McNeil(5)	3,360,733
Clery S.à.r.l.(6)	1,941,123
RFG Private Equity Limited Partnerships(7)	1,700,000
Richard Meli(8)	105,189
Murray Rodgers(9)	190,238
E. John Koch(10)	180,647
Jason Capello	—
Robert G. Puchniak	—
James N. Heller(11)	425,532
David L. Bradshaw	—
Brian C. Humphrey	—
All directors and named executive officers as a group

(1)	Consists of (i) 404,402 shares of our common stock owned by Mr. Baker directly, (ii) 8,726,815 shares of common stock and 101,654 units each consisting of one share of Series A preferred stock and one warrant to purchase a share of common stock owned by Aurora Energy Partners, L.P. and (iii) 77,010 shares of common stock owned by Aurora Energy Opportunity, LP. Mr. Baker holds the majority vote of the share capital and is the chief executive officer of the entities that are the general partners of Aurora Energy Partners, L.P. and Aurora Energy Opportunity, LP, and those general partners have the ability to vote all of the shares held by Aurora Energy Partners, L.P. and Aurora Energy Opportunity, LP, respectively.

(2)	Consists of 8,726,815 shares of common stock and 101,654 units each consisting of one share of Series A preferred stock and one warrant to purchase a share of common stock. Aurora Energy Partners, L.P. is a limited partnership. Mr. Baker holds the majority vote of the share capital and is the chief executive officer of the general partners of Aurora Energy Partners, L.P. The general partners are entitled to vote all of the shares of our common stock owned by Aurora.

(3)	Consists of 4,976,541 shares of common stock and 64,556.4 units each consisting of one share of Series A preferred stock and one warrant to purchase a share of common stock held by The McNeil Family Irrevocable GST Trust. The trustee of The McNeil Family Irrevocable GST Trust, who holds sole voting and investment power over the shares held by the GST Trust, is Wyoming Bank & Trust and the beneficiaries of that trust consist of Mr. McNeil’s children, grandchildren and other descendants. The shares of common stock held by The McNeil Family Irrevocable GST Trust are not beneficially owned by Mr. McNeil because neither Mr. McNeil nor his spouse is a trustee or beneficiary of The McNeil Family Irrevocable GST Trust, nor do they possess voting or investment power over those shares.

(4)	Consists of (i) 551,694 shares of our common stock and 80,000 units each consisting of one share of our Series B preferred stock and one warrant to purchase a share of common stock owned by Jennison Natural Resources Fund, Inc.; (ii) 2,345,594 shares of our common stock and 160,000 units each consisting of one share of our Series B preferred stock and one warrant to purchase a share of common stock owned by Jennison Utility Fund of the Prudential Sectors Funds, Inc.; (iii) 236,629 shares of our common stock owned by Jennison Value Fund; (iv) 7,060 shares of our common stock owned by Samsung Life Investment (America), Ltd. and (v) 817,194 shares of our common stock owned by Value Portfolio of The Prudential Series Funds, Inc.

(5)	Consists of 3,317,695 shares of common stock and 43,037.6 units each consisting of one share of Series A preferred stock and one warrant to purchase a share of common stock held by The Charles S. McNeil Family Trust, a revocable trust of which Mr. McNeil is the investment trustee, and of which Mr. McNeil, his spouse, his children and his other descendants are the beneficiaries.

(6)	Consists of 1,746,923 shares of common stock and 194,200 units each consisting of one share of Series A preferred stock and one warrant to purchase a share of common stock held by Clery S.à.r.l., an entity controlled by private investment funds managed by Ospraie Management, LLC.

(7)	Consists of an aggregate of 1,592,795 shares of common stock and 107,205 units each consisting of one share of Series A preferred stock and one warrant to purchase one share of common stock held by RFG Private Equity Limited Partnership No. 1B and RFG Private Equity Limited Partnership No. 1C. Mr. Puchniak does not exercise control or direction over these shares.

(8)	Includes 5,129.6 shares of our common stock and 59.75 units each consisting of one share of our Series A preferred stock and one warrant to purchase a share of common stock held by Aurora Energy Partners, L.P. Mr. Meli is a limited partner in this partnership and his limited partnership interests in this partnership represent 5,129.6 shares of our common stock and 59.75 units each consisting of one of our Series A preferred stock and one warrant to purchase a share of common stock.

(9)	Includes 7,474 shares of our common stock held by Trident Exploration (2005) Limited Partnership and Trident Exploration Limited Partnership. Mr. Rodgers is a limited partner in these partnerships, and his limited partnership interests in these partnerships represents 7,474 shares of our common stock.

(10)	Includes 3,846 shares of our common stock held by Trident Exploration Limited Partnership. Mr. Koch is a limited partner in Trident Exploration Limited Partnership, and his limited partnership interest therein represents 3,846 shares of our common stock. In addition, Mr. Koch’s spouse, Jill Koch, is also a limited partner in Trident Exploration (2005) Limited Partnership I, and her limited partnership interest therein represents 4,090 shares of our common stock, which are not included in Mr. Koch’s ownership amount. Mr. Koch disclaims beneficial ownership of the 4,090 shares of our common stock represented by his spouse’s ownership interest in Trident Exploration (2005) Limited Partnership I.

(11)	Mr. Heller does not own any shares of our common stock directly. Mr. Heller is a limited partner in Aurora Energy Partners, L.P. and his limited partnership interest therein represents the shares referenced in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Exchange Rights Agreement
      Each of the holders of TEC common shares and certain holders of options to purchase TEC common shares, including E. John Koch and Murray Rodgers, is a party to the amended and restated exchange rights agreement with respect to their TEC common shares, which entitles them to (i) exchange a TEC common share for a share of our common stock, or (ii) to exchange a vested option to purchase a TEC common share together with a cash payment equal to the option’s exercise price for a share of our common stock. This agreement will expire on the date there ceases to be any outstanding TEC common shares that are not owned, or controlled directly or indirectly, by us, or any rights (including options) to acquire the foregoing.
Registration Rights Agreements
      Upon completion of this offering, the holders of all shares of our common stock (other than holders purchasing under this offering), including certain of our directors and executive officers, will have rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in two agreements: (i) our third amended and restated registration rights agreement dated as of January 5, 2006, and (ii) our registration rights agreement dated as of January 5, 2006, and are described below.

Third Amended and Restated Registration Rights Agreement
      Demand Registration Rights. At any time following 180 days after the effective date of the registration statement of which this prospectus forms a part (such date of effectiveness, the “Effective Date”), the holders of shares of common stock having demand registration rights under the third amended and restated registration rights agreement have the right to require that we register their common stock, provided such registration relates to shares with an aggregate market value of at least US$5.0 million. We are required to file a registration statement in respect of such shares within 90 days of the receipt of such request. We are not obligated to effect more than one registration for each holder (together with its affiliates) in response to a demand registration right by such holder. We may postpone the filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing would have an adverse effect on any proposal by us to engage in any acquisition of assets, or any merger, consolidation, take over bid or similar transaction. In addition, if the filing of a registration statement in response to a demand registration would require us to disclose material information which we have a bona fide business purpose for preserving as confidential, we shall not be required to effect the registration until the earlier of: (i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) 90 days after we make such good faith determination. If we have been advised by an independent investment dealer that a registration in response to a demand registration would adversely affect any proposed financing by us, we shall not be required to effect such a registration until the later of (i) 45 days after the completion or abandonment of such financing, and (ii) the termination of any blackout required by the underwriters or agents in connection with such financing. In any case, we cannot postpone the filing or effectiveness of a registration statement responding to a demand registration for more than an aggregate of 90 days in any 365 day period.
      The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.
      Piggyback Registration Rights. If we register any shares of our common stock, the stockholders party to the third amended and restated registration rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered due to marketing reasons, in which case (i) if the registration is a demand registration, the shares of holders requesting registration (whether pursuant to the demand or piggyback registration right) will be included on a pro rata basis, based upon each such holder’s relative holdings of shares subject to the third amended and restated registration rights agreement or (ii) if the registration is not a demand registration, we will include (a) the shares we propose to sell and (b) shares of the holders requesting registration pursuant to piggyback rights, on a pro rata basis, based upon each such holder’s relative holdings of shares subject to the third amended and restated registration rights agreement.
      We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.
      Expiration. The third amended and restated registration rights agreement will expire with respect to an individual holder when such holder is able to sell all of its shares pursuant to Rule 144(k) under the Securities Act.

Registration Rights Agreement
      Upon the written request of any stockholder delivered to us on or prior to the 120th day following the Effective Date, we shall use commercially reasonable efforts to file with the SEC no later than 150 days after the Effective Date a shelf registration statement registering for resale the shares of our common stock. We will use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the date that is 180 days after the Effective Date (in no event prior to the expiry of any lock up agreements relating to this offering) and to maintain its continuous effectiveness under the Securities Act, subject to certain permitted blackout periods and certain exceptions, for two years following the closing of this offering, or such earlier time as the shares covered by such registration statement (i) have been or may be sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act or (ii) have been sold to us. We may direct holders of shares registered under the shelf registration statement to suspend their sales of shares under the shelf registration under certain circumstances where such sales could negatively impact our activities and operations.
Reorganization of TEC
      We were incorporated in Delaware in November 2003 for the purposes of acquiring TEC common shares and raising additional capital to expand the business of TEC. The business of TEC was founded in 2000, when Aurora Energy, LLC, a Utah limited liability company in which Jon Baker and Steven J. Buchanan were significant owners, and NexGen Energy Canada Inc., a Colorado corporation formerly controlled by Charles McNeil, acquired certain working interests in lands in Alberta and British Columbia. In October, 2001, Aurora Energy, LLC and NexGen Energy Canada, Inc. contributed 75% of the interests in NRL Energy Ltd. and the assets and liabilities of Trident Exploration LLC to TEC in exchange for TEC common and preferred shares. On December 4, 2003, we completed a reorganization which resulted in TEC becoming our majority owned subsidiary. The reorganization involved the contribution to us of 100% of the common equity of each of Aurora Energy, LLC, NexGen Energy Canada Inc. and Trident CBM Corp., in exchange for the issuance of shares of our common stock to their affiliated entities, Aurora Energy Partners, L.P. and The McNeil Family Irrevocable GST Trust and Charles S. McNeil. Aurora Energy Partners, L.P. contributed 8,162.36 common units in Aurora Energy, LLC and 325,107 shares of Trident CBM Corp. common stock in exchange for the issuance of 8,718,441 shares of our common stock to Aurora Energy Partners, L.P. and 54,000 shares of our common stock to Clery S.à.r.l. The McNeil Family Irrevocable GST Trust and Charles S. McNeil contributed a total of 100 shares of common stock of NexGen Energy Canada Inc. in exchange for the issuance of an aggregate of 8,294,235 shares of our common stock to The McNeil Family Irrevocable GST Trust and Charles S. McNeil and 81,000 shares of our common stock to Clery S.à.r.l. The shares were issued to Clery S.à.r.l. pursuant to certain agreements Clery S.à.r.l. had entered into with NexGen Energy Canada Inc., The McNeil Family Irrevocable GST Trust, Charles S. McNeil, Steven J. Buchanan and Jon Baker.
      On December 4, 2003, Clery S.à.r.l. contributed its TEC common shares to us in exchange for shares of our common stock. Clery S.à.r.l. contributed 1,611,923 TEC common shares and received an equivalent number of shares of our common stock.
Non-Competition and Participation Agreements
      On August 24, 2004, TEC entered into an agreement with RFG GP No 1 Limited and RFG Management Limited (together with their affiliates, the “Richardson entities”). Under the agreement, the Richardson entities are prohibited from acquiring interests in NGC assets in Alberta or British Columbia either personally or as a partner or joint venturer except where the acquisition consists of (a) a mixture of assets, where the primary purpose is to acquire the conventional petroleum and natural gas assets, and any NGC assets are merely ancillary to such acquisition; or (b) an investment in no more than 50 percent of voting securities of an entity. If any Richardson entity acquires interests in NGC assets in Alberta or British Columbia pursuant to clause (a), the Richardson entity shall give TEC the right to purchase 100 percent of such interest based on either a bona fide estimate of the fair market value of such interest by the Richardson entity or on a price determined by a third party. In addition, if such assets are valued at more than $5.0 million, the Richardson entity shall use reasonable commercial efforts to allow TEC to participate in the evaluation of such assets before the acquisition.
      On March 11, 2005, we and TEC entered into an agreement with Natural Resources Portfolio of the Prudential Series Fund, Inc., the Jennison Utility Fund of the Prudential Sector Funds, Inc., the Jennison Natural Resources Fund, Inc. the Jennison Value Fund and the Value Portfolio of the Prudential Series Fund Inc. (together, the “Jennison entities”) whereby the Jennison entities are prohibited from investing, whether directly or indirectly either as an individual, partner or a joint venturer, or in any other capacity (other than investments in publicly-owned or privately owned companies which constitute no more than 15% of the voting securities of any such company) in any company that engages in, or engaging in, the evaluation, exploration, acquisition or development of NGC within the provinces of Alberta and British Columbia.
      On March 11, 2005, we and TEC entered into an agreement with Clery S.à.r.l. whereby Clery S.à.r.l. is prohibited from investing, whether directly or indirectly either as an individual, partner or a joint venturer, or in any other capacity (other than investments in publicly-owned or privately owned companies which constitute no more than 15% of the voting securities of any such company) in any company that engages in, or engaging in, the evaluation, exploration, acquisition or development of NGC within the provinces of Alberta and British Columbia.
Private Placement Offering to Senior Management
      On January 1, 2005, our board of directors awarded Jon Baker 397,879 shares of our common stock and Richard Meli 100,000 shares of our common stock at a price of $16.50 per share. As consideration for these shares, we accepted a 50 percent recourse promissory note in the amount of US$5,435,027 from Mr. Baker and a 50 percent recourse promissory note in the amount of US$1,366,000 from Mr. Meli. Each of these notes bore interest at 5 percent per annum. Interest and principal were due on December 31, 2012. These notes were repaid on June 29, 2006 in connection with the share option transaction described below. See “— Stock Loan Repayments.”
Private Placement Offering of Common Stock to Clery S.à.r.l.
      On March 10, 2005, Clery S.à.r.l. was issued 135,200 Series A Units for an aggregate purchase price of US$8,437,500, an effective price per share of US$62.41, a discount to the US$62.50 per Series A Unit paid by other investors in our March 11, 2005 equity financing.
Bridge Financing
      In anticipation of the closing of an equity financing on March 11, 2005, we entered into two bridge financing arrangements.
      During February 2005, Aurora Energy Opportunity, LP provided us with bridge equity financing of US$3,100,000. Mr. Baker is the majority owner of the entity that is the general partner of Aurora Energy Opportunity, LP. The terms of such financing allowed the investment to be converted into shares of our common stock or our Series A Units at a discounted purchase price. On March 11, 2005 the bridge investment was converted into 77,010 shares of our common stock which resulted in a subscription price of $47.50 per share of common stock, a discount of 5 percent to the $50.00 per share price paid by investors on March 11, 2005 in our equity financing.
      On March 3, 2005, NexGen Investments LLLP, an affiliate of Charles S. McNeil, loaned US$3,000,000 to us, with interest payable at 9 percent per annum. We used part of the net proceeds from the March 11, 2005 equity financing to repay the loan provided by NexGen Investments LLLP on March 31, 2005.

Reorganization of Trident Preferred Stock
      Pursuant to a reorganization agreement dated as of March 11, 2005 among us, The McNeil Family Irrevocable GST Trust, The Charles S. McNeil Family Trust, Aurora Energy Partners, L.P., NexGen Energy Canada Inc., Aurora Energy, LLC and Trident CBM Corp., Aurora Energy Partners, L.P. exchanged 8,162.36 units of the preferred equity interests in Aurora Energy, LLC, a promissory note to us in an aggregate principal amount of US$543,303 and 325,107 shares of preferred stock of Trident CBM Corp. for an aggregate of 101,654 of our Series A Units and a residual preferred interest in Aurora Energy, LLC, and The McNeil Family Irrevocable GST Trust and The Charles S. McNeil Family Trust exchanged 833,857 shares of preferred stock of NexGen Energy Canada Inc. for an aggregate of 107,594 of our Series A Units. We redeemed the residual interest in Aurora Energy, LLC received by Aurora Energy Partners, L.P. for US$890,505.00 on July 13, 2006 and, in connection therewith, Aurora Energy Partners, L.P. repaid in full the promissory note that formed a part of the consideration it paid to us in exchange for the Series A Units.
Stock Award Loans to Certain Executive Officers
      Pursuant to a stock award loan program we established on June 23, 2005, we loaned Richard Meli US$500,000 on July 28, 2005, we loaned E. John Koch $500,000 on August 1, 2005 and we loaned Murray Rodgers $500,000 on September 26, 2005. These loans were secured by certain shares of our common stock in the case of Mr. Meli, or certain vested options to purchase shares of our common stock in the case of Messrs. Koch and Rodgers. These loans bore interest at 3 percent until March 31, 2006, and bore interest at 4 percent from April 1, 2006, with accrued interest payable in arrears annually on December 31. The loans would have matured on the date the shares of our common stock, or options to purchase shares of our common stock, as applicable, securing the loans ceased to be held by the applicable borrower. These loans were repaid in full on June 28, 2006, July 13, 2006 and July 14, 2006. See “— Stock Loan Repayments.”
Stock Loan Repayments
      On July 13, 2006, we entered into an agreement with Jon Baker pursuant to which Mr. Baker granted us the option to purchase 397,879 shares of our common stock owned by Mr. Baker. In return for this option grant, we cancelled the US$5,435,027 stock loan plus accrued interest thereon we had granted to Mr. Baker, as described above under “ — Private Placement Offering to Senior Management.” The exercise price of the option is equal to the fair market value of the shares of common stock covered by the option at the time of exercise minus US$14.71 per share. The option is exercisable by us under certain circumstances, including a change of control or a sale of our common stock by Mr. Baker, and subject to certain conditions. The option will expire on July 12, 2012.
      On July 13, 2006, we entered into an agreement with Richard Meli pursuant to which Mr. Meli granted us the option to purchase 100,000 shares of our common stock owned by Mr. Meli. In return for this option grant, we cancelled the US$1,366,000 stock loan (plus accrued interest thereon) we had granted to Mr. Meli, as described above under “ — Private Placement Offering to Senior Management” and the US$500,000 stock award loan (plus accrued interest thereon) we had granted to Mr. Meli, as described under “ — Stock Award Loans to Certain Executive Officers.” The exercise price of the option is equal to the fair market value of the shares of common stock covered by the option at the time of exercise minus US$19.80 per share. The option is exercisable by us under certain circumstances, including a change of control or a sale of our common stock by Mr. Meli, and subject to certain conditions. The option will expire on July 12, 2012.
      On July 14, 2006, Mr. Koch exercised options and subsequently sold 10,246 shares of our common stock to us for a net aggregate cash purchase price equal to $500,000. He used the proceeds of that sale to repay the stock award loan made to him and described in “— Stock Award Loans to Certain Executive Officers” above. Mr. Koch was thereafter granted options to purchase 10,246 TEC common shares at an exercise price of $53.00 per share. On June 28, 2006, Mr. Rodgers exercised options and subsequently sold 10,246 shares of our common stock to us for a net aggregate cash purchase price equal to $500,000. He used the proceeds of that sale to repay the stock award loan made to him and described in “— Stock Award Loans to Certain Executive Officers” above. Mr. Rodgers was thereafter granted options to purchase 10,246 TEC common shares at an exercise price of $53.00 per share.

DESCRIPTION OF CAPITAL STOCK
General
      The following is a summary of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and bylaws, as they will be in effect upon the completion of this offering. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.
      Immediately following the closing of this offering, our authorized capital stock will consist of 210,000,000 shares, each with a par value of $0.0001 per share, of which 200,000,000 shares will be designated as common stock, and 10,000,000 shares will be designated as preferred stock.
      At March 31, 2006, we had                      shares of common stock outstanding, held of record by                     stockholders, assuming:

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.; and

•	a for stock split to be effected immediately prior to the completion of this offering.
      In addition, as of March 31, 2006,            shares of our common stock were subject to outstanding options,            shares of our capital stock were subject to warrants to purchase shares of our common stock and            shares of our common stock were issuable in exchange for an equal number of TEC common shares issuable upon the exercise of warrants.
Common Stock
      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. All elections are determined by a plurality of votes cast, and except as otherwise required by law, all other matters are determined by a majority of the votes cast affirmatively or negatively. Holders of our common stock may change or repeal any bylaw adopted by the board of directors, whom the management of our business and conduct of our affairs is vested in, by the written consent of the holders of a majority of the outstanding shares of common stock or the holders of a majority of the shares of common stock present at any meeting of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution, bankruptcy or winding up, holders of common stock will be entitled to share ratably on a per-share basis in all assets remaining after payment of liabilities and distribution of the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.
Preferred Stock
      Pursuant to our amended and restated certificate of incorporation to be in effect upon completion of this offering, our board of directors will be authorized, without any action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, or sinking fund terms, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Immediately after the completion of this offering, no shares of preferred stock will be outstanding, and we currently have no plans to issue any shares of preferred stock.
Warrants
      At July 7, 2006, we had 5,607,559 warrants outstanding to purchase shares of our common stock, associated with our outstanding shares of Series A and Series B preferred stock. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of stock dividends, stock splits, reorganizations, and reclassifications, consolidations and the like.
      At July 7, 2006, we had 827,490 warrants outstanding with The Toronto-Dominion Bank, TD Capital Mezzanine Partners (QLP) L.P., Blackstone Mezzanine Partners, L.P. and Blackstone Mezzanine Holdings, L.P., pursuant to a warrant agreement dated July 8, 2004. Of the 827,490 warrants outstanding, 413,744 warrants can either be exercised at the current price of our common stock less $10.035 or exercised on a cashless basis for 143,328 shares of our common stock. The remaining 413,746 warrants can either be exercised at the current price of our common stock less $20.07 per warrant or exercised on a cashless basis for 212,903 shares of our common stock. No further warrants are issuable thereunder, except pursuant to antidilution provisions contained therein.
      At July 7, 2006, TEC had warrants outstanding with a former consultant to purchase 20,000 shares of TEC common shares upon the payment of the exercise price of $4.20 per share.
      At July 7, 2006, we had warrants outstanding with a consultant to purchase 30,000 shares of our common stock upon the payment of the exercise price of $50.00 per share.
Registration Rights
      Upon completion of this offering, the holders of all shares of our common stock (other than holders purchasing under this offering), may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see “Certain Relationships and Related Party Transactions — Registration Rights.”
Directors’ Liability; Indemnification of Directors and Officers
      Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of the State of Delaware.
      In addition, our amended and restated certificate of incorporation and bylaws provide that we indemnify each director, officer, employee and agent against expenses and judgments incurred in connection with any proceeding, arising from the fact that such person is or was our agent, to the fullest extent provided by the laws of the State of Delaware.
Special Meetings of Stockholders; Stockholder Action
      Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by the board of directors, chairman, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10 percent of the votes at that meeting or by a majority of the members of our board. If a special meeting is called by any person other than the board of directors, the chairman of the board or the president, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, any vice president or the secretary. Business transacted at any special meeting of stockholders will be limited to the purpose stated in the notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote that a meeting will be held at the time requested by the person calling the meeting, not less than 35 and not more than 60 days after the receipt of the request. If the notice is not given within 20 days after the receipt of the request, the person requesting the meeting may give the notice.
      Our amended and restated certificate of incorporation provides that all notices of meetings with stockholders shall be in writing and shall be sent or otherwise given not less than 10 and not more than 60 days before the date of the meeting to each stockholder entitled to vote as such meeting. The notice shall specify the place (if any), date and hours of the meeting, and in the case of a special meeting, the purpose for which the meeting is called.
      Our bylaws provide that stockholders may take action without a meeting, without prior notice, and without a vote, by a written consent that sets forth the action so taken and is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted, and that is delivered to us in accordance with Section 228(a) of the Delaware General Corporation Law.
Election and Removal of Directors
      Directors are elected at each annual meeting of the stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the attention of the secretary. A majority of the directors then in office, including those who have resigned, has the power to fill any such vacancies.
      Any number of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, provided that if stockholders are entitled to cumulative voting, if less than the entire board of directors are to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. Our amended and restated certificate of incorporation and bylaws currently do not provide for cumulative voting in the election of directors.
      Our bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors. The ability of the remaining directors to fill vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Amendment of the Certificate of Incorporation and Bylaws
      Our amended and restated certificate of incorporation can be amended and restated according to Sections 228, 242 and 245 of the Delaware General Corporation Law by the board of directors and the stockholders. Our bylaws may be adopted, amended or repealed by the board of directors or by the written consent of the holders of a majority of the outstanding shares of common stock or the holders of a majority of the shares of common stock present at any meeting of the stockholders, provide that no amendment of the bylaws adopted by the board of directors shall vary or conflict with any amendment adopted by the stockholders.
Anti-Takeover Effects of Delaware Law
      Certain provisions of Delaware law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection from our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other things, the negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
      Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We expect this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts by our stockholders that might result in a premium over the market price for the shares of common stock held.
      The provisions of Delaware law could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they may also affect temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Listing
      We have applied to have our common stock listed on the                     under the symbol “          .”
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is located at                     .

SHARES ELIGIBLE FOR FUTURE SALE
      Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall. Before this offering, there has not been a public market for our stock.
      Upon the completion of this offering, a total of                      shares of our common stock will be outstanding, assuming:

•	the initial offering price will be per share, the mid-point of the initial public offering price range indicated on the cover page of this prospectus;

•	the issuance of shares of our common stock upon the automatic exercise of warrants in connection with the mandatory redemption of our preferred stock upon completion of this offering;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of exchangeable TEC common shares;

•	the issuance of shares of our common stock that may be issued from time to time at the option of the holders of shares of one of our subsidiaries issued in connection with our acquisition of Rakhit Petroleum Consulting Ltd.; and

•	a for stock split to be effected immediately prior to the completion of this offering.
      Of these shares, the                      shares of common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by persons who may be deemed to be our “affiliates,” as that term is defined in Rule 144 under the Securities Act.
      An aggregate of                      shares of our common stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if their resale is registered under the Securities Act or qualifies for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
      Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Number of
Date	Shares

On the date of this prospectus
Between 90 and 180 days after the date of this prospectus
At various times beginning more than 180 days after the date of this prospectus
      In addition, as of March 31, 2006, a total of                      shares of our common stock were subject to outstanding options and warrants that do not expire upon the completion of this offering. The shares underlying these options and warrants will become freely tradable in the public market from time to time, subject to the provisions of Rules 144 and 701.
Rule 144
      In general, under Rule 144 as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least one year prior to the proposed sale will be entitled to sell upon the expiration of the lock-up agreements described below, and subject to compliance with certain requirements of Rule 144, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding, which will equal approximately shares immediately after the offering; or

•	The average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
      Sales under Rule 144 shall also be subject to other restrictions provided hereunder, including manner of sale and notice requirements.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares freely without complying with any of the other requirements of Rule 144 the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless subject to the lock-up agreement described below or other restriction, “144(k) shares” may be sold immediately upon the completion of this offering.
Rule 701
      In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with all its requirements, including the holding period, contained in Rule 144. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.
Lock Up Agreements
      We and all of our directors and officers and certain other holders of shares of common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC we and they will not, during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell within such 180 day period, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities that are convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise (other than, with respect to us or TEC, under our employee compensation plans or upon the conversion or exchange of convertible or exchangeable securities outstanding on the date of the prospectus), and subject to certain other limited exceptions. The lock-up agreements will permit these persons to pledge any shares subject to the lock-up agreements. Credit Suisse Securities (USA) LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The lock up agreements by these persons (other than us) cover an aggregate of approximately                      shares of our outstanding common stock following the consummation of this offering (excluding options).
      The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.
Registration Rights
      Upon completion of this offering, the holders of all shares of our common stock (other than holders purchasing under this offering), may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see “Certain Relationships and Related Party Transactions — Registration Rights.”
Form S-8 Registration Statements
      We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register the resale of certain shares of our common stock that are issuable pursuant to our employee benefit plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the “Code”) and United States Treasury Regulations, administrative rulings and court decisions thereunder now in effect, all of which are subject to change, possibly on a retroactive basis.
      This summary addresses only holders that will hold shares of our common stock as “capital assets” (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the shares of our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, regulated investment companies, real estate investment trusts, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax or partnerships or other pass-through entities or holders of an interest in such entities. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the shares of our common stock. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      INVESTORS CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      As used in this discussion, a “United States holder” is a beneficial owner of shares of our common stock that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; and

•	a trust (i) that is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.
      As used in this summary, the term “non-United States holder” means a beneficial owner of common stock who is an individual, corporation, estate or trust and is not a United States holder.
      If a partnership (or an entity taxable as a partnership for United States federal income tax purposes) holds the shares of our common stock, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding shares of our common stock should consult its own tax advisor.
United States Holders

Dividends
      We do not expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do pay dividends on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that such distributions to a United States holder constitute dividends for United States federal income tax purposes, they will be included in the gross income of such United States holder as ordinary income but will be eligible for the dividends received deduction generally allowed to United States corporations and the reduced tax rate (generally 15%) applicable to qualified dividend income of non-corporate United States holders, including individuals.
      Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the United States holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “United States Holders — Gain on Disposition of Common Stock” below.

Gain on Disposition of Common Stock
      Upon the sale, exchange or other disposition of common stock, a United States holder will recognize gain or loss in an amount equal to the difference between the United States holder’s adjusted tax basis in such common stock and the amount realized on the sale, exchange or other disposition. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States holder’s holding period for the shares of Common Stock exceeds one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding
      Dividends paid to a United States holder of shares of our common stock and proceeds from the sale or disposition of shares of our common stock by a United States holder may be subject to backup withholding unless the United States holder (a) is a corporation; (b) provides a valid taxpayer identification number; or (c) establishes qualification for another exemption. Backup withholding is not an additional tax. A credit can be claimed against a United States holder’s United States federal income tax liability for amounts withheld under the backup withholding rules and any excess amount is refundable, provided that the required information is furnished to the IRS.
Non-United States Holders

Dividends
      We do not expect to declare or pay any dividends on shares of our common stock in the foreseeable future. However, if we do pay dividends on shares of our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-United States holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under “Non-United States Holders — Gain on Disposition of common stock” below. Any dividend paid to a non-United States holder of shares of our common stock ordinarily will, except as described in the following paragraph, be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide an IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate.
      If at least 80% of our gross income during the applicable testing period is active foreign business income, then United States withholding tax would apply only to a percentage of dividends that we pay equal to the percentage which our gross income from sources within the United States for the testing period is of our total gross income for the testing period. The “testing period” means the three-year period ending with the close of our taxable year preceding the payment (or such part of such period as may be applicable). We will calculate the amount we withhold on dividends paid to non-United States holders based upon application of the foregoing rules at the time of payment. We expect that substantially all of our income will be derived from active foreign business income, and thus we anticipate that these special rules will apply if we pay any dividends on shares of our common stock.

      Dividends paid to a non-United States holder that are effectively connected with a trade or business conducted by the non-United States holder in the United States (and, where an income tax treaty applies, are attributable to a permanent establishment maintained by the non-United States holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if the non-United States holder were a United States holder. In such cases, we will not have to withhold United States federal income tax if the non-United States holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-United States holder must provide an IRS Form W-8ECI properly certifying eligibility for such exemption. Dividends received by a corporate non-United States holder that are effectively connected with a trade or business conducted by such corporate non-United States holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock
      A non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of shares of our common stock, provided that (i) the gain is not otherwise effectively connected with a trade or business conducted by the non-United States holder in the United States (and, in the case of an applicable tax treaty, is not attributable to a permanent establishment maintained by the non-United States holder in the United States), and (ii) in the case of a non-United States holder who is an individual and who holds the shares of our common stock as a capital asset, such holder is not present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. Additional special rules would apply if our stock were considered to be a United States real property interest, which is not expected to be the case. Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Federal Estate Taxes
      Shares of our common stock owned or treated as being owned by a non-United States holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding
      Generally, the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld must be reported annually to the IRS. A similar report is sent to the non-United States holder. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which a non-United States holder resides pursuant to the provisions of an applicable tax treaty or exchange of information treaty.
      In general, backup withholding at the applicable rate (currently 28%) will not apply to dividends on shares of our common stock paid by us or our paying agents, in their capacities as such, to a non-United States holder if such non-United States holder has provided the required certification and neither we nor our paying agent has actual knowledge or reason to know that the payee is a United States person.
      Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of shares of our common stock affected outside the United States by a foreign office of a foreign broker. However, information reporting requirements will apply to a payment of the proceeds of a sale of shares of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interests) owned by United States persons or is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of shares of our common stock by a United States office of a broker will be subject to both information reporting and backup withholding unless the holder certifies its non-United States holder status under penalties of perjury and the broker does not have actual knowledge or reason to know that the payee is a United States person, or otherwise establishes an exemption.
      Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a credit against the non-United States holder’s United States federal income tax liability and any excess may be refundable if the proper information is provided to the IRS. You should consult your financial or accounting advisor for information regarding this credit.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2006, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and TD Securities (USA) LLC are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriter	of Shares

Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
TD Securities (USA) LLC
J.P. Morgan Securities Inc.

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                     additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.
      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$           per share. The underwriters and selling group members may allow a discount of US$           per share on sales to other broker/ dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/ dealers.
      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without		Without
	Over-	With Over-	Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting Discounts and Commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
      The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.
      We and all of our directors and officers and certain other holders of shares of common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC we and they will not, during the period ending 180 days after the date of this prospectus, offer, sell, contract to sell within such 180 day period, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities that are convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise (other than, with respect to us or TEC, under our employee compensation plans or upon the conversion or exchange of convertible or exchangeable securities outstanding on the date of the prospectus), and subject to certain other limited exceptions. The lock-up agreements will permit these persons to pledge any shares subject to the lock-up agreements. Credit Suisse Securities (USA) LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The lock up

agreements by these persons (other than us) cover an aggregate of approximately                      shares of our outstanding common stock following the consummation of this offering (excluding options).
      The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.
      The underwriters have reserved for sale at the initial public offering price up to                      shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.
      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.
      We will apply to list the shares of common stock on                     .
      Some of the underwriters and their affiliates have provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business for which they have received and would receive customary compensation. An affiliate of TD Securities Inc. has extended credit facilities to TEC. An affiliate of Credit Suisse Securities (USA) LLC has arranged credit facilities for TEC and TRC.
      Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by a negotiation between us and the representatives and will not necessarily reflect the market price for our common stock following the offering. The principal factors that were considered in determining the public offering price included:

•	the information included in this prospectus and otherwise available to the underwriters;

•	the history of and prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of this offering.
      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                     or otherwise and, if commenced, may be discontinued at any time.
      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS
      Certain matters relating to the laws of the United States regarding this offering will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP on behalf of TRC and Shearman & Sterling LLP on behalf of the Underwriters. Certain matters relating to the laws of Canada regarding this offering will be passed upon by Blake, Cassels & Graydon LLP on behalf of TRC and Macleod Dixon LLP on behalf of the Underwriters.
EXPERTS
      Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein, and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report covering our December 31, 2005 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
      The estimates of our proved reserves as of March 31, 2006, December 31, 2005 and 2004 included in this prospectus are based on reserve reports prepared by Sproule Associates Limited, independent petroleum engineers. The estimates of our proved reserves as of January 1, 2004 are based on reserve reports prepared by Ryder Scott and Schlumberger DCS independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that are being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
      Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information wit the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 11580, Washington, D.C. 20549.
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

TRIDENT RESOURCES CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars, except for share data)

	March 31, 2006	Dec. 31, 2005

	(Unaudited)
Assets
Current
Cash	$25,193	$65,078
Accounts receivable	82,226	36,363
Prepaid expenses and deposits	16,158	7,203

Total current assets	123,577	108,644

Property, plant and equipment, full cost method — net	857,685	873,712
Intangible assets, net	7,083	—
Other assets	12,875	11,542

Total assets	$1,001,220	$993,898

Liabilities
Current
Accounts payable and accrued liabilities	$187,189	$123,279

Long-term debt	321,200	319,823
Other long-term liabilities	176,824	164,635
Asset retirement obligation	6,834	5,552
Deferred income taxes	—	62,353
Minority interests	5,337	604

	697,384	676,246
Series A preferred stock
Series A redeemable preferred stock, 8,000,000 authorized with 4,993,559 issued and outstanding at March 31, 2006 and December 31, 2005	379,636	368,981

Stockholders’ deficit
Common stock, $0.0001 par value, 50,000,000 authorized with 28,062,043 and 25,226,014 issued as of March 31, 2006 and December 31, 2005, respectively	3	2
Paid-in capital	295,423	168,142
Deficit	(371,226)	(219,473)

	(75,800)	(51,329)

Going concern
Commitments
Subsequent events
Total liabilities and equity	$1,001,220	$993,898

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the three-month periods ended March 31
(In thousands of Canadian dollars, except per share amounts)

	2006	2005

	(Unaudited)
Revenue
Natural gas sales	$24,112	$4,657

Expenses
Operating	8,169	1,826
General and administrative	4,578	2,382
Depletion, depreciation and accretion	204,977	2,835

	217,724	7,043

Loss from operations	(193,612)	(2,386)

Other income and expenses
Financing charges	11,561	15,901
Foreign exchange loss	2,207	19

	13,768	15,920

Loss before undernoted items	(207,380)	(18,306)

Taxes
Capital taxes	307	54
Deferred income tax reduction	(64,633)	(2,289)

	(64,326)	(2,235)

Net loss before undernoted items	(143,054)	(16,071)
Earnings from equity method investment	1,810	—
Minority interests	146	1,256

Net loss and comprehensive loss	$(141,098)	$(14,815)

Net loss per share
Basic and diluted	$(5.51)	$(2.53)

Weighted average number of shares of common stock outstanding (thousands)
Basic and diluted	27,530	23,446
See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the three-month periods ended March 31
(In thousands of Canadian dollars, except per share amounts)

	2006	2005

	(Unaudited)
Common stock, $0.0001 par value, 50,000,000 authorized with 28,062,043 and 25,226,014 issued as of March 31, 2006 and December 31, 2005, respectively
Balance at beginning of period	$2	$2
Issuance of common stock	1	—

Balance at end of period	3	2

Paid-in capital
Balance at beginning of period	168,142	103,867
Issuance of common stock	141,800	31,535
Share issue costs	(8,192)	(2,206)
Adoption of FAS 123(R)	(7,634)	—
Stock-based compensation	1,557	724
Stock option loans	(250)	—

Balance at end of period	295,423	133,920

Deficit
Balance at beginning of period	(219,473)	(21,669)
Net loss	(141,098)	(14,815)
Accretion of series A preferred stock	—	(43,826)
Foreign exchange loss on series A preferred stock	(1,757)	(282)
Accrued dividends on series A preferred stock	(8,898)	(507)

Balance at end of period	(371,226)	(81,099)

Total stockholders’ equity (deficit) at end of period	$(75,800)	$52,823

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three-month periods ended March 31
(In thousands of Canadian dollars)

	2006	2005

	(Unaudited)
Operating activities
Net loss	$(141,098)	$(14,815)
Minority interests	(146)	(1,256)
Depletion, depreciation and accretion	204,977	2,835
Financing charges	5,830	14,299
Deferred income tax reduction	(64,633)	(2,289)
Stock-based compensation	242	902
Foreign exchange loss	2,207	19
Earnings from equity method investment	(1,810)	—
Change in non-cash working capital	(1,867)	414

Net cash provided by operating activities	3,702	109

Financing activities
Issuance of common stock	141,801	31,535
Common stock issue costs	(8,192)	(2,206)
Issuance of series A preferred stock	—	120,945
Series A preferred stock issue costs	—	(8,715)
Long-term debt advances	—	40,232
Long-term debt repayments	—	(38,557)
Debt issue costs	(48)	(1,769)
Stock award loans	(250)	—
Non-controlling interest	147	—
Change in non-cash working capital	1,559	83

Net cash provided by financing activities	135,017	141,548

Investing activities
Additions to property, plant and equipment	(185,220)	(62,300)
Acquisitions	(2,585)	(6,802)
Change in non-cash working capital	9,400	(8,206)

Net cash used for investing activities	(178,405)	(77,308)

Effect of translation on foreign currency denominated cash	(199)	162

Increase (decrease) in cash	(39,885)	64,511
Cash, beginning of period	65,078	10,291

Cash, end of period	$25,193	$74,802

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2006 and 2005
(Tabular dollar amounts are in thousands of Canadian dollars, except as otherwise noted.)

1.	Basis of Presentation
      These interim consolidated financial statements of Trident Resources Corp. (“Trident”, “TRC” or “the Company”) have been prepared by management in accordance with U.S. generally accepted accounting principles (“GAAP”).
      These financial statements reflect all adjustments (consisting of normal recurring adjustments and accruals) that are, in management’s opinion, necessary for a fair presentation of the results of the interim period. The results for interim periods are not necessarily indicative of annual results. The timely preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual amounts could differ from estimated amounts due to factors such as fluctuations in commodity prices and interest rates and legislative changes.
      These financial statements do not include all of the disclosure included in the Company’s annual consolidated financial statements. Accordingly, these interim financial statements should be read in conjunction with the Company’s December 31, 2005 consolidated financial statements. With the exception of accounting for stock-based compensation (note 3), the accounting policies used in the preparation of these interim financial statements conform to those used in the Company’s most recent annual consolidated financial statements.
      Certain prior period comparatives have been reclassified to conform to the current period presentation.

2.	Going Concern
      These financial statements have been prepared in accordance with U.S. GAAP applicable for a going concern, which presumes the realization of assets and the discharge of obligations in the normal course of business. In the first three months of 2006, Trident recorded a net loss of $141.1 million and at March 31, 2006, the Company had an accumulated deficit of $371.2 million and a working capital deficiency of $63.6 million. The Company’s ability to continue as a going concern is dependent upon its ability to generate cash from its operating activities and its continuing ability to obtain financing. These financial statements have been prepared on the basis that the Company would meet all its obligations as they come due.
      As described in note 14, in the second quarter of 2006, the Company issued additional debt in the amount of $341.5 million (US$300.0 million) and sold series B preferred units for $42.6 million (US$38.4 million). The proceeds from these transactions eliminated the working capital deficiency. In addition, the Company’s operating activities provided net cash of $3.7 million during the first quarter of 2006. Furthermore, upon the completion of a public offering of the Company’s common stock in excess of $50.0 million (“IPO”), the Company’s $379.6 million of series A preferred units and its $42.6 million of series B preferred units will be mandatorily redeemed and the related warrants will be automatically converted into common stock, which would eliminate the stockholders’ deficit.
      Management believes that cash provided by operating activities and financing activities completed to date will not be sufficient to fund the Company’s budgeted expenditures until March 31, 2007. However, management also believes that these sources of cash plus the proceeds of its potential IPO would be sufficient to fund the Company’s cash needs following the IPO. Management intends to use cash provided by operating activities, credit facility utilization, issuances of debt or equity, including its potential IPO, and possibly dispositions of assets to fund the remainder of the 2006 and 2007 capital budgets. In the event that funds from these sources do not generate or raise sufficient funds to finance the 2006 and 2007 capital budgets, the Company will curtail spending as necessary.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

3.	Changes in Significant Accounting Policies
     Stock-based compensation
      Prior to January 1, 2006, Trident accounted for stock-based compensation using the fair value method as described in FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”). Effective January 1, 2006, the Company adopted Statement 123(R), Share-Based Payment (“FAS 123(R)”) using the modified prospective method. Compensation costs continue to be recognized using the accelerated recognition method for options subject to graded vesting. Compensation costs recognized are based on awards ultimately expected to vest and are reduced by estimated forfeitures.
      Under FAS 123(R), liability awards are recognized at fair value rather than intrinsic value as required by FAS 123. At January 1, 2006, the difference between the intrinsic value and the fair value of Trident’s previously classified liability awards was not material.
      Stock-based awards granted to contractors that are no longer subject to service requirements are not subject to FAS 123(R) and become subject to other accounting standards. As the maximum number of shares that could be required to be delivered to the holders of the series A preferred stock exceeds the current number of authorized but unissued shares, there may be insufficient authorized but unissued shares to allow settlement of contractor warrants and vested options by delivering shares. Accordingly, contractor warrants and vested options must be presented as liabilities and are remeasured at their vesting date and at each balance sheet date thereafter. The change in fair value at the vesting date is recognized in equity with subsequent changes in fair value recognized in the statement of operations in the period they occur.
      Temporary differences arising under FAS 123(R) for both equity awards and liabilities that would result in a future tax deduction under existing tax law will result in the recognition of deferred tax benefits in the income statement with a corresponding increase to a deferred tax asset. FAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for exercised options (“excess tax benefits”) to be classified as both an operating cash outflow and a financing cash inflow upon adoption of FAS 123(R). As a result of the Company’s net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing Trident’s net operating loss carry forwards. Accordingly, because the Company is not currently able to realize these excess tax benefits, such benefits have not been recognized in the statement of cash flow for the period ended March 31, 2006.
      A cumulative adoption adjustment of $0.3 million was recorded as a reduction to general and administrative expense in the statement of operations as a result of adopting FAS 123(R).

4.	Acquisition
      Effective January 1, 2006, a wholly-owned subsidiary of Trident purchased certain assets of Rakhit Petroleum Consulting Ltd. (“Rakhit”) for an aggregate amount of $6.0 million. The purchase price was paid with 90,000 exchangeable common stock of the subsidiary and $1.5 million in cash. The estimated fair value of the subsidiary’s common stock was $50.00 per share. The stock is exchangeable into Trident common stock on a one-for-one basis. Rakhit provided petroleum consulting services specializing in the application of hydrodynamics, geology and hydrogeology for petroleum exploration and development, including coalbed methane. In accordance with the agreement, if Trident’s common stock price is not $100 per share by January 1, 2009, Trident is required to grant an exclusive, royalty free, perpetual licence to Rakhit to use certain specified purchased assets. The net assets acquired consisted of $7.7 million of intangible assets, $0.6 million of property, plant and equipment and a $2.3 million deferred income tax liability.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

5.	Property, Plant and Equipment
      At March 31, 2006 and December 31, 2005, property, plant and equipment consisted of:

	2006	2005

Petroleum and natural gas interests subject to depletion	$537,870	$384,036
Petroleum and natural gas interests not subject to depletion	572,762	539,196
Accumulated depletion	(255,836)	(51,786)

	854,796	871,446

Office equipment, furniture and fixtures	3,939	3,165
Accumulated depreciation	(1,050)	(899)

	2,889	2,266

	$857,685	$873,712

      At March 31, 2006, the net carrying amount of petroleum and natural gas interests subject to depletion exceeded the discounted future net revenues from proved reserves by $189.1 million and was recognized as additional depletion expense. For the three months ended March 31, 2006, depletion per mcf was $62.88 (2005 — $4.27) due to the impairment charge.
      The carrying value of Trident’s property, plant and equipment consists of $846.1 million of net assets located in Canada and $11.6 million of net assets located in the U.S.

6.	Credit Facilities
      The credit facilities restrict Trident Exploration Corp. and its subsidiaries (“TEC”) from paying any dividends or distributions to TRC for anything other than general corporate expenses incurred in the normal course of business. The restricted net assets of the consolidated subsidiaries of TRC at March 31, 2006 were $419.5 million. This exceeds 25 percent of the total consolidated net assets of Trident.

(a)	Revolving facility
      At March 31, 2006, TEC had a 364-day secured revolving facility (“revolving facility”) with a maximum availability of $10.0 million (December 31, 2005 — $10.0 million). On March 30, 2006, TEC received a written waiver from the lenders with regard to the positive working capital covenant applicable to the quarter ending March 31, 2006. At March 31, 2006, TEC had drawings of $nil (December 31, 2005 — $nil) and letters of credit of $4.5 million (December 31, 2005 — $2.0 million) under the revolving facility.
      On January 28, 2005, TEC entered into a senior resource facility (“resource facility”) with a maximum availability of $50.0 million due July 28, 2005. On March 15, 2005, TEC repaid the $13.7 million and US$16.3 million ($19.7 million) drawn on the resource facility and on April 18, 2005, TEC cancelled the resource facility.

(b)	Long-term debt
      At March 31, 2006, TEC had a second lien secured syndicated term loan facility (“term facility”) for US$275.0 million ($321.2 million). An additional US$50.0 million ($57.8 million) delayed draw was available and was drawn on April 3, 2006 (note 14(a)).
      The term facility had a covenant that required TRC to lend certain funds to TEC, prior to completion of the December 30, 2005 Southern Ute Indian Tribe (“SUIT”) transaction. TRC contributed the funds to TEC

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005
subsequent to completion of the SUIT transaction and as a result, TEC was in violation of the term facility agreement at March 31, 2006. On April 13, 2006, in conjunction with the amendment to the term facility (note 14(a)), the term facility lenders confirmed that the covenant was met, notwithstanding that the funds were transferred after the SUIT transaction.
      The term facility had a production sales covenant, which required TEC to meet certain daily sales production targets by March 31, 2006 (50,000 gigajoules), June 30, 2006 (80,000 gigajoules) and September 30, 2006 (110,000 gigajoules, subsequently adjusted to 80,000 gigajoules (note 15(a)). In addition, TEC is required to spend at least US$125.0 million in the Horseshoe Canyon area within 30 months of the initial loan date. At March 31, 2006, TEC had met the spending requirement in the Horseshoe Canyon area and had also met the March sales production target. On April 25, 2006, the term facility and the related covenants were amended (note 14(a)). At July 13, 2006, TEC has met its June and September 30 sales production targets.
      On March 3, 2005, TRC entered into a US$3.0 million ($3.7 million) subordinated loan agreement with a stockholder. On March 31, 2005, the loan was repaid.
      In 2004, TEC entered into a subordinated credit facility (“subordinated facility”) which was repaid on January 28, 2005.

(c)	Lenders warrants
      In connection with the initial draw on the subordinated facility in 2004, TRC issued 735,124 warrants to the lender (“lenders warrants”) which entitles the holder to purchase one TRC common stock for $18.93. As part of the settlement of the subordinated facility and an anti-dilution clause, an additional 92,366 warrants were issued in 2005. As a result of subsequent common stock issuances at $50.00 per share, the warrant holders have the right to put all of the outstanding warrants to Trident for a maximum cash payment of $12.5 million or 356,231 common stock. The $12.5 million potential cash payment was recognized as a financing charge in the first quarter of 2005.

7.	Redeemable Units
      At March 31, 2006 and December 31, 2005, there were 4,993,559 units issued and outstanding. In the first quarter of 2005, TRC issued 1,603,624 units for gross proceeds of US$100.2 million ($120.9 million) before share issue costs of $8.8 million. Each unit consists of one series A preferred stock and one warrant exercisable for the purchase of, initially, one common stock. A portion of the gross proceeds received on issuance of the units was attributed to an embedded derivative and recorded as a liability at its fair value. The carrying amount of the series A preferred stock was calculated as the gross proceeds received on issuance of the units less the value attributed to the embedded derivative. The series A preferred stock are classified as temporary equity as the holder has a contingent right to put for cash the common stock received on redemption of the series A preferred stock and concurrent exercise of the warrant. The difference between the original carrying amount recorded on issuance of the series A preferred stock and their face amount is recognized as an additional charge to deficit on the issuance date. Dividends on the series A preferred stock are recognized in the statement of stockholders’ equity (deficit) at an effective compounded rate of 10 percent per annum.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

8.	Other Long-Term Liabilities
      At March 31, 2006 and December 31, 2005, other long-term liabilities consisted of the following:

	2006	2005

Series A preferred stock embedded derivative	$154,326	$148,324
Lenders warrants	12,500	12,500
Contractors vested options	5,282	—
Deferred stock units	3,282	2,625
Contractors warrants	1,168	1,186
Employee stock award loans	266	—

	$176,824	$164,635

9.	Minority Interests
      At March 31, 2006 and December 31, 2005, the components of minority interests were:

	2006	2005

TEC common stock	$1,202	$823
Exchangeable shares of subsidiary	4,500	—
Cumulative minority interest recorded in the statement of operations	(365)	(219)

	$5,337	$604

10.	Common Stock
      In the first three months of 2006, Trident issued 2,836,029 shares of its common stock for gross proceeds of $141.8 million before share issue costs of $8.2 million. In the first three months of 2005, Trident issued 644,870 common stock for gross cash proceeds of $31.5 million before share issue costs of $2.2 million. In the first three months of 2005, Trident also issued 755,758 shares of its common stock to two members, and a former member, of senior management in return for promissory notes totaling US$10.3 million ($12.5 million) (note 11(b)). As the promissory notes are deemed non-recourse, neither the promissory notes receivable nor the associated shares are recorded on the balance sheet.
      On January 5, 2006, Trident closed a common stock offering whereby the Company agreed that, for each common stock purchased under this offering, the holder will receive an additional 0.1 share of common stock (“entitlement unit”) for no additional consideration in the event that a liquidity event has not occurred by 365 days after the completion of the offering. For the purposes of the offering, a liquidity event is the filing of an initial registration statement with the United States Securities and Exchange Commission (“SEC”) with respect to the resale of common stock. The amount of common stock that would be issued in the event that there is no liquidity event before January 5, 2007, would be 267,010 shares.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005
      For the three months ended March 31, 2006 and 2005, loss per share was:

	2006	2005

Net loss	$(141,098)	$(14,815)
Accretion of series A preferred stock	—	(43,826)
Accrued dividends on series A preferred stock	(8,898)	(507)
Foreign exchange loss on series A preferred stock	(1,757)	(282)

Net loss attributable to common stockholders	$(151,753)	$(59,430)

(Thousands of common stock)

Weighted average number of common stock — Basic and diluted	27,530	23,446

Basic and diluted loss per share	$(5.51)	$(2.53)
      The following securities have been deemed anti-dilutive and were excluded from Trident’s calculation of net loss per share:

	2006	2005

	(thousands)
Series A preferred stock and embedded derivative	4,994	1,604
Preference shares of subsidiaries	—	3,675
Stock options	2,634	2,258
Minority interests common stock	180	3,128
Exchangeable shares of subsidiary	90	—
In-substance options	—	756
Warrants	853	853
Common stock issued with entitlement units	2,670	—
      Subsequent to March 31, 2006 Trident issued 22,492 shares of its common stock. In the same period, TEC issued 404,150 stock options with a weighted average exercise price of $50.34 per share. These transactions would have changed the number of common stock or potential common stock outstanding at the end of the period if the transactions had occurred prior to March 31, 2006.

11.	Stock-Based Compensation
      For the three months ended March 31, 2006, $0.5 million of stock based compensation costs were expensed (2005 — $0.9 million) and $1.4 million were capitalized (2005 — $0.5 million). In the first quarter of 2006 and 2005, no amount was recognized as a tax benefit in the statement of operations.

(a)	TEC stock options
      Trident has a stock option plan under which the Board of Directors may grant stock options to directors, officers, employees, and consultants for the purchase of TEC common stock. The options are granted at the estimated fair value of the TEC common stock at the grant date. The maximum number of options to be granted under the plan is 3,100,000. Trident issues new shares of common stock to settle options exercised.
      The fair value of stock options are estimated on the date of the grant, using a Black-Scholes option pricing model that incorporates the assumptions as noted in the table below. The contractual term of stock options granted is 10 years and the options typically vest over four years. Commencing January 1, 2006, the expected term was calculated based on the simplified method due to the limited history of actual employee exercise

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005
behaviour and post-vesting termination behaviour. For purposes of the calculation, the employees were divided into two groups (executives and non-executives) based on expected employee exercise behaviour and post-vesting termination behaviour. Expected volatility is based on the historical volatility of a peer group of similar companies, comparable in industry and size, for a period equivalent to the expected term as it was not practicable to estimate Trident’s expected volatility due to the limited market data available for share transactions. Expected forfeitures are based on actual historical experience and an analysis of the same peer group. The risk free rate is based on the zero-coupon yield curve for Bank of Canada bonds with a term equivalent to the expected term.

	2006	2005

Risk-free interest rate (%)	3.9	4.2
Expected life (years)	6.25	5.00
Expected dividends ($)	—	—
Expected volatility (%)	40.0	40.0
      Option activity for three months ended March 31, 2006 and 2005 is as follows:

	2006		2005

		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price

	(thousands)		(thousands)
Outstanding, beginning of period	2,495	$16.01	2,145	$11.88
Granted	150	50.00	113	17.12
Exercised	(11)	13.11	—	—

Outstanding, March 31	2,634	$17.96	2,258	$12.14

Options exercisable at March 31	1,130	$9.41	548	$8.02

      Details on options outstanding at March 31, 2006 are as follows:

	Options Outstanding		Exercisable Options

	Number of	Weighted average	Number of	Exercise
Exercise price	options	remaining term	options	price

($ per share)	(thousands)	(years)	(thousands)	($ per share)
$ 4.20	330	6.4	270	$4.20
5.30	96	6.4	96	5.30
8.40	393	6.4	345	8.40
13.00	214	7.4	95	13.00
14.00	441	8.0	204	14.00
16.50	712	8.5	112	16.50
18.70	32	9.0	8	18.70
50.00	416	9.3	—	—

$17.96	2,634	7.8	1,130	$9.41

      At March 31, 2006, there were 2,090,375 options outstanding to employees and 543,125 options outstanding to consultants. At March 31, 2006, the intrinsic value of all outstanding options was $84.4 million.
      For the three months ended March 31, 2006, the weighted average fair value of options granted was $22.93 per option (2005 — $5.70). The total fair value of options that vested in the first quarter of 2006 was

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005
$5.4 million. The stock options vested and exercisable at March 31, 2006 had an aggregate intrinsic value of $45.9 million and a weighted average remaining term of 7.0 years.
      At March 31, 2006, approximately $10.7 million of compensation cost relating to unvested stock options has not yet been recognized. The weighted average period over which these costs are expected to be recognized is 3.4 years. Cash received from TEC options exercised in the first quarter of 2006 was $0.1 million (2005 — $nil). The total intrinsic value of TEC options exercised was $0.4 million (2005 — $nil).
      On March 29, 2006, the Board of Directors approved a modification of the stock option plan. Upon exercise, holders of TEC options will have the option of receiving Trident shares.

(b)	Trident in-substance options
      In January 2005, two current members, and a former member, of senior management purchased 755,758 Trident common stock at a price of $16.50 per share in exchange for share purchase promissory notes in the aggregate amount of US$10.3 million ($12.5 million). The shares are pledged as collateral for the promissory notes and had to be held for 366 days before they could be sold. The promissory notes bear interest at five percent per annum and are due at the earlier of the sale of the shares or December 31, 2012. This arrangement is considered, in substance, to be the issuance of stock options and is accounted for in accordance with the Company’s policy on stock-based compensation. At March 31, 2006, the intrinsic value of the 755,758 Trident in-substance options was $25.3 million. On July 13, 2006, the loans to the two current members of senior management were settled (note 14(c)).

(c)	Stock award loan program
      On June 23, 2005, the Board of Directors approved a program (the “stock award loan program”) whereby employees are permitted to borrow from Trident, an amount up to 50 percent of the July 1, 2005 intrinsic value of their vested TEC stock options or TRC in-substance stock options up to a maximum of $2.0 million per employee (US$2.0 million per U.S. based employee). Up to 25 percent of the intrinsic value of vested stock options as of July 1, 2005 may be borrowed immediately (up to a maximum of $0.5 million per employee, or US$0.5 million per U.S. based employee) and the remaining 25 percent of the intrinsic value of vested options on the date at which Trident achieves a weekly average production rate of 125 mmcf per day. The loans bear interest at the Canada Revenue Agency’s prescribed rate and are secured by the employees’ stock options in an amount equal to double the loan amount. As of March 31, 2006, Trident had loaned $1.6 million to employees and US$1.0 million ($1.2 million) and $1.8 million to senior management under the program. These amounts are offset against paid-in capital.
      The stock award loan program represents a cash-settled liability indexed to the Company’s own common stock and the loan is effectively a put option with an exercise price equal to that required for the employee to breakeven. Accordingly, compensation cost is measured as the fair value of the put option. Changes in the fair value of the liability are recognized in the period they occur.
      On March 29, 2006, in anticipation of Trident filing an initial registration statement with the SEC, the Board of Directors approved a program under which senior management will repay their stock award loans. Between April and July 2006, the loans were repaid (note 14(c)).

(d)	TEC deferred stock units
      On December 17, 2004, the Board of Directors granted 210,000 deferred stock units to members of senior management. Members of senior management will receive a cash payment equal to the number of deferred stock units multiplied by the fair value of one Trident common share on the vesting date. The deferred stock units vest at the earlier of four years after the grant date or two years after Trident becomes a public corporation.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

(e)	Contractors warrants
      On February 23, 2006, TRC granted 30,000 warrants to a contractor that have an exercise price of $50.00 and expire in 2012.
      In 2003, TEC issued 25,000 warrants to a former contractor that have an exercise price of $4.20 and expire in 2012.

12.	Financing Charges
      Financing charges for the three months ended March 31, 2006 and 2005 consisted of:

	2006	2005

Subordinated facility financing charges	$—	$14,578
Interest expense on credit facilities	10,854	858
Amortization of deferred financing charges	526	676
Unrealized loss on embedded derivative	5,304	177
Interest income	(823)	(59)
Interest capitalized	(4,300)	(329)

	$11,561	$15,901

13.	Commitments
      On March 20, 2006, Trident signed a lease for 208,500 square feet of office space. The lease commences on March 1, 2007 and has a term of 15 years. Basic annual rent is $5.4 million for the entire term of the lease.

14.	Subsequent Events

(a)	Credit facilities
      On April 3, 2006, TEC drew US$50.0 million ($58.6 million) under the delayed draw associated with the term facility.
      On April 13, 2006, TEC amended the revolving facility (note 6(a)) to remove the working capital covenant.
      On April 25, 2006, TEC amended the term facility (note 6(b)) to allow for an additional US$125.0 million. Interest on the entire US$450.0 million accrues at LIBOR plus 7.5 percent per annum. The amended term facility has a cross covenant which requires TEC to comply with the revolving facility covenants. The amended term facility has certain financial covenants effective September 30, 2006 including a maximum total debt to earnings before interest, taxes, depletion, depreciation, amortization, extraordinary losses and other non-cash expenses as defined in the agreement, an interest coverage ratio and a minimum present value of proved reserves to total debt ratio. The facility also requires TEC to achieve 80,000 gigajoules of average daily production sales for seven consecutive days during the quarters ending June 30, 2006 and September 30, 2006. In conjunction with the amendment, another US$125.0 million was made available to TRC under an unsecured facility. The unsecured facility matures on November 26, 2011 and bears interest, payable at maturity, at LIBOR plus 9.5 percent per annum until December 31, 2006 and thereafter increase by 0.5 percent per quarter. The unsecured facility has substantially the same financial covenants as the amended term facility. On April 25, 2006, Trident drew the entire US$250.0 million ($282.9 million) under both the amended term facility and the unsecured facility.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

(b)	Redeemable units
      Between June 8, 2006 and July 7, 2006, TRC issued 614,000 units for gross proceeds of US$38.4 million ($42.6 million). Each unit consists of one share of series B preferred stock (par value of $0.0001 per share) with a face amount of US$62.50 per share and one warrant exercisable for the purchase of, initially, one share of common stock. The warrant can only be exercised at the time of redemption of the associated shares of series B preferred stock. A share of series B preferred stock can only be redeemed if the associated warrant is simultaneously exercised.
      The shares of series B preferred stock are mandatorily redeemable on the earlier of March 10, 2013 (“maturity”) and the consummation of a public offering of common stock with gross proceeds exceeding US$50.0 million. The shares of series B preferred stock are redeemable at the option of the holder at any time after March 10, 2008 or in connection with a change of control. Trident may also elect to redeem the series B preferred stock after March 10, 2008, or in connection with a change of control, subject to the condition that no debt restrictions exist that would otherwise prevent the Company from doing so. The holder of a unit may elect to put the common stock received on redemption for cash upon maturity of the series B preferred stock or if Trident elects to redeem the series B preferred stock at any time after March 10, 2008 or a change of control. Upon consummation of a public offering or redemption at the holder’s election, the holder will receive common stock.
      The series B preferred stock earn dividends at seven percent per annum.
      In the event that the value of Trident’s common stock at the time of redemption of a share of preferred stock and exercise of its corresponding warrant is such that, upon such redemption and exercise, the holder would receive less than a 15 percent annually compounded return, the Company will issue additional common stock as necessary to bring the holder’s compounded return up to 15 percent.
      In the event that the value of Trident’s common stock at the time of redemption of a share of preferred stock and exercise of its corresponding warrant is such that, upon such redemption and exercise, the holder would receive more than a 15 percent annually compounded return, the holder will pay to the Company such amount necessary to reduce the holder’s compounded return to 15 percent. The holder has the option to either pay this amount to the Company in cash or to forego an equivalent value in common stock by accepting less than one share of common stock for each warrant.

(c)	Stock-based compensation
      On April 21, 2006, a member of senior management repaid $0.3 million borrowed under the employee stock award loan program (note 11(c)).
      Between June 28, 2006 and July 14, 2006, the remaining members of senior management repaid all amounts borrowed under the employee stock award loan program. The members of senior management exercised a number of TEC stock options with an intrinsic value equivalent to the principal amount owing on the stock award loans. The TEC stock options were exercised for TRC common stock under the exchange rights agreement between TRC and TEC. The Company repurchased the TRC common stock and the funds received by senior management were used to settle the loans.
      On July 13, 2006, Trident entered into agreement with two members of senior management (“the individuals”) to eliminate their share purchase promissory notes (note 12(b)). The individuals granted the Company call options to purchase 497,879 shares of TRC common stock owned by the individuals. In return, the Company cancelled the US$6.8 million share purchase promissory notes plus interest accrued thereon and a US$0.5 million stock award loan plus interest accrued thereon. The exercise price of the option is equal to the fair market value of the shares of common stock covered by the option at the time of exercise, less a weighted average call option price of US$15.67 per share. The options are exercisable by the Company subject to certain conditions and expire on July 12, 2012.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the three months ended March 31, 2006 and 2005

(d)	Related Party Transactions
      On July 21, 2005, holders of the preferred stock of Trident CBM Corp., Aurora Energy LLC (“Aurora LLC”), NexGen Energy Canada Inc. and NRL Energy Investments Ltd. exchanged 1,667,714 shares of preferred stock for 209,248 TRC units at US$62.50 per unit. As part of the exchange, Aurora Energy Partners, L.P. (“Aurora LP”) received the right to the first US$0.9 million ($1.0 million) in income allocated to Aurora LLC from TEC and TRC received a US$0.5 million ($0.6 million) note receivable from Aurora LP. On July 13, 2006, TRC paid Aurora LP US$0.9 million ($1.0 million) and, in connection, Aurora LP repaid in full the US$0.5 million ($0.6 million) note to Trident.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Trident Resources Corp.:
      We have audited the accompanying consolidated balance sheets of Trident Resources Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trident Resources Corp. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Calgary, Canada
April 28, 2006 (except as to Notes 2, 22 and 23, which are as of July 24, 2006)

TRIDENT RESOURCES CORP.
CONSOLIDATED BALANCE SHEETS
As at December 31
(In thousands of Canadian dollars, except for share data)

	2005	2004

Assets
Current
Cash	$65,078	$10,291
Accounts receivable	36,363	10,224
Prepaid expenses and deposits	7,203	1,120

Total current assets	108,644	21,635

Property, plant and equipment
Petroleum and natural gas properties — full cost method
Subject to depletion	384,036	84,012
Not subject to depletion	539,196	119,021
Other property, plant and equipment	3,165	1,186
Accumulated depletion and depreciation	(52,685)	(14,141)

	873,712	190,078

Other assets	11,542	2,157

Total assets	$993,898	$213,870

Liabilities
Current
Accounts payable	$67,976	$40,727
Accrued liabilities	55,303	9,613
Revolving credit facility	—	5,000

Total current liabilities	123,279	55,340

Long-term debt	319,823	16,462
Other long-term liabilities	164,635	1,808
Asset retirement obligation	5,552	3,112
Deferred income taxes	62,353	6,496
Minority interests	604	48,452

	676,246	131,670

Series A preferred stock
Series A redeemable preferred stock, 8,000,000 authorized with 4,993,559 issued and outstanding with a minimum redemption value at December 31, 2005 of $403.2 million (2004 — $nil)	368,981	—

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 50,000,000 authorized with 25,226,014 and 23,271,271 issued as of December 31, 2005 and 2004, respectively	2	2
Paid-in capital	168,142	103,867
Deficit	(219,473)	(21,669)

	(51,329)	82,200

Going concern
Commitments
Subsequent events
Total liabilities and equity	$993,898	$213,870

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the years ended December 31
(In thousands of Canadian dollars, except per share amounts)

	2005	2004	2003

Revenue
Natural gas sales	$40,258	$8,873	$993

Expenses
Operating	13,571	3,757	1,263
General and administrative	20,177	4,834	952
Depletion, depreciation and accretion	38,800	13,811	408

	72,548	22,402	2,623

Loss from operations	(32,290)	(13,529)	(1,630)

Other income and expenses
Financing charges	41,845	334	21
Foreign exchange gain	(11,757)	(1,114)	(1,157)

	30,088	(780)	(1,136)

Loss before undernoted items	(62,378)	(12,749)	(494)

Taxes
Capital taxes	1,188	417	194
Deferred income taxes (reduction)	(13,366)	(3,584)	1,324

	(12,178)	(3,167)	1,518

Net loss before undernoted items	(50,200)	(9,582)	(2,012)
Loss on equity method investment	(400)	—	—
Minority interests	2,363	(2,241)	(2,331)

Net loss and comprehensive loss	$(48,237)	$(11,823)	$(4,343)

Net loss per share
Basic and diluted	$(8.23)	$(0.54)	$(0.24)

Weighted average number of shares of common stock outstanding (thousands)
Basic and diluted	24,043	21,911	17,772
See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31
(In thousands of Canadian dollars, except per share amounts)

	2005	2004	2003

Common stock, $0.0001 par value, 50,000,000 authorized with 25,226,014 and 23,271,271 issued as of December 31, 2005 and 2004, respectively
Balance at beginning and end of year	$2	$2	$2

Paid-in capital
Balance at beginning of year	103,867	70,688	707
Issuance of common stock	58,254	33,818	66,690
Share issue costs	(2,776)	(5,983)	(2,651)
Fair value of stock-based compensation	13,144	5,344	5,942
Stock award loans	(4,347)	—	—

Balance at end of year	168,142	103,867	70,688

Deficit
Balance at beginning of year	(21,669)	(9,846)	(5,503)
Net loss	(48,237)	(11,823)	(4,343)
Accretion of series A preferred stock	(144,482)	—	—
Foreign exchange gain on series A preferred stock	16,138	—	—
Accrued dividends on series A preferred stock	(21,223)	—	—

Balance at end of year	(219,473)	(21,669)	(9,846)

Total stockholders’ equity (deficit) at end of year	$(51,329)	$82,200	$60,844

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31
(In thousands of Canadian dollars)

	2005	2004	2003

Operating activities
Net loss	$(48,237)	$(11,823)	$(4,343)
Minority interests	(2,363)	2,241	2,331
Depletion, depreciation and accretion	38,800	13,811	408
Financing charges	32,429	124	—
Future income tax reduction	(13,366)	(3,584)	1,324
Stock-based compensation	6,631	1,158	330
Foreign exchange gain	(11,757)	(1,114)	(1,157)
Loss on equity method investment	400	—	—
Change in non-cash working capital	(6,116)	1,240	—

Net cash provided by (used for) operating activities	(3,579)	2,053	(1,107)

Financing activities
Long-term debt advances	391,393	25,064	5,623
Long-term debt repayments	(80,957)	—	(6,696)
Debt issue costs	(16,976)	(1,591)	(1,930)
Issuance of series A preferred stock	387,431	—	—
Repurchase of series A preferred stock	(23,407)	—	—
Series A preferred stock issue costs	(16,415)	—	—
Issuance of common stock	58,254	33,818	66,690
Common stock issue costs	(2,776)	(4,053)	(2,651)
Repurchase of preferred stock of subsidiaries	(20,083)	—	—
Stock award loans	(4,347)	—	—
Repurchase of TEC stock options	(62)	—	—
Issuance of subsidiaries common stock	—	4,140	7,291
Change in non-cash working capital	(619)	128	(332)

Net cash provided by financing activities	671,436	57,506	67,995

Investing activities
Additions to property, plant and equipment	(445,021)	(103,850)	(30,404)
Purchase of minority interests	(147,400)	—	(914)
Acquisitions	(58,043)	(17,248)	—
Investments	(1,967)	(690)	—
Change in non-cash working capital	47,452	30,169	2,873

Net cash used for investing activities	(604,979)	(91,619)	(28,445)

Effect of translation on foreign currency denominated cash	(8,091)	(680)	(163)

Increase (decrease) in cash	54,787	(32,740)	38,280
Cash, beginning of period	10,291	43,031	4,751

Cash, end of period	$65,078	$10,291	$43,031

See accompanying notes to the consolidated financial statements.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003
(Tabular dollar amounts are in thousands of Canadian dollars, except as otherwise noted.)

1.	Basis of Presentation
      Trident Resources Corp. (“Trident”, “TRC” or “the Company”) was incorporated in the state of Delaware on November 7, 2003 for the purpose of investing in Trident Exploration Corp. and its subsidiaries (“TEC”), a private, Canadian company founded in 2000. Trident participates in the acquisition, exploration, development and production of coalbed methane and other natural gas interests, of which substantially all are in Western Canada with minor unproved landholdings in the United States. All of Trident’s proved reserves are located in Alberta, Canada.
      Effective December 4, 2003, Trident issued 18,759,599 common stock to certain TEC shareholders in exchange for their common share ownership interests in companies holding TEC common shares. As a result, Trident, directly and indirectly, acquired 87 percent of the TEC common shares and at the same time Trident CBM Corp. (“TCC”), Aurora Energy LLC (“Aurora LLC”), NexGen Energy Canada Inc. (“NexGen”), and NRL Energy Investments Ltd. (“NRLEI”) (collectively “the holding companies”) became wholly-owned subsidiaries of Trident. The exchange of the shareholders’ interests in TEC for Trident common stock was determined to be a non-monetary transaction which did not result in a substantial change in ownership. Accordingly, the continuity of interests method of accounting was applied resulting in the assets and liabilities being transferred at historical costs, and the accounts reflect the results of operations as if the entities had been combined since inception.
      Trident’s functional currency is the Canadian dollar as the majority of the Company’s assets and operations are located in Canada and substantially all of the operations are conducted in the Canadian dollar. Accordingly, the Company’s reporting currency is also the Canadian dollar.

2.	Going Concern
      These financial statements have been prepared in accordance with U.S. GAAP applicable for a going concern, which presumes the realization of assets and the discharge of obligations in the normal course of business. In 2005, Trident recorded a net loss of $48.2 million and used net cash in its operating activities of $3.6 million and at December 31, 2005, the Company had an accumulated deficit of $219.5 million and a working capital deficiency of $14.6 million. The Company’s ability to continue as a going concern is dependent upon its ability to generate cash from its operating activities and its continuing ability to obtain financing. These financial statements have been prepared on the basis that the Company would meet all its obligations as they come due.
      As described in note 22, in 2006 the Company issued common stock for gross proceeds of $142.2 million, issued additional debt in the amount of $341.5 million (US$300.0 million) and sold series B preferred units for $42.6 million (US$38.4 million). The proceeds from these transactions eliminated the working capital deficiency. In addition, the Company’s operating activities provided net cash of $3.7 million during the first quarter of 2006. Furthermore, as described in note 10, upon the completion of a public offering of the Company’s common stock in excess of $50.0 million (“IPO”), the Company’s $369.0 million of series A preferred units and its $42.6 million of series B preferred units will be mandatorily redeemed and the related warrants will be automatically converted into common stock, which would eliminate the stockholders’ deficit.
      Management believes that cash provided by operating activities and financing activities completed to date will not be sufficient to fund the Company’s budgeted expenditures until December 31, 2006. However, management also believes that these sources of cash plus the proceeds of its potential IPO would be sufficient to fund the Company’s cash needs following the IPO. Management intends to use cash provided by operating activities, credit facility utilization, issuances of debt or equity, including its potential IPO, and possibly dispositions of assets to fund the remainder of the 2006 and 2007 capital budgets. In the event that funds from

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
these sources do not generate or raise sufficient funds to finance the 2006 and 2007 capital budgets, the Company will curtail spending as necessary.

3.	Significant Accounting Policies
      These consolidated financial statements have been prepared by management in accordance with U.S. GAAP within the framework of the accounting policies summarized below.
     (a)     Principles of consolidation
      These consolidated financial statements reflect the activities of Trident and its subsidiaries. The investment in shares of Ammonite Drilling Ltd. (“Ammonite”), in which Trident exercises significant influence, is accounted for using the equity method. Inter-company transactions and balances are eliminated upon consolidation.
      Substantially all of Trident’s activities are conducted jointly with others, and accordingly, Trident reflects its proportionate interest in such activities.
     (b)     Use of estimates
      The timely preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual amounts could differ from estimated amounts due to factors such as fluctuations in commodity prices and interest rates and legislative changes.
     (c)     Accounts receivable
      Trident’s accounts receivable are with customers and joint venture partners in the petroleum and natural gas business. Receivables are generally due in 30 to 60 days. If, after consideration of relevant existing economic conditions, management concludes that the collection of any specific amount due is no longer reasonably assured, an allowance for doubtful accounts is established. During 2005, three purchasers accounted for approximately 46 percent, 30 percent and 22 percent respectively, of Trident’s total consolidated sales.
     (d)     Properties, plant and equipment
      Trident follows the full cost method of accounting for petroleum and natural gas operations. Accordingly, all costs relating to the acquisition, exploration and development of petroleum and natural gas properties, including leasehold costs, geological and geophysical costs, carrying charges of non-producing interests, costs of drilling both productive and non-productive wells, tangible production equipment costs, and G&A costs directly related to, and necessary to, exploration and development activities, are capitalized. Proceeds from the disposal of petroleum and natural gas interests are applied against capitalized costs, with no gain or loss recognized in the statement of operations, unless such disposal would alter the rate of depletion by 20 percent or more.
      Costs of unproved properties are not depleted pending determination of the existence of proved reserves. All costs of unproved properties are reviewed quarterly to determine if impairment has occurred. Any amount of impairment assessed is transferred to the costs subject to depletion.
      The sum of net capitalized costs and estimated future development and asset retirement costs is depleted on the equivalent unit-of-production method, based on proved petroleum and natural gas reserves as determined by

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
independent reservoir engineers. Proved reserve and production volumes are converted to equivalent units on the basis of relative energy content using a ratio of six mcf of natural gas to one barrel of crude oil.
      The Company performs a ceiling test each quarter. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (a) estimated future net revenues, discounted at 10 percent per annum, from proved reserves, based on unescalated period-end prices excluding asset retirement obligations that have been accrued on the balance sheet; (b) the cost of unproved properties not subject to depletion; (c) the lower of cost or estimated fair value of unproved properties included in the cost being depleted; less (d) income tax effects related to differences in the book and tax basis of petroleum and natural gas properties. If capitalized costs exceed this limit, the excess is charged to depletion expense and reflected as additional accumulated depletion and depreciation.
      Other assets, which consist of office equipment, furniture and fixtures, are recorded at cost and depreciated over their useful lives on a declining basis at 20 percent per annum.
     (e)     Deferred financing charges
      Financing charges relating to long-term debt are deferred and amortized on a straight-line basis over the term of the related debt.
     (f)     Asset retirement obligations
      Trident records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of long-lived assets that results from the acquisition, construction, development and/or normal use of the assets. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Subsequent to the initial measurement of the asset retirement obligations, the obligations are adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.
     (g)     Revenue recognition
      Natural gas revenue is recognized when title passes to the customer. Revenue from properties in which Trident has an interest with other joint venture partners is recognized on the basis of Trident’s net working interest.
     (h)     Income taxes
      Trident uses the asset and liability method of accounting for income taxes. This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial accounting bases and tax bases of assets and liabilities. The tax benefits of tax loss carryforwards and other deferred taxes are recorded as an asset to the extent that management assesses the utilization of such assets to be “more likely than not”. If the future utilization of some portion of a deferred tax asset is not determined to be more likely than not, a valuation allowance is provided to reduce the recorded deferred tax asset.
     (i)     Stock-based compensation plans
      Trident classifies cash-settled instruments as liabilities and equity-settled instruments as equity. Trident uses the fair value method of accounting for all equity-settled stock-based compensation. Under the fair value method, compensation costs for transactions with employees are measured at the grant date and recognized over the vesting period of the related options. For transactions with contractors, compensation costs are initially recognized at the grant date and are revalued until the measurement date, which is typically when the related

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
options vest. Changes in compensation costs are recorded in the period they occur. If a grantee changes status from a contractor to employee, and the grantee’s options have not vested, the Company measures the fair value of the award at the date of change in status, which is deemed to be the grant date.
      Compensation costs that are directly related to, and necessary to, exploration and development activities are recorded as property, plant and equipment on the balance sheet with a corresponding increase to either paid-in capital or liabilities. To the extent that compensation costs do not relate to exploration and development activities, they are recorded in the statement of operations. If a stock option is exercised the consideration received, together with the amount recognized in paid-in capital or liabilities is recorded as an increase to equity. Forfeitures of stock-based compensation awards are recognized as they occur.
      Trident has a program under which the Company will loan employees the intrinsic value of a percentage of vested stock options (note 15(c)). The loan program represents a cash-settled liability indexed to the Company’s own common stock and the loan is effectively a put option with an exercise price equal to that required for the employee to breakeven. Accordingly, compensation cost is measured as the amount by which the put option exercise price exceeds the estimated fair value of the Company’s common stock covered by the award. Changes in the intrinsic value of the liability are recognized over the remaining vesting period. The loans are recognized as an offset to paid-in capital.
      Trident has a deferred stock unit plan (note 15(d)). Trident recognizes the intrinsic value of the units as a liability and a compensation cost over the vesting period of the units. After the vesting period is complete changes in intrinsic value are recognized in the period they occur. Compensation costs are allocated between the statement of operations and property, plant and equipment as discussed above.
      Trident issued warrants to lenders (note 9(c)) and two former consultants (note 15(e)). The fair value of the warrants is recognized as a liability with changes in fair value recorded in the statement of operations in the period that they occur.
     (j)     Foreign currency translation
      Monetary assets and liabilities in foreign currencies are translated to Canadian dollars at exchange rates in effect at the balance sheet date. Non-monetary items, revenues and expenses are translated at rates of exchange in effect at the respective transaction dates. Foreign exchange gains and losses are included in the statement of operations.
     (k)     Earnings per share
      Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common stock outstanding during the period. Diluted per share amounts are calculated using the treasury stock and “if-converted” methods. The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options and warrants and the associated unamortized stock-based compensation costs in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. The if-converted method assumes conversion of convertible securities at the beginning of the reporting period.
     (l)     Capitalization of interest
      Trident capitalizes interest on unproved properties that are not subject to depletion. As unproved properties are transferred to properties subject to depletion, the associated capitalized interest is also transferred.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (m)     Comparative amounts
      Certain prior period amounts have been reclassified to conform to current year presentation.
     (n)     Recently issued accounting standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 123(R), Share-Based Payment (“FAS 123(R)”), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”). FAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95 Statement of Cash Flows. Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. However FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. FAS 123(R) also requires estimation of the number of instruments that will ultimately be issued rather than accounting for forfeitures as they occur.
      For public entities, FAS 123(R) is applicable to all awards granted, modified or settled in the first reporting period of the first fiscal year beginning on or after June 15, 2005. For non-public entities, FAS 123(R) is effective the beginning of the first annual reporting period that begins after December 15, 2005. The standard requires use of either the “modified prospective method” or the “modified retrospective method.” Under the modified prospective method, compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS 123(R) for all share based payments granted after the effective date and (b) based on the requirements of FAS 123 for all awards granted to employees prior to the effective date of FAS 123(R) that remain unvested on the effective date. The modified retrospective method includes the requirements of the modified prospective method described above, but also permits entities to restate, based on the amounts previously recognized under FAS 123 for purposes of pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The Company adopted FAS 123(R) effective January 1, 2006 using the modified prospective method. Trident adopted the fair value method of accounting for all stock-based payments effective January 1, 2003 using the retroactive restatement method described in FAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. The Company does not anticipate that adoption of 123(R) will have a material impact on its results of operations or its financial position.
      FASB issued FASB Statement No. 153, Exchange of Nonmonetary Assets (“FAS 153”). The statement is an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. APB Opinion No. 29 requires that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. FAS 153 amends APB Opinion No. 29 to eliminate the exception from using fair market value for non-monetary exchanges of similar productive assets and introduces a broader exception for exchanges of non-monetary assets which do not have commercial substance. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and is to be applied prospectively. Management does not anticipate that the adoption of FAS 153 will have a material impact on its results of operations or its financial position.
      FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“FAS 154”) in May 2005. The statement changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This statement should not have any impact on the Company’s financial statements.
      FASB issued FASB Statement No. 155 Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“FAS 155”) in February 2006. The statement permits fair

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
value remeasurement of any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation. FAS 155 is effective at the beginning of an entity’s fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim statements for any interim period, for that fiscal year. This statement should not have a material impact on the Company’s financial statements.

4.	Accounts Receivable
      At December 31, 2005 and 2004, accounts receivable consisted of the following:

	2005	2004

Joint interest billings	$17,284	$5,562
Petroleum and natural gas sales	10,526	2,197
Goods and services tax receivable	5,989	2,239
Due from officers, employees and related parties	2,152	—
Other	412	226

	$36,363	$10,224

      At December 31, 2005 and 2004, Trident did not have a provision for doubtful accounts.

5.	Acquisitions
     (a)     Southern Ute Indian Tribe interests
      On December 30, 2005, Trident completed the purchase of the Southern Ute Indian Tribe’s (“SUIT”) interest in TEC common and preferred stock, held directly and indirectly, along with its entire working interest in the Corbett area for an aggregate amount of US$175.0 million ($202.6 million). The transaction allowed Trident to purchase an increased working interest in one of the Company’s core areas of focus while also reducing minority interests in Trident. Prior to the transaction, SUIT held, directly and indirectly, 2,948,120 TEC common stock and 2,006,951 TEC preferred stock. The TEC common stock held by the SUIT represented 11.2 percent voting interest in TEC.
      The purchase of the SUIT interests included multiple components with the aggregate proceeds allocated to each component based on their respective fair values. The $20.1 million fair value of the 2,006,951 TEC preferred stock repurchased equalled their carrying amount and the fair value of the Corbett assets was $35.1 million. The purchase of the 2,948,120 TEC common stock was considered a repurchase of minority interests which was accounted for using the purchase method. The estimated fair values of the assets acquired and liabilities assumed at the date of acquisition are as follows:

Property, plant and equipment	$207,537
Other assets	347
Net future income tax liability	(69,245)
Minority interest	8,761

Cash consideration paid	$147,400

      Results of operations from the Corbett area working interest are included in Trident’s statement of operations commencing December 30, 2005.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
      The purchase price allocation will be finalized in the second quarter of 2006.
     (b)     1080859 Alberta Ltd.
      On September 2, 2004, Trident acquired all of the outstanding common stock of 1080859 Alberta Ltd. (“1080859”) for $9.8 million. The primary asset of 1080859 is unproved interests for which there is no tax basis.
      The estimated fair value of the assets acquired and liabilities assumed at the date of acquisition is as follows:

Property, plant and equipment	$14,784
Future income tax liability	(5,047)

Cash consideration paid	$9,737

     (c)     Repurchase of TEC common stock
      Between July 25, 2002 and November 20, 2003, Trident indirectly acquired 0.3 percent of the TEC common stock and preferred stock for cash consideration of $5.4 million. The acquisitions were accounted for using the purchase method and resulted in an increase of $7.1 million to property, plant and equipment, an increase of $2.7 million to future income tax liability and a $1.0 million decrease to minority interest.

6.	Property, Plant and Equipment

	2005	2004

Petroleum and natural gas interests subject to depletion	$384,036	$84,012
Petroleum and natural gas interests not subject to depletion	539,196	119,021
Accumulated depletion	(51,786)	(13,808)

	871,446	189,225

Office equipment, furniture and fixtures	3,165	1,186
Accumulated depreciation	(899)	(333)

	2,266	853

	$873,712	$190,078

      During 2005, Trident capitalized $24.2 million (2004 — $13.3 million, 2003 — $12.2 million) of G&A costs that directly related to exploration and development activities.
      At December 31, 2005, the net carrying amount of petroleum and natural gas interests subject to depletion exceeded the discounted future net revenues from proved reserves by $20.2 million (2004 — $10.0 million) and was recognized as additional depletion expense. For the year ended December 31, 2005, depletion per boe was $53.61 (2004 — $57.97, 2003 — $12.64).
      Trident has $868.4 million of net property, plant and equipment located in Canada and $5.3 million of undeveloped land located in the U.S.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003

7.	Other Assets
      At December 31, 2005 and 2004, other assets consisted of the following:

	2005	2004

Deferred financing charges, net	$7,940	$1,467
Investments	3,602	690

	$11,542	$2,157

8.	Accounts Payable
      At December 31, 2005 and 2004, accounts payable consisted of the following:

	2005	2004

Trade	$64,949	$31,815
Joint interest billings	2,809	8,912
Other	218	—

	$67,976	$40,727

9.	Credit Facilities
      The credit facilities restrict TEC from paying any dividends or distributions to TRC for anything other than general corporate expenses incurred in the normal course of business. In 2005, 2004 and 2003, no cash dividends were paid to TRC by any subsidiaries. The restricted net assets of the consolidated subsidiaries of TRC at December 31, 2005 were $414.7 million. This exceeds 25 percent of the total consolidated net assets of Trident.
     (a)     Revolving facility
      At December 31, 2005, TEC had a 364-day secured revolving facility (“revolving facility”) with a maximum availability of $10.0 million (2004 — $25.0 million). The revolving facility bears interest at a rate of bank prime plus one percent for Canadian or U.S. prime rate loans and plus two percent for LIBOR loans, bankers’ acceptances and letters of credit. The revolving facility has a commitment fee of 0.5 percent per annum on undrawn amounts. The revolving facility is also used to issue letters of credit. The revolving facility’s borrowing base is based on the lenders assessment of the fair value of the proved reserves of TEC.
      The revolving facility is secured by all present and future assets of TEC. The revolving facility contains certain financial covenants which require the maintenance of positive working capital and a minimum tangible net worth (as defined in the agreement). On December 28, 2005, TEC received a written waiver from the lenders with regard to the positive working capital covenant applicable to the quarter ending December 31, 2005.
      At December 31, 2005, TEC had drawings of $nil (2004 — $5.0 million) and letters of credit of $2.0 million (2004 — $nil) under the revolving facility.
      On January 28, 2005, TEC entered into a senior resource facility (“resource facility”) with a maximum availability of $50.0 million due July 28, 2005. On March 15, 2005, TEC repaid the $13.7 million and US$16.3 million ($19.7 million) drawn on the resource facility and on April 18, 2005, TEC cancelled the resource facility.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (b)     Long-term debt
      Long-term debt consists of the following:

	2005	2004

Second lien secured syndicated term loan facility (US$275.0 million)	$319,823	$—
Subordinated facility (US$15.2 million), net of the fair value of associated warrants ($1.8 million)	—	16,462

	$319,823	$16,462

      On April 26, 2005, TEC entered into a second lien secured syndicated term loan facility (“term facility”) for US$175.0 million ($218.1 million) and drew the entire amount of the term facility. On December 16, 2005, Trident amended the term facility for an additional US$150.0 million ($173.5 million) and on the same day drew US$100.0 million ($115.7 million). The additional US$50.0 million ($57.8 million) delayed draw was available until April 25, 2006 and could have been cancelled by TEC at any time prior to that date. No principal repayments are required before the facility matures on April 26, 2011. The term facility is secured by a lien on all of Trident’s present and future assets, second only to the revolving facility. Outstanding amounts under the term facility bear interest at LIBOR plus 7.5 percent per annum. The additional US$50.0 million delayed draw has a commitment fee of 7.5 percent per annum.
      The term facility has a covenant that required TRC to lend certain funds to TEC prior to completion of the SUIT transaction (note 5(a)). TRC contributed the funds to TEC subsequent to completion of the SUIT transaction and as a result, TEC was in violation of the term facility agreement at December 31, 2005. On April 13, 2006, in conjunction with the amendment to the term facility (note 22), the term facility lenders confirmed that the covenant was met, notwithstanding that the funds were transferred after the SUIT transaction.
      The term facility prohibits the declaration or payment of cash dividends by the Company and is subject to certain financial covenants on a rolling four-quarter basis effective in each case beginning the four fiscal quarters ending September 30, 2006. The term facility has a cross covenant which requires TEC to comply with the revolving facility covenants. The financial covenants of the term facility consist of a maximum total debt to earnings before interest, taxes, depletion, depreciation, amortization, geological and geophysical expenses, extraordinary losses and other non-cash expenses as defined in the agreement, an interest coverage ratio and a minimum present value of proved reserves to total debt ratio. The facility also has a production sales covenant, which requires TEC to meet certain daily sales production targets on each of December 31, 2005 (30,000 gigajoules), March 31, 2006 (50,000 gigajoules), June 30, 2006 (80,000 gigajoules) and September 30, 2006, (110,000 gigajoules, subsequently adjusted to 80,000 gigajoules (note 22(b)). In addition, TEC is required to spend at least US$125.0 million in the Horseshoe Canyon area within 30 months of the initial loan date. At December 31, 2005, TEC had spent approximately US$120.0 million in the Horseshoe Canyon area since the inception of the loan and had met the December sales production target.
      On March 3, 2005, TRC entered into a US$3.0 million ($3.7 million) subordinated loan agreement with a stockholder. On March 31, 2005, the loan was repaid.
      On July 8, 2004, TEC entered into a subordinated credit facility (“subordinated facility”). At December 31, 2004, TEC had drawn US$15.2 million ($18.3 million) on the subordinated facility. The subordinated facility was repaid on January 28, 2005.
     (c)     Lenders warrants
      In connection with the initial draw on the subordinated facility in 2004, Trident issued 735,124 warrants to the lender (“lenders warrants”) which entitles the holder to purchase one common stock for $18.93. As part of

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
the settlement of the subordinated facility and an anti-dilution clause, an additional 92,366 warrants were issued in 2005.
      Each of the warrants is subject to a call right of Trident and a put right of the holder. The warrants may be settled in cash or common stock at the warrant holder’s discretion. Subject to certain conditions, Trident is entitled to purchase up to 50 percent of the warrants for a net cash payment of $10.04 per warrant and the other 50 percent of the warrants for a net cash payment of $20.07 per warrant. The fair value of the warrants was recognized as a long-term liability (note 11) with an offset to the subordinated facility balance. As a result of subsequent common share issuances at $50.00 per share, the warrant holders have the right to put all of the outstanding warrants to Trident for a maximum cash payment of $12.5 million or 356,231 common stock. The $12.5 million potential cash payment was recognized as a financing charge in 2005 (note 16).

10.	Redeemable Units
      In 2005, TRC issued 5,104,311 units for gross proceeds of US$319.1 million ($387.4 million) before share issue costs of $16.4 million. In addition, holders of preferred stock of subsidiaries (note 13) exchanged 1,667,714 preferred stock of subsidiaries for 209,248 units in the amount of US$13.1 million ($15.8 million).
      Each unit consists of one share of series A preferred stock (par value of $0.0001 per share) with a face amount of US$62.50 per share and one warrant exercisable for the purchase of, initially, one share of common stock. The warrant can only be exercised at the time of redemption of the associated shares of series A preferred stock. A share of series A preferred stock can only be redeemed if the associated warrant is simultaneously exercised.
      The shares of series A preferred stock are mandatorily redeemable on the earlier of March 10, 2013 (“maturity”) and the consummation of a public offering of common stock with gross proceeds exceeding US$50.0 million. The shares of series A preferred stock are redeemable at the option of the holder at any time after March 10, 2008 or in connection with a change of control. Trident may also elect to redeem the series A preferred stock after March 10, 2008 or in connection with a change of control, subject to the condition that no debt restrictions exist that would otherwise prevent the Company from doing so. The holder of a unit may elect to put the common stock received on redemption for cash upon maturity of the series A preferred stock or if Trident elects to redeem the series A preferred stock at any time after March 10, 2008 or a change of control. Upon consummation of a public offering or redemption at the holder’s election, the holder will receive common stock.
      The series A preferred stock earn dividends at nine percent per annum for the first 24 months after issuance and 11 percent per annum thereafter.
      Upon redemption of a share of series A preferred stock and exercise of the warrant, the number of shares of common stock issued will be adjusted if necessary, (a) either upward for the holder to receive a minimum annual compounded return, or downward for the holder to receive a maximum annual compounded return; and (b) to return the series A preferred stock’s face amount of US$62.50 per share. The downward adjustment may be paid in cash rather than common stock at the option of the holder. The minimum and maximum annual compounded return is determined based on the date the series A preferred stock are redeemed and the warrants are concurrently exercised as follows:

Redemption date	Minimum return

before March 10, 2006	19%
March 10, 2006 to March 9, 2007	17%
March 10, 2007 to March 9, 2013	15%
after March 10, 2013	an additional 1% per year

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003

Redemption date	Maximum return

before March 10, 2006	30%
March 10, 2006 to March 9, 2007	25%
March 10, 2007 to March 9, 2008	22%
March 10, 2008 to March 9, 2009	20%
March 10, 2009 to March 9, 2010	19%
after March 10, 2010	18%
      The above noted minimum and maximum return feature on redemption comprising (a) the minimum and maximum compounded annual return; and (b) the return of the difference between the face amount and the fair value of the common stock was determined to be an embedded derivative. Accordingly, a portion of the gross proceeds received on issuance of the units was attributed to this embedded derivative and recorded as a liability at its fair value. The carrying amount of the series A preferred stock was calculated as the gross proceeds received on issuance of the units less the value attributed to the embedded derivative. The series A preferred stock are classified as temporary equity as the holder has a contingent right to put for cash the common stock received on redemption of the series A preferred stock and concurrent exercise of the warrant. The difference between the original carrying amount recorded on issuance of the series A preferred stock and their face amount is recognized as an additional charge to deficit on the issuance date. Dividends on the series A preferred stock are recognized in the statement of stockholders’ equity (deficit) at an effective compounded rate of 10 percent per annum.

Series A Preferred Stock	Units	Amount

	(thousands)
Balance, December 31, 2004	—	$—
Residual value on issuance	5,314	258,705
Accretion	—	144,482
Accrued dividends	—	21,223
Share issue costs	—	(16,415)
Foreign exchange gain	—	(16,138)
Repurchased	(320)	(22,876)

Balance, December 31, 2005	4,994	$368,981

      In July 2005, the Company repurchased 320,000 Trident units at a three percent discount from the issuance price without accrued dividends or interest for a total purchase price of US$19.4 million ($23.4 million).
      The number of common stock or amount of cash due upon redemption of the series A preferred stock and concurrent exercise of the warrant is also dependent on the Company’s common stock price on the redemption date. There is no maximum number of shares of common stock that may be issued in the event that the fair value of the Company’s common stock declines.
      If the redemption and concurrent exercise of the warrants occurred at December 31, 2005, at which time the fair value of the Company’s common stock was $50.00 per share, the Company would be required to issue 8,063,271 shares of common stock to provide the holders with an return of the face amount of the series A preferred stock plus a compounded minimum return of 19 percent. If the redemption and concurrent exercise of the warrant occurred at maturity, assuming the fair value of the Company’s common stock was $50.00 per share, the maximum amount of stock the Company could be required to issue would be one common stock for each of the 4,993,559 outstanding shares of series A preferred stock plus an additional 21,367,770 shares of common

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
stock to provide the holders with a return of the face amount of the series A preferred stock of US$312.1 million ($379.1 million) plus a compounded maximum return of US$821.2 million ($939.0 million) or 18 percent.
      The series A preferred stockholders vote together with the common stockholders as a single class. The series A preferred stockholders also have certain separate voting rights. The series A preferred stock rank senior to the Company’s common stock as to dividends and distributions of assets. Trident cannot pay any cash dividends or cash distributions or make any other cash payment in respect of the common stock unless all accrued dividends on the series A preferred stock have been paid in full in cash.

11.	Other Long-Term Liabilities
      At December 31, 2005 and 2004, other long-term liabilities consisted of the following:

	2005	2004

Series A preferred stock embedded derivative	$148,324	$—
Lenders warrants	12,500	1,808
Deferred stock units	2,625	—
Contractors warrants	1,186	—

	$164,635	$1,808

      The estimated fair value of the series A preferred stock embedded derivative is presented as a liability on the consolidated balance sheets with changes in the fair value recorded in the statement of operations in the period they occur. The fair value of the embedded derivative is calculated each balance sheet date using the Black-Scholes option-pricing model incorporating management’s estimates, including the expected method and timing for settling the series A preferred stock. The series A preferred stock are denominated in U.S. dollars, and accordingly, foreign exchange gains and losses on the embedded derivative recorded on the balance sheet are recognized in the statement of operations in the period they occur.

12.	Asset Retirement Obligation
      TEC’s asset retirement obligation results from net ownership interests in petroleum and natural gas interests including well sites, gathering systems and processing facilities. Trident estimates that the total undiscounted inflation-adjusted amount of cash flows required to settle its asset retirement obligation is approximately $19.6 million, which will be incurred between 2006 and 2024. A credit-adjusted risk-free rate of 14.8 percent (2004 — 12.0 percent, 2003 — 8.3 percent) was used to calculate the asset retirement obligation.
      A reconciliation of the asset retirement obligation is provided below:

	2005	2004

Balance, beginning of year	$3,112	$1,410
Accretion expense	256	83
Liabilities incurred	2,458	1,619
Revision in estimated cash flow	(274)	—

Balance, end of year	$5,552	$3,112

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003

13.	Minority Interests
      The components of minority interests are presented below:

	2005	2004

TEC common stock	$823	$14,294
Preferred stock of subsidiaries	—	27,560
Cumulative minority interest recorded in the statement of operations	(219)	6,598

	$604	$48,452

	Shares	Amount

(a) TEC common stock	(thousands)

Balance, December 31, 2002	2,692	$1,198
Issued for cash	579	7,822
Repurchase of shares	(545)	(914)
Issued on repayment of shareholder loan	146	2,048

Balance, December 31, 2003	2,872	10,154
Issued for cash	256	4,140

Balance, December 31, 2004	3,128	14,294
Repurchase of shares	(2,948)	(13,471)

Balance, December 31, 2005	180	$823

      Holders of TEC common shares are able to exchange them for Trident common stock on a one-for-one basis.
     (b)     Preferred stock of subsidiaries
      Preferred stock of subsidiaries (TEC, TCC, Aurora LLC, NexGen and NRLEI) had a redemption price of $7.50 per share and earned cumulative dividends of eight percent per annum. On March 10, 2005, holders of the subsidiaries’ preferred stock were given the option to exchange the subsidiaries preferred stock for Trident units on a dollar-for-dollar basis based on a ratio of the preference share redemption value to the estimated fair value of the units at the time of exchange. On July 21, 2005, holders of the preferred stock of TCC, Aurora LLC, NexGen and NRLEI exchanged 1,667,714 preferred stock for 209,248 Trident units at US$62.50 per unit. As part of the SUIT transaction (note 5(a)) on December 30, 2005, Trident repurchased the remaining 2,006,951 TEC preferred stock.
      The holders of the preferred stock of subsidiaries controlled the majority of the voting shares of Trident. Accordingly, the preferred stock could have been redeemed at the option of the holder. At each balance sheet date, the preferred stock were carried at their redemption amount including dividends not currently declared or paid but which were payable upon redemption. Changes in the carrying amount of the preferred stock were included in the statement of operations in the period they occur.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003

14.	Common Stock
     (a)     Authorized

Common stock
          50,000,000 voting, $0.0001 par value.

Preferred stock
          2,000,000 non-voting, $0.0001 par value, none outstanding.
     (b)     Issued
          Trident common stock

Shares

(thousands)
Balance, December 31, 2002	16,077
Issued for cash	5,102

Balance, December 31, 2003	21,179
Issued for cash	2,092

Balance, December 31, 2004	23,271
Issued for cash	1,168
Issued for note receivable	31

Balance, December 31, 2005	24,470

     (c)     Loss per share

	2005	2004	2003

Net loss	$(48,237)	$(11,823)	$(4,343)
Accretion of series A preferred stock	(144,482)	—	—
Accrued dividends on series A preferred stock	(21,223)	—	—
Foreign exchange gain on series A preferred stock	16,138	—	—

Net loss attributable to common stockholders	$(197,804)	$(11,823)	$(4,343)

(Thousands of common stock)

Weighted average number of common stock — Basic and diluted	24,043	21,911	17,772
Basic and diluted loss per share	$(8.23)	$(0.54)	$(0.24)

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
      The following securities have been deemed anti-dilutive and were excluded from Trident’s calculation of net loss per share:

	2005	2004	2003

	(thousands)
Series A preferred stock and embedded derivative	4,994	—	—
Stock options	2,495	2,145	1,550
Minority interests common stock	180	3,128	2,872
In-substance options	756	—	—
Warrants	853	761	25
      Since January 1, 2006, Trident issued 858,721 common stock. In the same period, TEC issued 554,150 stock options with a weighted average exercise price of $50.25 per share. These transactions would have materially changed the number of common stock or potential common stock outstanding at the end of the period if the transactions had occurred prior to December 31, 2005.

15.	Stock-Based Compensation
     (a)     TEC stock options
      Trident has a stock option plan under which the Board of Directors may grant stock options to directors, officers, employees, and consultants for the purchase of TEC common stock. The options, which have a term of ten years and vesting periods up to four years, are granted at the estimated fair value of the TEC common stock at the grant date. The maximum number of options to be granted under the plan is 3,100,000.
      Option activity for years ended December 31, 2005, 2004 and 2003 is as follows:

		Weighted		Weighted
	Number of	average	Exercisable	average
	options	exercise price	at year-end	exercise price

	(thousands)	($ per share)	(thousands)	($ per share)
Balance, December 31, 2002	946	$6.28	—	$—
Granted	753	11.79
Cancelled	(149)	5.14

Balance, December 31, 2003	1,550	9.07	385	8.18
Granted	965	15.68
Cancelled	(370)	10.00

Balance, December 31, 2004	2,145	11.88	548	7.62
Granted	415	38.49
Cancelled	(63)	23.91
Repurchased	(2)	8.40

Balance, December 31, 2005	2,495	$16.01	1,003	$9.08

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
      Details on options outstanding at December 31, 2005 are as follows:

	Options Outstanding		Exercisable Options

	Number of	Weighted average	Number of
Exercise price	options	remaining term	options	Exercise price

($ per share)	(thousands)	(years)	(thousands)	($ per share)
$ 4.20	330	6.8	270	$4.20
5.30	96	6.8	95	5.30
8.40	393	6.8	295	8.40
13.00	224	8.0	95	13.00
14.00	442	8.3	136	14.00
16.50	712	8.8	112	16.50
18.70	32	9.3	—	—
50.00	266	9.5	—	—

$16.01	2,495	8.0	1,003	$9.08

      At December 31, 2005, there were 1,950,500 options outstanding to employees and 544,375 options outstanding to consultants.
      The fair value of stock options was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

	2005	2004	2003

Risk-free interest rate (%)	3.9	4.4	4.9
Expected life (years)	5	5	4
Expected volatility (%)	40.0	20.0	20.0
      For the year ended December 31, 2005, the weighted average fair value of options granted was $18.95 per option (2004 — $4.21, 2003 — $2.29).
      For the year ended December 31, 2005, $3.8 million of stock based compensation costs related to stock options were expensed (2004 — $1.1 million, 2003 — $0.3 million) and $9.4 million were capitalized (2004 — $4.2 million, 2003 — $5.6 million).
     (b)     Trident in-substance options
      In January 2005, two current members, and a former member, of senior management purchased 755,758 Trident common stock at a price of $16.50 per share in exchange for share purchase promissory notes in the aggregate amount of US$10.3 million ($12.5 million). The shares are pledged as collateral for the promissory notes and must be held for 366 days before they can be sold. The promissory notes bear interest at five percent per annum and are due at the earlier of the sale of the shares or December 31, 2012. As the promissory notes are deemed nonrecourse, neither the US$10.3 million promissory notes receivable nor the 755,758 associated shares are recorded on the balance sheet. This arrangement is considered, in substance, to be the issuance of stock options and is accounted for in accordance with the Company’s policy on stock-based compensation. On July 13, 2006, the loans to the two current members of senior management were settled (note 22(e)).

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (c)     Stock award loan program
      On June 23, 2005, the Board of Directors approved a program (the “stock award loan program”) whereby employees are permitted to borrow from Trident, an amount up to 50 percent of the July 1, 2005 intrinsic value of their vested TEC stock options or TRC in-substance stock options up to a maximum of $2.0 million per employee (US$2.0 million per U.S. based employee). Up to 25 percent of the intrinsic value of vested stock options as of July 1, 2005 may be borrowed immediately (up to a maximum of $0.5 million per employee, or US$0.5 million per U.S. based employee) and the remaining 25 percent of the intrinsic value of vested options on the later of March 31, 2006 or the date at which Trident achieves a weekly average production rate of 125 mmcf per day. The loans bear interest at the Canada Revenue Agency’s prescribed rate and are secured by the employees’ stock options in an amount equal to double the loan amount. The estimated fair value of Trident’s common stock on July 1, 2005 was $50.00 per share. The maximum potential cash liability to Trident is $6.6 million at July 1, 2005 and approximately $21.7 million at March 31, 2006. As of December 31, 2005, Trident had loaned $1.6 million to employees and US$1.0 million ($1.2 million) and $1.5 million to senior management under the program. These amounts are offset against paid-in capital.
      The stock award loans are repayable at the earliest of 10 days following exercise of any secured options or the termination or expiry of any secured options. The principal amount and all accrued interest must be paid in full prior to exercising any unsecured options.
      The stock award loan program represents a cash-settled liability indexed to the Company’s own common stock and the loan is effectively a put option with an exercise price equal to that required for the employee to breakeven. Accordingly, compensation cost is measured as the amount by which the put option exercise price exceeds the estimated fair value of the underlying shares securing the award. Changes in the intrinsic value of the liability are recognized over the remaining vesting period. At December 31, 2005, no amount was recognized as a stock-based compensation cost relating to the stock award loan program as the current estimated fair value of common stock exceeds the put option exercise price.
      On March 29, 2006, in anticipation of Trident filing an initial registration statement with the United States Securities and Exchange Commission (“SEC”), the Board of Directors approved a program under which senior management will repay their stock award loans. Between April and July 2006, the loans were repaid (note 22(e)).
     (d)     TEC deferred stock units
      On December 17, 2004, the Board of Directors granted 210,000 deferred stock units to members of senior management. Members of senior management will receive a cash payment equal to the number of deferred stock units multiplied by the fair value of one Trident common share on the vesting date. The deferred stock units vest at the earlier of four years after the grant date or two years after Trident becomes a public corporation. In 2005, $2.6 million of compensation costs relating to the deferred stock units were recognized (2004 — $nil) of which $0.9 million was capitalized.
     (e)     Contractors warrants
      In 2004, TEC issued 1,000 warrants to a former contractor that had an exercise price of $10.75 and expired in 2012. In 2005, 500 warrants were exercised and net-cash settled. In February 2006, the remaining warrants were exercised and net-cash settled.
      In 2003, TEC issued 25,000 warrants to a former contractor that have an exercise price of $4.20 and expire in 2012. As the warrants discussed above were net-cash settled, these TEC warrants are now considered liabilities rather than equity classified awards.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003

16.	Financing Charges
      Financing charges for the years ended December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003

Subordinated facility financing charges	$14,840	$—	$—
Interest expense on credit facilities	19,004	1,110	748
Amortization of deferred financing charges	8,293	124	—
Unrealized loss on embedded derivative	10,424	—	—
Interest income	(4,142)	(397)	(141)
Interest capitalized	(6,574)	(503)	(586)

	$41,845	$334	$21

17.	Income Taxes
      The provision for income taxes is comprised of:

	2005	2004	2003

Current state	$150	$167	$—
Current foreign	1,038	250	194
Deferred federal	(13,366)	(3,584)	1,324

	$(12,178)	$(3,167)	$1,518

      The provision for taxes reflects an effective tax rate which differs from the statutory federal tax rate. Differences were attributable to the following:

	2005	2004	2003

Earnings (loss) before taxes	$(62,378)	$(12,749)	$(494)
Statutory federal income tax rate	35.0%	35.0%	35.0%

Expected income taxes (reduction)	(21,832)	(4,462)	(173)
Increase (decrease) in income taxes resulting from:
Unrealized foreign exchange (gain) loss	(2,136)	—	—
Stock based compensation	1,106	407	—
Non-deductible costs	8,027	18	(32)
Tax deductions renounced to certain U.S. shareholders	—	—	467
Issue of flow through shares	—	—	946
Capital taxes	1,188	417	194
Valuation allowance changes affecting provision	1,470	453	116

	$(12,178)	$(3,167)	$1,518

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2005 and 2004 are as follows:

	2005	2004

Deferred tax assets
Net operating loss carry forwards	$19,493	$3,532
Asset retirement obligations	1,943	1,089
Debt issuance costs	1,973	—
Deferred tax benefit on stock based compensation	2,091	621

	25,500	5,242
Valuation allowance	(2,091)	(621)

	23,409	4,621
Deferred tax liabilities
Properties, plant, and equipment	80,884	11,117
Long term debt	4,878	—

	85,762	11,117

Net deferred tax liabilities	$62,353	$6,496

      At December 31, 2005, Trident had approximately $627.4 million (2004 — $149.1 million) of deductions available for income tax purposes.
      Included in deferred tax assets are net operating losses of approximately $55.7 million (2004 — $10.2 million) that are available for carryover beginning in the year 2006 to reduce future U.S. taxable income. The net operating losses will expire in 2023 through 2025. These net operating losses have not been reduced by a valuation allowance, because management believes that future taxable income will more likely than not be sufficient to utilize substantially all of its tax carry forwards prior to their expirations.

18.	Financial Instruments
     (a) Fair value of financial instruments
      Trident’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, long-term debt, stock award loans receivable (note 15(c)), management share purchase loans (note 15(b)), and the embedded derivative within the series A preferred stock (note 11). Cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amount due to their short terms to maturity. The fair value of the long-term debt approximates its carrying amount due to the at market floating interest rate. The fair value of the stock award loans is approximately $1.9 million compared to their face value of $4.3 million which is offset against paid-in capital. The fair value of the share purchase loans receivable is approximately $7.0 million compared to the face value of $12.5 million. As discussed in note 15(b), these loans are deemed to be nonrecourse and, accordingly, neither the loans nor the shares purchased with the loans are recorded on the balance sheet. Trident recognizes the estimated fair value of the embedded derivative within the series A preferred stock on the balance sheets with changes in fair value recorded as financing charges in the period they occur. The estimated fair value of the embedded derivative has been determined by the Company using the valuation methodology described in note 11.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (b) Credit risk
      Trident’s accounts receivable are with customers and joint venture partners in the petroleum and natural gas business and are subject to normal credit risks.
     (c)     Commodity price risk
      Trident is exposed to commodity price risk to the extent that changes in commodity prices will impact the sale price of the Company’s production. Trident does not have any fixed-price commodity sales contracts.
     (d)     Foreign currency risk
      The Company has exposure to foreign exchange rate fluctuations due to U.S. dollar denominated cash balances, long-term debt, series A preferred stock and the series A preferred stock embedded derivative. Trident does not currently hedge foreign exchange rate fluctuations.
     (e)     Interest rate risk
      Trident is exposed to interest rate risk to the extent that changes in market interest rates will impact the Company’s floating interest rate debt. Trident does not hedge its interest rate exposure.

19.	Commitments
      Trident has entered into operating leases for office space, office equipment and vehicles. Future minimum lease payments for these agreements are as follows:

2006	$1,762
2007	1,978
2008	2,156
2009	2,290
2010	1,924
Thereafter	3,659

Total lease commitments	$13,769

20.	Related Party Transactions
     (a)     Stock transactions
      In 2005, Trident issued 117,010 shares of common stock and 301,405 shares of series A preferred stock to shareholders that have representation on the Board of Directors for proceeds of $5.9 million and US$18.8 million ($22.9 million), respectively. In January 2005, members of senior management purchased 10,573 common stock and employees purchased 40,441 common stock for gross proceeds of $0.2 million and $0.7 million, respectively.
      As discussed in note 13, on July 21, 2005, holders of the preferred stock of TCC, Aurora LLC, NexGen and NRLEI exchanged 1,667,714 preferred stock for 209,248 Trident units at US$62.50 per unit. As part of the exchange, Aurora Energy Partners L.P. (“Aurora LP”) received the right to the first US$0.9 million ($1.0 million) in income allocated to Aurora LLC from TEC and Trident received a US$0.5 million ($0.6 million) note receivable from Aurora LP.
      In 2004, TEC issued 256,107 common shares to shareholders that have representation on the Board of Directors for proceeds of $4.1 million. The shares were issued at fair value at the time of the transaction.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (b)     Stock award loans
      As discussed in note 15(c), under the stock award loan program Trident loaned $1.5 million and US$1.0 million ($1.2 million) to members of senior management.
      In April 2005, Trident loaned $0.4 million to a member of senior management. The loan was secured by vested stock options with an equivalent intrinsic value. Upon approval of the stock award loan program by the Board of Directors, the $0.4 million was converted to a loan under the program and additional security was obtained.
     (c)     Financing activities
      As discussed in note 9(b), on March 3, 2005, TRC entered into a US$3.0 million ($3.7 million) subordinated loan agreement with a stockholder with representation on the board of directors. On March 31, 2005, the loan was repaid.
      In January 2005, all Trident stockholders were offered the opportunity to invest bridge equity into Trident on or before February 1, 2005. Certain stockholders funded a US$3.1 million bridge investment which was convertible into common stock or the units being offered in the March 2005 equity issuance. In March 2005, the stockholders purchased 77,010 shares of common stock at a five percent discount in exchange for the bridge investment.
      On December 4, 2003, TEC repaid a shareholder loan through a cash payment of US$5.1 million ($6.7 million) and the issuance of 146,250 common shares, having a fair value of $2.0 million. The loan bore interest at 10 percent per annum, and was secured by a mortgage covering certain of Trident’s petroleum and natural gas interests. In 2003, Trident incurred interest expense of $0.7 million on the loan.
     (d)     Other
      Trident purchases drilling services from Ammonite, an equity method investment. In 2005, Trident incurred $9.4 million (2004 — $0.8 million) of drilling services from Ammonite at market rates.
      In 2005, a company owned by an officer of Trident charged the Company $0.6 million in consulting fees. In 2004, companies owned by certain directors, officers and senior management of Trident charged the Company $3.4 million in consulting fees. In both years, the costs were primarily capitalized to property, plant and equipment.

21.	Supplemental Cash Flow Information
          Changes in non-cash working capital

	2005	2004	2003

Accounts receivable	$(26,139)	$(4,645)	$(4,680)
Prepaid expenses and deposits	(6,083)	(563)	(5)
Accounts payable	27,249	34,579	3,322
Accrued liabilities	45,690	2,166	3,904

	$40,717	$31,537	$2,541

      In 2005, Trident paid $18.2 million of interest (2004 — $1.1 million, 2003 — $0.8 million), of which $7.3 million was capitalized (2004 — $0.5 million, 2003 — $0.6 million). In 2005, Trident paid $0.4 million of taxes (2004 — $0.3 million, 2003 — $0.1 million).

22.	Subsequent Events
     (a)     Acquisition
      Effective January 1, 2006, a wholly-owned subsidiary of Trident purchased certain assets of Rakhit Petroleum Consulting Ltd. (“Rakhit”) for an aggregate amount of $6.0 million. The purchase price was paid with

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
90,000 exchangeable common stock of the subsidiary and $1.5 million in cash. The estimated fair value of the subsidiary’s common stock was $50.00 per share. The stock are exchangeable into Trident common stock on a one-for-one basis. Rakhit provides petroleum consulting services specializing in the application of hydrodynamics, geology and hydrogeology for petroleum exploration and development, including coalbed methane. Per the agreement, if the price of a Trident common stock is not $100 per share by January 1, 2009, Trident will grant an exclusive, royalty free, perpetual licence to Rakhit to use certain specified purchased assets.
     (b)     Credit facilities
      On March 30, 2006, TEC received a written waiver from the revolving facility lenders with regard to the positive working capital covenant applicable to the quarter ending March 31, 2006. On April 13, 2006, TEC amended the 364-day revolving facility and removed the working capital covenant.
      On April 3, 2006, TEC drew US$50.0 million ($58.6 million) under the delayed draw associated with the term facility.
      On April 25, 2006, TEC amended the term facility (note 9(b)) to allow for an additional US$125.0 million. Interest on the entire US$450.0 million accrues at LIBOR plus 7.5 percent per annum. The amended term facility has a cross covenant which requires TEC to comply with the revolving facility covenants. The amended term facility has certain financial covenants effective September 30, 2006 including a maximum total debt to earnings before interest, taxes, depletion, depreciation, amortization, extraordinary losses and other non-cash expenses as defined in the agreement, an interest coverage ratio and a minimum present value of proved reserves to total debt ratio. The facility also requires TEC to achieve 80,000 gigajoules of average daily production sales for seven consecutive days during the quarters ending June 30, 2006 and September 30, 2006. In conjunction with the amendment, another US$125.0 million was made available to TRC, under an unsecured facility. The unsecured facility matures on November 26, 2011 and bears interest, payable at maturity, at LIBOR plus 9.5 percent per annum until December 31, 2006 and thereafter increase by 0.5 percent per quarter. The unsecured facility has substantially the same financial covenants as the amended term facility. On April 25, 2006, Trident drew the entire US$250.0 million ($282.9 million) under both the amended term facility and the unsecured facility.
     (c)     Redeemable units
      Between June 8, 2006 and July 7, 2006, TRC issued 614,000 units for gross proceeds of US$38.4 million ($42.6 million). Each unit consists of one share of series B preferred stock (par value of $0.0001 per share) with a face amount of US$62.50 per share and one warrant exercisable for the purchase of, initially, one share of common stock. The warrant can only be exercised at the time of redemption of the associated shares of series B preferred stock. A share of series B preferred stock can only be redeemed if the associated warrant is simultaneously exercised.
      The shares of series B preferred stock are mandatorily redeemable on the earlier of March 10, 2013 (“maturity”) and the consummation of a public offering of common stock with gross proceeds exceeding US$50.0 million. The shares of series B preferred stock are redeemable at the option of the holder at any time after March 10, 2008 or in connection with a change of control. Trident may also elect to redeem the series B preferred stock after March 10, 2008 or in connection with a change of control, subject to the condition that no debt restrictions exist that would otherwise prevent the Company from doing so. The holder of a unit may elect to put the common stock received on redemption for cash upon maturity of the series B preferred stock or if Trident elects to redeem the series B preferred stock at any time after March 10, 2008 or a change of control. Upon consummation of a public offering or redemption at the holder’s election, the holder will receive common stock.
      The series B preferred stock earn dividends at seven percent per annum.
      In the event that the value of Trident’s common stock at the time of redemption of a share of Preferred Stock and exercise of its corresponding warrant is such that, upon such redemption and exercise, the holder would

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
receive less than a 15 percent annually compounded return, the Company will issue additional common stock as necessary to bring the holder’s compounded return up to 15 percent.
      In the event that the value of Trident’s common stock at the time of redemption of a share of preferred stock and exercise of its corresponding warrant is such that, upon such redemption and exercise, the holder would receive more than a 15 percent annually compounded return, the holder will pay to the Company such amount necessary to reduce the holder’s compounded return to 15 percent. The holder has the option to either pay this amount to the Company in cash or to forego an equivalent value in common stock by accepting less than one share of common stock for each warrant.
     (d)     Common stock
      On January 5, 2006, Trident closed a common stock offering whereby the Company agreed that, for each common stock purchased under this offering, the holder will receive an additional 0.1 common stock (“entitlement unit”) for no additional consideration in the event that a liquidity event has not occurred by 365 days after the completion of the offering. For the purposes of the offering, a liquidity event is the filing of an initial registration statement with the SEC with respect to the resale of common stock. The amount of common stock that would be issued in the event that there is no liquidity event before January 5, 2007, would be 267,010 shares.
      In 2006, Trident issued 2,858,721 common stock for gross proceeds of $142.2 million.
     (e)     Stock-based compensation
      On February 23, 2006, TRC granted 30,000 warrants to a contractor that have an exercise price of $50.00 and expire in 2012.
      On March 29, 2006, the Board of Directors approved a modification of the stock option plan (note 15(a)). Upon exercise, holders of TEC options will have the option of receiving Trident common stock.
      On April 21, 2006, a member of senior management repaid $0.3 million borrowed under the employee stock award loan program.
      Between June 28, 2006 and July 14, 2006, the remaining members of senior management repaid all amounts borrowed under the employee stock award loan program. The members of senior management exercised a number of TEC stock options with an intrinsic value equivalent to the principal amount owing on the stock award loans. The TEC stock options were exercised for TRC common stock under the exchange rights agreement between TRC and TEC. The Company repurchased the TRC common stock and the funds received by senior management were used to settle the loans.
      On July 13, 2006, Trident entered into agreement with two members of senior management (“the individuals”) to eliminate their share purchase promissory notes (note 15(b)). The individuals granted the Company call options to purchase 497,879 shares of TRC common stock owned by the individuals. In return, the Company cancelled the US$6.8 million share purchase promissory notes plus interest accrued thereon and a US$0.5 million stock award loan plus interest accrued thereon. The exercise price of the option is equal to the fair market value of the shares of common stock covered by the option at the time of exercise, less a weighted average call option price of US$15.67 per share. The options are exercisable by the Company subject to certain conditions and expire on December 31, 2012.
     (f)     Commitments
      On March 20, 2006, TEC signed a lease for 208,500 square feet of office space. The lease commences on March 1, 2007 and has a term of 15 years. Basic annual rent is $5.4 million for the entire term of the lease.

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
     (g)     Related party transactions
      On July 13, 2006, TRC paid Aurora L.P. US$0.9 million ($1.0 million) and, in connection, Aurora L.P. repaid in full the US$0.5 million ($0.6 million) note to TRC.

23.	Non-Consolidated Financial Information of Trident Resources Corp.
      As discussed in note 9(a), the restricted net assets of TEC at December 31, 2005 were $414.7 million which exceeds 25 percent of the Company’s total consolidated net assets. Accordingly, the non-consolidated financial information of TRC is included below. Investments in subsidiaries are recorded under the equity method of accounting.
Non-consolidated Balance Sheets

	As at December 31

	2005	2004

	(in thousands of
	Canadian dollars, except
	for share data)
Assets
Current
Cash	$37,714	$—
Accounts receivable	2,205	—

Total current assets	39,919	—

Investment in subsidiaries	74,644	79,695
Amounts due from subsidiaries	336,846	204

Total assets	$451,409	$79,899

Liabilities
Current
Accounts payable and accrued liabilities	$881	$353

Series A preferred stock embedded derivative	148,324	—

	149,205	353

Series A preferred stock	368,981	—

Stockholders’ equity (deficit)
Common stock	2	2
Paid-in capital	152,694	101,213
Deficit	(219,473)	(21,669)

	(66,777)	79,546

Total liabilities and equity	$451,409	$79,899

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
Non-consolidated Statements of Operations

	For the years ended December 31

	2005	2004	2003

	(in thousands of Canadian dollars)
Revenue	$—	$—	$—

Expenses
General and administrative	2,841	173	—
Foreign exchange loss	1,057	—	—
Financing charges	10,336	—	—

	14,234	173	—

Loss before undernoted items	14,234	173	—

Capital taxes	158	180	—

	158	180	—

Net loss before undernoted item	14,392	353	—
Loss from equity method investments	33,845	11,470	9,846

Net loss	$48,237	$11,823	$9,846

TRIDENT RESOURCES CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Years ended December 31, 2005, 2004 and 2003
Non-consolidated Statements of Cash Flows

	For the years ended December 31

	2005	2004	2003

	(in thousands of Canadian dollars)
Operating activities
Net loss	$(48,237)	$(11,823)	$(9,846)
Loss from equity method investments	33,845	11,470	9,846
Financing charges	10,424	—	—
Foreign exchange loss	1,057	—	—
Stock-based compensation	319	—	—
Change in non-cash working capital	—	353	—

Net cash used for operating activities	(2,592)	—	—

Financing activities
Issuance of series A preferred stock	387,431	—	—
Repurchase of series A preferred stock	(23,407)	—	—
Series A preferred stock issue costs	(16,415)	—	—
Loan to subsidiaries	(329,297)	—	(204)
Issue share capital	58,254	33,818	66,690
Share issue costs	(2,776)	—	—
Investment in subsidiaries	(20,383)	(67,693)	(32,815)
Stock award loans	(4,347)	—	—
Change in non-cash working capital	(1,677)	1,930	(1,726)

Net cash provided by (used for financing activities)	47,383	(31,945)	31,945

Net cash provided by investing activities	—	—	—

Effect of translation on foreign currency denominated cash	(7,077)	—	—
Increase (decrease) in cash	37,714	(31,945)	31,945
Cash, beginning of year	—	31,945	—

Cash, end of year	$37,714	$—	$31,945

TRIDENT RESOURCES CORP.
SUPPLEMENTAL FINANCIAL INFORMATION — OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)
      Note — All of Trident’s activity occurs entirely within Canada, with the exception of landholdings in the United States. As such, no geographic distinctions are made in the tables below.
Proved Reserve Reconciliation
      Proved oil and gas reserves estimates were prepared by the independent oil and gas engineering firm of Sproule Associates Limited in accordance with Securities and Exchange Commission guidelines for the years ended December 31, 2004 and 2005, and for the three months ended March 31, 2006. Proved oil and gas reserves estimates were prepared by the independent oil and gas engineering firms of Ryder Scott and Schlumberger DCS in accordance with Securities and Exchange Commission guidelines as at January 1, 2004. Proved oil and gas reserves are quantities of oil and gas which geological and engineering data demonstrate with reasonable certainty to be recoverable from reserves in future years based on prices and costs as of the date of estimate.
      Our estimate our proved reserves and the changes in proved reserves for the quarter ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003 were as follows:

	Natural Gas (MMcf)	Crude Oil (MBbl)

January 1, 2004(1)(2)	10,677	3
Extensions and discoveries	13,464	—
Revisions	2,406	5
Acquisitions	2,349	—
Production	(1,349)	—

December 31, 2004(2)	27,547	8
Extensions and discoveries	53,097	—
Revisions	(585)	—
Acquisitions	6,112	—
Production	(4,255)	(2)

December 31, 2005(2)	81,916	6
Extensions and discoveries	21,606	—
Revisions	(301)	—
Acquisitions	—	—
Production	(2,712)	—

March 31, 2006	100,509	6
Proved developed reserves
January 1, 2004	2,974	3
December 31, 2004	20,110	8
December 31, 2005	47,124	6
March 31, 2006	62,526	6

(1)	Trident’s first reserve report prepared by independent oil and gas engineers was dated January 1, 2004, due to discoveries throughout 2003.

(2)	Approximately 11.9% of our proved reserves are attributable to minority interests in TEC, for 2003 and 2004. The 2005 minority interest is insignificant.

TRIDENT RESOURCES CORP.
SUPPLEMENTAL FINANCIAL INFORMATION — OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) — (Continued)
Standardized measure of discounted future net cash flows
      Future natural gas sales, and operating and development costs have been estimated using prices and costs in effect as of the periods indicated below. All cash flow amounts have been discounted at 10%.

(In thousands)
March 31, 2006
Future petroleum and natural gas sales, net of royalties	$668,722
Future operating expenses	239,835
Future development costs	84,569
Future income taxes	—

Future net cash flows	344,318
10% annual discount for estimated timing of cash flows	(95,456)

Standardized measure of discounted future net cash flows	$248,862

December 31, 2005
Future petroleum and natural gas sales, net of royalties	$813,776
Future operating expenses	257,281
Future development costs	94,249
Future income taxes	—

Future net cash flows	462,246
10% annual discount for estimated timing of cash flows	(152,252)

Standardized measure of discounted future net cash flows	$309,994

December 31, 2004(2)
Future petroleum and natural gas sales, net of royalties	$187,649
Future operating expenses	43,248
Future development costs	23,105
Future income taxes	—

Future net cash flows	121,296
10% annual discount for estimated timing of cash flows	(50,042)

Standardized measure of discounted future net cash flows	$71,254

January 1, 2004(1)(2)
Future petroleum and natural gas sales, net of royalties	$60,885
Future operating expenses	14,639
Future development costs	8,716
Future income taxes	—

Future net cash flows	37,530
10% annual discount for estimated timing of cash flows	(13,383)

Standardized measure of discounted future net cash flows	$24,147

(1)	Trident’s first reserve report prepared by independent oil and gas engineers was dated January 1, 2004, due to discoveries throughout 2003.

(2)	Approximately 11.9% of our proved reserves are attributable to minority interests in TEC, for 2003 and 2004. The 2005 minority interest is insignificant.

TRIDENT RESOURCES CORP.
SUPPLEMENTAL FINANCIAL INFORMATION — OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) — (Continued)
Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
      An analysis of the changes in the standardized measure of discounted future net cash flows during each of the last three years is as follows;

(In thousands)
January 1, 2004(1)(2) — Standardized measure of discounted future net cash flows	$24,147
Net changes in prices, operating expenses and royalties on future production	2,794
Net changes in future development costs	(16,939)
Sales of oil and gas, net of royalties	(4,407)
Extensions, discoveries and improved recoveries	42,770
Acquisitions of reserves	7,463
Revisions of previous quantity estimates	6,604
Previously estimated development costs incurred during the period	882
Accretion of discount	1,867
Other	6,073

December 31, 2004(2) — Standardized measure of discounted future net cash flows	71,254
Net changes in prices, operating expenses and royalties on future production	50,698
Net changes in future development costs	(91,156)
Sales of oil and gas, net of royalties	(38,914)
Extensions, discoveries and improved recoveries	270,959
Acquisitions of reserves	31,190
Revisions of previous quantity estimates	(2,933)
Previously estimated development costs incurred during the period	(3,398)
Accretion of discount	7,955
Other	14,339

December 31, 2005 — Standardized measure of discounted future net cash flows	309,994
Net changes in prices, operating expenses and royalties on future production	(190,335)
Net changes in future development costs	(13,882)
Sales of oil and gas, net of royalties	15,443
Extensions, discoveries and improved recoveries	104,581
Revisions of previous quantity estimates	(1,493)
Previously estimated development costs incurred during the period	(1,700)
Accretion of discount	9,328
Other	16,926

March 31, 2006 — Standardized measure of discounted future net cash flows	$248,862

(1)	Trident’s first reserve report prepared by independent oil and gas engineers was dated January 1, 2004, due to discoveries throughout 2003.

(2)	Approximately 11.9% of our proved reserves are attributable to minority interests in TEC, for 2003 and 2004. The 2005 minority interest is insignificant.

TRIDENT RESOURCES CORP.
SUPPLEMENTAL FINANCIAL INFORMATION — OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) — (Continued)
Results of operations
      Results of operations from producing activities for each of the periods indicated are as follows:

				Three Months Ended
	Years Ended December 31,			March 31,

	2003	2004	2005	2005	2006

	(In thousands)
Natural gas sales	$993	$8,873	$40,258	$4,657	$24,112
Operating expenses	1,263	3,757	13,571	1,826	8,169
Depletion, depreciation and accretion	408	13,811	38,800	2,835	198,313
Income tax expenses	—	—	—	—	—

Results of operations	$(678)	$(8,695)	$(12,113)	$(4)	$(182,370)

Capitalized costs
      The aggregate capitalized costs at the end of each period indicated were as follows:

	As at December 31,		As at March 31,

	2004	2005	2006

	(In thousands)
Costs related to proved properties	$84,012	$384,036	$537,870
Costs related to unproved properties	119,021	539,196	572,762

	203,033	923,232	1,110,632
Less accumulated depletion	(13,808)	(51,786)	(255,836)

	$189,225	$871,446	$854,796

      Costs related to unproved properties includes costs incurred in the United States of $5.0 million and $11.6 million as at December 31, 2005 and March 31, 2006, respectively.
Costs incurred for property acquisition, exploration and development activities

	Years ended		Three months ended
	December 31,		March 31,

	2004	2005	2006

	(In thousands)
Proved property acquisition	$4,130	$21,279	$—
Unproved property acquisition	38,119	68,701	17,864
Exploration	48,492	117,090	63,055
Development	18,495	141,583	53,643
Gathering pipelines, well site facilities and gas plants	12,252	148,042	49,873
Capitalized interest	503	6,574	4,300

Costs expended	$121,991	$503,269	$188,735

      Unproved property acquisition includes costs incurred in the United States of $5.0 million for the year ended December 31, 2005 and $6.6 million for the quarter ended March 31, 2006.

TRIDENT RESOURCES CORP.
SUPPLEMENTAL FINANCIAL INFORMATION — OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) — (Continued)
Costs not being depleted

	2002 and
	Prior	2003	2004	2005	Total

	(In thousands)
December 31, 2005 costs incurred during:
Acquisition costs	5,429	6,322	18,759	255,702	286,212
Exploration costs	556	2,146	12,400	64,503	79,605
Development costs	134	289	1,244	91,399	93,066
Gathering pipelines, well site facilities and gas plants	—	61	870	72,808	73,739
Capitalized interest	—	—	—	6,574	6,574

	6,119	8,818	33,273	490,986	539,196

      Acquisition costs includes costs incurred in the United States in 2005 of $5.0 million.

                             Shares
TRIDENT RESOURCES CORP.
Common Stock

Prospectus
                        , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

	SEC registration fee	$32,100
NASD	filing fee	*
	listing fee	*
	Printing expenses	*
	Legal fees and expenses	*
	Accounting fees and expenses	*
	Transfer agent fees	*
	Blue sky fees and expenses	*
	Miscellaneous	*

	Total	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers
      Article 6 of our amended and restated certificate of incorporation and Article 6 of our bylaws generally provide that we will indemnify our directors and officers and certain other persons to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).
      Section 145 of the DGCL, authorizes a corporation to indemnify any person who was or a party or is threatened to be, made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

      Since 2003, we have entered into Indemnity Agreements with each of our directors and officers. Pursuant to these Indemnity Agreements, which are governed by the laws of Delaware, we will, subject to the DGCL, indemnify and hold harmless the director or officer:

•	from and against any and all claims that may be made against such director or officer by any person or other entity (including governmental entities) arising out of or in any way in connection with such individual having been a director and/or officer of us or any subsidiary, limited liability company, partnership, joint venture, trust or other enterprise of ours (each such entity, a “Related Entity”);

•	from and against any and all liability (except where such liability relates to a failure of the director or officer to act honestly and in good faith with a view to the best interests of us), losses, damages, costs, charges, expenses, fines and penalties, including an amount paid to settle an action or satisfy a judgment, and the fees, charges and disbursements of legal counsel, which the director or officer may reasonably sustain, incur or be liable for in consequence of acting as a director and/or officer of us or Related Entity; and

•	without limited the generality of the foregoing, from and against all liabilities and penalties at any time imposed upon the director or officer or any claims at any time made against the director or officer to the fullest extent permitted by law, which in any way involves the affairs of the business of us or Related Entity.
      The above indemnities will continue in effect after the director or officer resigns his position or his position is terminated for any reason.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the indemnification arrangements described above, the SEC is of the opinion that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.
      During the three years preceding the date of this registration statement, the Registrant has sold the following securities without registration under the Securities Act:
      On December 3, 2003, we sold 2 shares of common stock for cash consideration of Cdn$28.00 to Aurora Energy Partners, L.P. and Charles S. McNeil.
      On December 4, 2003, TEC completed a reorganization which resulted in TEC becoming our majority owned subsidiary. The reorganization involved the contribution to us of 100% of the common equity of each of Aurora Energy, LLC, NexGen Energy Canada Inc. and Trident CBM Corp., in exchange for the issuance of shares of our common stock to their affiliated entities, Aurora Energy Partners, L.P. and The McNeil Family Irrevocable GST Trust and Charles S. McNeil. Aurora Energy Partners, L.P. contributed 8,162.36 common units in Aurora Energy, LLC and 325,107 shares of Trident CBM Corp. common stock in exchange for the issuance of 8,718,441 shares of our common stock to Aurora Energy Partners, L.P. and 54,000 shares of our common stock to Clery S.à.r.l. The McNeil Family Irrevocable GST Trust and Charles S. McNeil contributed a total of 100 shares of common stock of NexGen Energy Canada Inc. in exchange for the issuance of an aggregate of 8,294,235 shares of our common stock to The McNeil Family Irrevocable GST Trust and Charles S. McNeil and 81,000 shares of our common stock to Clery S.à.r.l. The shares were issued to Clery S.à.r.l. pursuant to certain agreements Clery S.à.r.l. had entered into with NexGen Energy Canada Inc., The McNeil Family Irrevocable GST Trust, Charles S. McNeil, Steven J. Buchanan and Jon Baker.
      On December 4, 2003, Clery S.à.r.l. contributed its TEC common shares to us in exchange for shares of our common stock. Clery S.à.r.l. contributed 1,611,923 TEC common shares and received an equivalent number of shares of our common stock.
      On December 4, 2003, we issued 2,419,671 shares of our common stock with an aggregate value of Cdn$33,875,394 to the Natural Resources Portfolio of the Prudential Series Fund, Inc, Jennison Natural

Resources Fund, Inc. and Jennison Utility Fund of the Jennison Sector Funds, Inc. TD Securities Inc. acted as the agent for this private placement and was paid a commission in the amount of Cdn$1,829,271.28.
      From January, 2003 to December 1, 2003, TEC issued options that were not otherwise cancelled to purchase 111,000 TEC common shares of with an exercise price of Cdn$13.03 per share to directors, officers and consultants under the TEC Stock Option Plan. From December 2, 2003 to December 31, 2003, TEC issued options that were not otherwise cancelled to purchase 76,000 TEC common shares of with an exercise price of Cdn$14.00 per share were granted to directors, officers and consultants under the TEC Stock Option Plan. The issuance of the options was exempt from registration under Rule 701 under the Securities Act.
      From July 8, 2004 to June 30, 2005, we issued 827,490 warrants to The Toronto-Dominion Bank, TD Capital Mezzanine Partners (QLP) L.P., Blackstone Mezzanine Holdings, L.P. and Blackstone Mezzanine Partners, L.P. pursuant to a warrant agreement. 413,744 of these warrants can either be exercised at the current price of our common stock less $10.035 or cashlessly exercised for 143,328 shares of our common stock. The remaining 413,746 warrants can either be exercised at the current price of our common stock less $20.07 per warrant or cashlessly exercised for 212,903 shares of our common stock. No further warrants are issuable thereunder, except pursuant to anti-dilution provisions contained therein. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, as applicable, the Securities Act.
      On August 25, 2004, we issued 1,552,795 shares of our common stock with an aggregate value of Cdn$25,000,000 to RFG Private Equity Limited Partnership No. 1B and RFG Private Equity Limited Partnership No. 1C in a private placement offering. TD Securities Inc. acted as the agent for this private placement and was paid a commission in the amount of Cdn$1,660,000. The issuance of the shares of common stock was exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act.
      On August 25, 2004, we issued 197,610 shares of common stock with an aggregate value of Cdn$3,181,521 to Jennison Natural Resources Fund, Inc. and Jennison Utility Fund of the Jennison Sector Funds, Inc. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On August 25, 2004, we issued 303,031 shares of common stock with an aggregate value of Cdn$5,000,000 to TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P. in a private placement. TD Securities Inc. acted as the agent for this private placement and was paid a commission in the amount of Cdn$422,141. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, the Securities Act.
      On August 25, 2004, we issued 38,564 shares of common stock with an aggregate value of Cdn$636,306 to Jennison Natural Resources Fund, Inc. and Jennison Utility Fund of the Jennison Sector Funds, Inc. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      From January 1, 2004 to July 31, 2004, TEC issued options to purchase 264,500 TEC common shares with an exercise price of Cdn$14.00 per share to directors, officers and consultants under the TEC Stock Option Plan. From August 1, 2004 to December 31, 2004, we granted options to purchase 430,500 TEC common shares with an exercise price of Cdn$16.50 per share to directors, officers and consultants under the TEC Stock Option Plan. In addition, on December 17, 2004, TEC granted options to purchase 265,000 options with an exercise price of $16.50 per share with a cliff vesting period of 4 years or 2 years after our initial public offering. The issuances of the options were exempt from registration under Rule 701 under the Securities Act.
      On January 1, 2005, we issued 755,758 shares of common stock with an aggregate value of Cdn$12,470,000 to Jon Baker, Richard Meli and Steve Buchanan pursuant to the management equity grant plan for which we accepted promissory notes from each individual. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On January 14, 2005, we issued 51,013 shares of common stock with an aggregate value of Cdn$841,714.50 to Trident Exploration (2005) Limited Partnership I, Jon Baker and Dave Cox. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, the Securities Act.
      On March 10, 2005, we issued 135,200 Series A Units consisting of one Series A Cumulative Preferred Stock and one warrant to purchase a share of our common stock (the “Series A Unit”) with an aggregate value of US$8,437,500 to Clery S.à.r.l. The issuance of the Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On March 11, 2005, we converted the bridge equity financing provided by Aurora Energy Opportunity, LP into 77,010 shares of common stock with an aggregate value of Cdn$3,657,975. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On March 11, 2005, we issued 484,642 shares of common stock with an aggregate value of Cdn$24,232,100 and 960,000 Series A Units with an aggregate value of US$68,450,000 to Prudential Capital Partners L.P., Prudential Capital Partners Management Fund, L.P., Perry Partners International, Inc., Perry Partners L.P., Auda Classic P.L.C., BTR Global Arbitrage Trading Limited, BTR Global Opportunity Trading Limited, DKR Saturn Event Driven Holding Fund Ltd., DKR Saturn Multi-Strategy Holding Fund Ltd., Value Portfolio of the Prudential Series Fund, Inc. and Jennison Value Fund in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as the agents for this private placement and were paid a commission in the amount of US$6,031,514 and Cdn$1,046,518, respectively, pursuant to this private placement. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On March 18, 2005, we issued 48,144 shares of common stock with an aggregate value of Cdn$2,407,200 and 108,424 Series A Units with an aggregate value of US$6,776,500 to Prudential Capital Partners Management Fund, L.P., Prudential Capital Partners, L.P. and Cheyne Special Situations Investments S.à.r.l. in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as the agents for this private placement and were paid a commission in the amount of US$684,567. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On March 29, 2005, we issued 4,060 shares of common stock with an aggregate value of Cdn$203,000 and 400,000 Series A Units with an aggregate value of US$25,000,000 to TCW Energy Fund X-NL, L.P., TCW Energy Fund XB-NL, L.P., TCW Energy Fund XC-NL, L.P., TCW Energy Fund XD-NL, L.P., Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 3, 2003 among Ensign Peak Advisors, Inc., TCW Asset Management Company and Trust Company of the West and Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 11, 2003 among Harry L. Bradley, Jr. Partition Trust, Harry L. Bradley, Jr. Trust, Jane Bradley Uihlien Pettit Partition Trust, Jane Bradley Uihlien Trust, TCW Asset Management Company and Trust Company Of The West and Samsung Life Investment (America), Ltd., in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as the agents for this private placement and were paid a commission in the amount of US$985,375. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On April 15, 2005, we issued 50,000 shares of common stock and 160,000 Series A Units for an aggregate value of US$12,013,250 to Alexandra Global Master Fund, Ltd. in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as the agents for this private placement and were paid a commission in the amount of US$840,928. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On May 6 and May 12, 2005, we issued 1,374,220 Series A Units with an aggregate value of US$85,888,750 to TD Capital Mezzanine Partners (Non-QLP) L.P., Toronto Dominion Investments, Inc., Goldman Sachs & Co., Edgestone Capital Mezzanine Fund, L.P. and Cheyne Special Situations Investments S.à.r.l. in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as the agents for this private placement and were paid a commission in the amount of US$3,620,684. The issuance of the Series A Units was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, the Securities Act.

      On July 21, 2005, we issued 342,297.69 shares of common stock with an aggregate value of Cdn$17,114,885 and 894,805.6825 Series A Units with an aggregate value of US$55,925,355 to RFG Equity Limited Partnership No. 1B, RFG Private Equity Limited Partnership No. 1C, Clery S.à.r.l., Jennison Natural Resources Fund, Inc., Trident Energy Opportunity, L.P. and Cheyne Special Situations Investments S.à.r.l. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, the Securities Act.
      On July 21, 2005, we entered into a reorganization agreement dated as of March 11, 2005 among The McNeil Family Irrevocable GST Trust, The Charles S. McNeil Family Trust, NexGen Energy Canada, Inc., Aurora Energy Partners, L.P., Aurora Energy, LLC and Trident CBM Corp., wherein Aurora Energy Partners, LP exchanged 8,162.36 units of preferred equity interest in Aurora Energy, LLC, a subordinated noted issued by Aurora Energy, LLC to Aurora Energy Partners, L.P. and 325,107 shares of preferred stock of Trident CBM Corp. for 101,654 Series A Units and The McNeil Family Irrevocable GST Trust and The Charles S. McNeil Family Trust exchanged 833,857 shares of preferred stock of NexGen Energy Canada, Inc. for 107,594 Series A Units with a total aggregate value of US$13,078,000.
      On September 1, 2005, we issued 606,061 Series A Units and 100,000 shares of common stock for an aggregate value of Cdn$50,000,000 to 2079517 Ontario Limited in a private placement. TD Securities Inc. and Credit Suisse First Boston LLC acted as agents for this private placement and received a commission in the amount of Cdn$568,858 and US$481,321, respectively. The issuance of the shares of common stock and Series A Units was exempt from registration pursuant to Rule 903 of Regulation S under, the Securities Act.
      On September 26, 2005, we issued 465,600 Series A Units with an aggregate value of US$29,100,000 to D.E. Shaw Laminar Portfolios, LLC in a private placement. Buchanan Investment Inc. acted as agent for this private placement and received a commission in the amount of US$900,000. The issuance of the Series A Units was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On November 4, 2005, we issued 30,617 shares of common stock with an aggregate value of Cdn$1,530,850 to Trident Exploration (2005) Limited Partnership II. The issuance of the shares of common stock was exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act.
      On November 4, 2005, we issued 11,200 shares of common stock with an aggregate value of Cdn$560,000 to Value Portfolio of the Prudential Series Fund, Inc. and Jennison Natural Resources Fund, Inc. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      From January 1, 2005 to February 6, 2005, TEC issued options to purchase 18,000 shares of TEC common stock of with an exercise price of Cdn$16.50 per share to directors, officers and consultants under the TEC Stock Option Plan. From February 7, 2005 to March 9, 2005, TEC issued options to purchase 32,000 shares of TEC common stock of TEC with an exercise price of Cdn$18.70 per share to directors, officers and consultants under the TEC Stock Option Plan. From March 10, 2005 to December 31, 2005, TEC issued options to purchase 264,000 shares of TEC common stock of with an exercise price of Cdn$50.00 per share were granted to directors, officers and consultants under the TEC Stock Option Plan. The issuance of the options was exempt from registration under Rule 701 under the Securities Act.
      On January 5, 2006, we issued 2,380,000 shares of common stock and 2,380,000 liquidity entitlements, whereby each whole entitlement entitles the holder to acquire 1/10 of one share of our common stock, provided a liquidity event for us does not occur before January 4, 2007, with an aggregate value of Cdn$119,000,000. The shares of common stock and liquidity entitlements were issued to Amber Master Fund (Cayman) SPC, Arbiter Partners, L.P., Fiduciary Trust International Company, custodian for Paul J. Isaac, Chilton Global Natural Resource Partners, L.P., Chilton Global Partners, L.P., Chilton International, L.P., Chilton Investment Partners, L.P., Chilton New Era International, L.P., Chilton New Era Partners, L.P., Chilton Opportunity International, L.P., Chilton Opportunity Trust, L.P., Chilton QP Investment Partners, L.P., Chilton Small Cap International, L.P., Chilton Small Cap Partners, L.P., Deephaven Relative Value Equity Trading, Ltd., FrontPoint Energy Horizons Fund, L.P., Hoplite Offshore Fund, Ltd., Hoplite Partners, L.P., Strategic Energy Fund, Treaty Oak Master Fund, LP, Treaty Oak Ironwood, Ltd., Treaty Oak Acorn Fund, LP, Viking Global Equities LP, VGE III Portfolio Ltd., Blackrock, Inc., Value Portfolio of The Prudential Series Fund, Inc., Jennison Value Fund,

Jennison Natural Resources Fund, Inc., Samsung Life Investment (America), Ltd. and Magnetar Capital Master Fund, Inc. TD Securities Inc. and Credit Suisse First Boston LLC acted as agents for this private placement and received a commission in the amount of Cdn$3,570,000 and US$3,113,281.59, respectively. The issuance of the shares of common stock was exempt from registration pursuant to Rule 506 of Regulation D and Rule 903 of Regulation S under the Securities Act.
      In connection with the completion of our January 5, 2006 and February 2, 2006 offerings on January 5, 2006, we issued 3,300 shares of common stock with an aggregate value of Cdn$165,000 to Jennison Value Fund pursuant to pre-emptive rights under the expiring stockholders agreement. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On February 2, 2006, we issued 100,000 shares of common stock and 100,000 liquidity entitlements with an aggregate value of Cdn$5,000,000 to Viking Global Equities LP and VGE III Portfolio Ltd. TD Securities Inc. and Credit Suisse First Boston LLC acted as agents for this transaction and each received a commission in the amount of Cdn$150,000. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On January 30, 2006, we issued 8,764 shares of common stock with an aggregate value of Cdn$438,200 to Trident Exploration (2005) Limited Partnership II. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of, and Rule 903 of Regulation S under, the Securities Act.
      In connection with the completion of our January 5, 2006 and February 2, 2006 offerings on February 10, 2006, we issued 57,165 shares of common stock and 57,165 liquidity entitlements with an aggregate value of Cdn$2,858,250 to Ensis S.á.r.l. pursuant to pre-emptive rights under the expiring stockholders agreement. Hunter Capital LLC received a commission in the amount of Cdn$114,330 in relation to this issuance. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      In connection with the completion of our January 5, 2006 and February 2, 2006 offerings on March 9, 2006, we issued 286,800 shares of common stock and 286,800 liquidity entitlements with an aggregate value of Cdn$14,340,000 to Jennison Utility Fund pursuant to pre-emptive rights under the expiring stockholders agreement. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On March 15, 2006, we purchased substantially all of the assets of Rakhit Petroleum Consulting Ltd., through its wholly owned subsidiary, 981463 Alberta Ltd. A portion of the purchase price was paid by the issuance of 90,000 exchangeable shares in the capital of 981463 Alberta Ltd. to Rakhit Petroleum Consulting Ltd. The exchangeable shares have a deemed aggregate value of Cdn$4,500,000 and entitle Rakhit Petroleum Consulting Ltd. to have the exchangeable shares exchanged for shares of our common stock on a one for one basis. The issuance of the shares of common stock was exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act.
      In connection with the completion of our January 5, 2006 and February 2, 2006 offerings on April 18, 2006, we issued 2,769.10 shares of common stock and 2,769.10 liquidity entitlements with an aggregate value of US$121,250 to Trident Energy Opportunity, L.P. pursuant to pre-emptive rights under the expiring stockholders agreement. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.
      On April 18, 2006, we issued 8,573 shares of common stock with an aggregate value of Cdn$428,650 to Randy Neely and Trident Exploration (2005) Limited Partnership II. The issuance of the shares of common stock was exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act.
      On April 25, 2006, we issued 11,250 shares of common stock with an aggregate value of Cdn$562,500 to Sandy Murphy. The issuance of the shares of common stock was exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act.
      On May 25, 2006 we issued 100 shares of common stock with an aggregate value of Cdn$5,000 to Rhonda Gathers. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

      From January 1, 2006 to June 21, 2006, TEC issued options to purchase 507,944 shares of TEC common stock with an exercise price of Cdn$50.00 per share were granted to directors, officers and consultants under the TEC Stock Option Plan. From June 21, 2006 to July 14, 2006, TEC issued options to purchase 46,206 shares of TEC common stock with an exercise price of Cdn$53.00. The issuances of the options were exempt from registration under Rule 701 under the Securities Act.
      On February 23, 2006, we granted warrants to Gustav Eriksson, our General Counsel, pursuant to a contractual obligation to purchase 30,000 shares of our common stock upon the payment of the exercise price of Cdn$50.00 per share.
      From June 8 to July 7, 2006, we issued 614,000 shares of Series B Preferred Stock for an aggregate value of US$38,375,000 to Arbiter Partners, L.P., Paul J. Isaac, Lucas Energy Ventures II, L.P., Lucas Energy Total Return Master Fund, L.P., Lucas Energy Total Return Partners, L.P., Ashton R. Lee, US Global Investors — Global Resources Fund, Jennison Utility Fund and Jennison Natural Resources Fund, Inc.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Form of Amended and Restated Certificate of Incorporation.
3	.2*	Form of Amended and Restated Bylaws.
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1		Amended and Restated Credit Agreement, among Trident Exploration Corp. and the Toronto-Dominion Bank, dated as of December 16, 2005.
10.2		Amending Agreement, dated as of April 13, 2006, by and between Trident Exploration Corp. and The Toronto-Dominion Bank.
10.3		Second Amending Agreement, dated as of April 25, 2006, by and between Trident Exploration Corp., and The Toronto-Dominion Bank.
10.4		Amended and Restated Credit Agreement, dated as of April 25, 2006, among Trident Exploration Corp., the Subsidiaries named therein, the Lenders named therein, Credit Suisse, Toronto Branch, and Credit Suisse Securities (USA) LLC.
10.5		Credit Agreement, dated as of April 25, 2006, among Trident Resources Corp., Trident Exploration Corp. and the Other Subsidiaries named therein, the Initial Lenders named therein, Credit Suisse, Toronto Branch and Credit Suisse Securities (USA) LLC.
10.6		Warrant Agreement, dated July 8, by and among Trident Resources Corp., Trident Exploration Corp., TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P.
10	.7*	Joint Venture Agreement, dated May 31 2002, by and among Hike Resources Inc. and Omers Resources Limited and Trident Exploration Corp., amended by Amending Agreement, dated July 28, 2003 by and between Canadian Natural Resources Limited and Trident Exploration Corp.
10	.8*	Participation and Farmout Agreement, by and between Husky Oil Operations Limited and TEC.
10	.9*	Earning and Joint Operating Agreement and AMI between Nexen Petroleum Canada and Trinity Energy Corp., dated November 9, 2001, as amended (governing substantially all of Corbett AMI acreage).
10	.10*	Farm-in Agreement, by and between Pengrowth Corporation and Trident Exploration Corp.
10	.11*	Joint Venture Agreement — Swan Hills area, Alberta, by and between Anadarko Canada Corporation and Trident Exploration Corp.
10	.12*	Farm-in Agreement — Corbett Creek area, Alberta, by and between Petro-Canada Oil and Gas and Trident Exploration Corp.
10.13		Executive Employment Agreement, by and between Trident Resources Corp. and Jon Baker.
10.14		Executive Employment Agreement, by and between Trident Resources Corp. and Richard Meli.
10.15		Executive Employment Agreement, by and between Trident Exploration Corp. and Murray Rodgers.
10.16		Executive Employment Agreement, by and between Trident Exploration Corp. and E. John Koch.

Exhibit
Number		Description

10.17		Indemnification Agreement, by and between Trident Resources Corp. and Jon Baker.
10.18		Indemnification Agreement, by and between Trident Resources Corp. and Richard Meli.
10.19		Indemnification Agreement, by and between Trident Exploration Corp. and Murray Rodgers.
10.20		Indemnification Agreement, by and between Trident Resources Corp. and Charles S. McNeil.
10.21		Indemnification Agreement, by and between Trident Resources Corp. and Jason Capello.
10.22		Indemnification Agreement, by and between Trident Resources Corp. and James Heller.
10.23		Indemnification Agreement, by and between Trident Resources Corp. and Brian C. Humphrey.
10.24		Indemnification Agreement, by and between Trident Resources Corp. and Robert Puchniak.
10.25		Indemnification Agreement, by and between Trident Resources Corp. and David Bradshaw.
10.26		Indemnity Agreement, by and between Trident Exploration Corp. and E. John Koch.
10.27		Trident Exploration Corp. Stock Option Plan.
10.28		Trident Exploration Corp. Senior Executives’ Deferred Share Unit Plan.
10.29		Form of Trident Exploration Corp. Senior Executives’ Deferred Share Unit Plan Participation Election.
10.30		Asset Purchase Agreement, dated January 17, 2006, among Rakhit Petroleum Consulting Ltd., 981463 Alberta Ltd., Trident Exploration Corp., Trident Resources Corp., Kaush Rakhit and Endata Services Ltd.
10.31		Third Amended and Restated Registration Rights Agreement, dated as of January 5, 2006, among Trident Resources Corp., the stockholders of Trident Resources Corp. that are signatories thereto and the shareholders of Trident Exploration Corp. that are signatories thereto.
10.32		Registration Rights Agreement, dated as of January 5, 2006, among Trident Resources Corp., the stockholders of Trident Resources Corp. that are signatories thereto and the shareholders of Trident Exploration Corp. that are signatories thereto.
10.33		Amended and Restated Exchange Rights Agreement, dated as of June 1, 2006, among Trident Resources Corp., Trident Exploration Corp., and the shareholders and optionholders of Trident Exploration Corp. that are signatories thereto.
21.1		List of material subsidiaries.
23.1		Consent of Sproule Associates Limited.
23	.2*	Consent of Ryder Scott.
23	.3*	Consent of Schlumberger DCS.
23.4		Consent of KPMG LLP.
23	.5*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto).
24.1		Power of Attorney (included on signature pages hereto).

*	To be filed by amendment.

Item 17.	Undertakings
      The undersigned Registrant hereby undertakes:

(a) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-

tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta on July 24, 2006.

TRIDENT RESOURCES CORP.

By:	/s/ Jon Baker

Name: Jon Baker
Title: Chief Executive Officer and President
POWER OF ATTORNEY
      Each individual whose signature appears below constitutes and appoints each of Jon Baker and Richard Meli such person’s true and lawful attorney-in-fact and agent with full power of substitution and reconstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on July 24, 2006.

Signature	Title

/s/ Jon Baker Jon Baker	Chief Executive Officer, President and Director (principal executive officer)

/s/ Richard Meli Richard Meli	Executive Vice-President and Chief Financial Officer (principal financial and accounting officer)

/s/ Charles S. McNeil Charles S. McNeil	Chairman of the Board of Directors

/s/ David L. Bradshaw David L. Bradshaw	Director

/s/ Jason Capello Jason Capello	Director

/s/ James N. Heller James N. Heller	Director

Signature	Title

/s/ Brian C. Humphrey Brian C. Humphrey	Director

/s/ Robert G. Puchniak Robert G. Puchniak	Director

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Form of Amended and Restated Certificate of Incorporation.
3	.2*	Form of Amended and Restated Bylaws.
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1		Amended and Restated Credit Agreement, among Trident Exploration Corp. and the Toronto-Dominion Bank, dated as of December 16, 2005.
10.2		Amending Agreement, dated as of April 13, 2006, by and between Trident Exploration Corp. and The Toronto-Dominion Bank.
10.3		Second Amending Agreement, dated as of April 25, 2006, by and between Trident Exploration Corp., and The Toronto-Dominion Bank.
10.4		Amended and Restated Credit Agreement, dated as of April 25, 2006, among Trident Exploration Corp., the Subsidiaries named therein, the Lenders named therein, Credit Suisse, Toronto Branch, and Credit Suisse Securities (USA) LLC.
10.5		Credit Agreement, dated as of April 25, 2006, among Trident Resources Corp., Trident Exploration Corp. and the Other Subsidiaries named therein, the Initial Lenders named therein, Credit Suisse, Toronto Branch and Credit Suisse Securities (USA) LLC.
10.6		Warrant Agreement, dated July 8, by and among Trident Resources Corp., Trident Exploration Corp., TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P.
10	.7*	Joint Venture Agreement, dated May 31 2002, by and among Hike Resources Inc. and Omers Resources Limited and Trident Exploration Corp., amended by Amending Agreement, dated July 28, 2003 by and between Canadian Natural Resources Limited and Trident Exploration Corp.
10	.8*	Participation and Farmout Agreement, by and between Husky Oil Operations Limited and TEC.
10	.9*	Earning and Joint Operating Agreement and AMI between Nexen Petroleum Canada and Trinity Energy Corp., dated November 9, 2001, as amended (governing substantially all of Corbett AMI acreage).
10	.10*	Farm-in Agreement, by and between Pengrowth Corporation and Trident Exploration Corp.
10	.11*	Joint Venture Agreement — Swan Hills area, Alberta, by and between Anadarko Canada Corporation and Trident Exploration Corp.
10	.12*	Farm-in Agreement — Corbett Creek area, Alberta, by and between Petro-Canada Oil and Gas and Trident Exploration Corp.
10.13		Executive Employment Agreement, by and between Trident Resources Corp. and Jon Baker.
10.14		Executive Employment Agreement, by and between Trident Resources Corp. and Richard Meli.
10.15		Executive Employment Agreement, by and between Trident Exploration Corp. and Murray Rodgers.
10.16		Executive Employment Agreement, by and between Trident Exploration Corp. and E. John Koch.
10.17		Indemnification Agreement, by and between Trident Resources Corp. and Jon Baker.
10.18		Indemnification Agreement, by and between Trident Resources Corp. and Richard Meli.
10.19		Indemnification Agreement, by and between Trident Exploration Corp. and Murray Rodgers.
10.20		Indemnification Agreement, by and between Trident Resources Corp. and Charles S. McNeil.
10.21		Indemnification Agreement, by and between Trident Resources Corp. and Jason Capello.
10.22		Indemnification Agreement, by and between Trident Resources Corp. and James Heller.
10.23		Indemnification Agreement, by and between Trident Resources Corp. and Brian C. Humphrey.
10.24		Indemnification Agreement, by and between Trident Resources Corp. and Robert Puchniak.
10.25		Indemnification Agreement, by and between Trident Resources Corp. and David Bradshaw.
10.26		Indemnity Agreement, by and between Trident Exploration Corp. and E. John Koch.

Exhibit
Number		Description

10.27		Trident Exploration Corp. Stock Option Plan.
10.28		Trident Exploration Corp. Senior Executives’ Deferred Share Unit Plan.
10.29		Form of Trident Exploration Corp. Senior Executives’ Deferred Share Unit Plan Participation Election.
10.30		Asset Purchase Agreement, dated January 17, 2006, among Rakhit Petroleum Consulting Ltd., 981463 Alberta Ltd., Trident Exploration Corp., Trident Resources Corp., Kaush Rakhit and Endata Services Ltd.
10.31		Third Amended and Restated Registration Rights Agreement, dated as of January 5, 2006, among Trident Resources Corp., the stockholders of Trident Resources Corp. that are signatories thereto and the shareholders of Trident Exploration Corp. that are signatories thereto.
10.32		Registration Rights Agreement, dated as of January 5, 2006, among Trident Resources Corp., the stockholders of Trident Resources Corp. that are signatories thereto and the shareholders of Trident Exploration Corp. that are signatories thereto.
10.33		Amended and Restated Exchange Rights Agreement, dated as of June 1, 2006, among Trident Resources Corp., Trident Exploration Corp., and the shareholders and optionholders of Trident Exploration Corp. that are signatories thereto.
21.1		List of material subsidiaries.
23.1		Consent of Sproule Associates Limited.
23	.2*	Consent of Ryder Scott.
23	.3*	Consent of Schlumberger DCS.
23.4		Consent of KPMG LLP.
23	.5*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto).
24.1		Power of Attorney (included on signature pages hereto).

*	To be filed by amendment.